    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             BASIC U.S. REIT, INC.

        (Exact name of registrant as specified in governing instruments)

                          7850 NORTHWEST 146TH STREET
                                   SUITE 308
                              MIAMI, FLORIDA 33016
                    (Address of principal executive office)

                                  CARL MAYNARD
                                   PRESIDENT
                             BASIC U.S. REIT, INC.
                          7850 NORTHWEST 146TH STREET
                                   SUITE 308
                              MIAMI, FLORIDA 33016
                                  305-556-7162

                    (Name and address of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                             CLINTON A. STUNTEBECK
                        Schnader Harrison Segal & Lewis
                         Suite 3600, 1600 Market Street
                             Philadelphia, PA 19103
                                  215-751-2034
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                          AMOUNT BEING       OFFERING PRICE        AGGREGATE           AMOUNT OF
TITLE OF SECURITIES BEING REGISTERED       REGISTERED        PER SHARE (1)       OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value.........      2,740,000             $10.00           $27,400,000          $9,448.27

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BASIC U.S. REIT, INC.
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM S-11
                             REGISTRATION STATEMENT

ITEM NUMBER AND HEADING                                                          LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                    Factors

       4.  Determination of Offering Price......................  Plan of Distribution

       5.  Dilution.............................................                           **

       6.  Selling Security Holders.............................  Not Applicable

       7.  Plan of Distribution.................................  Outside Front Cover Page; Plan of Distribution

       8.  Use of Proceeds......................................  Prospectus Summary: Use of Proceeds

       9.  Selected Financial Data..............................  Pro Forma Selected Financial Information

      10.  Management's Discussion and Analysis of Financial
             Condition and Results of Operations................  Management's Discussion and Analysis of Pro Forma
                                                                    Results of Operations and Pro Forma Financial
                                                                    Condition

      11.  General Information as to Registrant.................  Prospectus Summary; Business; Certain Provisions of
                                                                    Maryland Law and of the Corporation's Amended and
                                                                    Restated Articles of Incorporation; Additional
                                                                    Information

      12.  Policy With Respect to Certain Activities............  Prospectus Summary; Policies With Respect to Certain
                                                                    Activities; Description of Capital of the
                                                                    Corporation; Additional Information

      13.  Investment Policies of Registrant....................  Prospectus Summary; Business; Policies With Respect
                                                                    to Certain Activities

      14.  Description of Real Estate...........................  Prospectus Summary; The Properties

      15.  Operating Data.......................................  Prospectus Summary; The Properties

      16.  Tax Treatment of Registrant and Its Security
             Holders............................................  Prospectus Summary; U.S. Federal Income Tax
                                                                    Considerations; Canadian Federal Income Tax
                                                                    Considerations

      17.  Market Price of and Dividends on the Registrant's
             Common Equity and Related Stockholder Matters......  Prospectus Summary; Risk Factors; Policies With
                                                                    Respect to Certain Activities; U.S. Federal Income
                                                                    Tax Considerations; Distribution Policy

ITEM NUMBER AND HEADING                                                          LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
      18.  Description of Registrant's Securities...............  Description of Capital of the Corporation

      19.  Legal Proceedings....................................  Legal Proceedings

      20.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Security Ownership of Certain Beneficial Owners and
                                                                    Management

      21.  Directors and Executive Officers.....................  Management

      22.  Executive Compensation...............................  Management

      23.  Certain Relationships and Related Transactions.......  Management

      24.  Selection, Management and Custody of Registrant's
             Investments Management.............................  Outside Front Cover Page of Prospectus; Prospectus
                                                                    Summary; Policies with Respect to Certain
                                                                    Activities; Management

      25.  Policies With Respect to Certain Transactions........  Conflicts of Interest; Certain Provisions of Maryland
                                                                    Law and of the Corporation's Amended and Restated
                                                                    Articles of Incorporation and Bylaws

      26.  Limitations of Liability.............................  Risk Factors; Certain Provisions of Maryland Law and
                                                                    of the Corporation's Amended and Restated Articles
                                                                    of Incorporation and Bylaws

      27.  Financial Statements and Information.................  Pro Forma Selected Financial Information; Financial
                                                                    Statements

      28.  Interests of Named Experts and Counsel...............  Experts; Legal Matters

      29.  Disclosure of Commission Position on indemnification
             of Securities Act Liabilities......................  Certain Provisions of Maryland Law and of the
                                                                    Corporation's Amended and Restated Articles of
                                                                    Incorporation and Bylaws

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 30, 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,740,000 SHARES

                             BASIC U.S. REIT, INC.

                                  COMMON STOCK
                               ------------------

    Basic U.S. REIT, Inc., a Maryland corporation (the "Corporation"), intends to qualify as a real estate investment trust ("REIT") under United States federal income tax laws. The Corporation will sell 2,740,000 shares (the "Offering") of its common stock (the "Common Stock") for $27,400,000.

    ALL REFERENCES TO DOLLAR AMOUNTS IN THIS PROSPECTUS SHALL BE TO UNITED STATES DOLLARS UNLESS OTHERWISE INDICATED.

    The Corporation has been formed to engage in the business of investing in a diversified portfolio of income-producing commercial real property throughout the United States, focusing initially on neighborhood and community shopping centers with nationally recognized anchor tenants. The Corporation intends to continue to acquire only shopping centers until the aggregate of the acquisition prices of all properties owned by the Corporation exceeds $100 million. Basic Advisors, Inc. (the "Advisor") will provide the day-to-day management for the Corporation. Basic Acquisitions, Inc., as nominee for the Corporation, has entered into acquisition agreements to purchase a community shopping center located in Chico, California and a neighborhood shopping center located in Dade County, Florida (the "Properties"). Upon closing of the Offering (the "Closing") and application of the net proceeds therefrom, the Corporation will own the Properties with an aggregate gross leasable area of approximately 358,000 square feet. The Corporation will acquire these Properties by assuming the mortgage on one property, and paying the balance of the purchase price on a cash basis and acquiring the second property by paying the purchase price on a cash basis. The Corporation intends to hold the Properties for an indefinite length of time. See "Prospectus Summary."

    All of the shares of Common Stock of the Corporation offered hereby are being offered by the Corporation. Prior to this Offering, there has been no public trading market for the Common Stock. It is a condition to the closing of the Offering that the Common Stock be listed on a United States Stock Exchange which is a "prescribed stock exchange" for the purposes of the Income Tax Act (Canada), and which is either registered under the Securities Exchange Act of 1934, as amended or is listed on an "over-the-counter market" within the meaning of applicable United States federal income tax regulations, and that the Properties be acquired contemporaneously with the completion of this Offering. The Corporation's Articles of Amendment and Restatement (the "Amended and Restated Articles of Incorporation") limit the number of shares of Common Stock that may be owned by any single person or affiliated group to 9.5% of the lesser of the aggregate number or value of the outstanding shares of Common Stock. See "Description of Capital of the Corporation--Excess Stock--Restrictions on Transfer." The minimum required purchase of Common Stock is 250 shares ($2,500).

    This Offering involves certain risks, including:

    - Lack of prior market for the Common Stock and effect of interest rates on the price of the Common Stock.

    - The Corporation has limited diversification.

    - The Corporation has no operating history.

    - The Advisor will receive fees based upon a fixed percentage of assets of the Corporation. See "Management--The Advisor." Such compensation will be payable to the Advisor regardless of Corporation profitability.

    - Market risks associated with investments in real estate, including the potential for a decrease in the value of the Properties and adverse changes to the financial status of tenants.

    - The Advisor and various entities related to it will be subject to various conflicts of interest with the Corporation.

    - Adverse tax consequences of failure to qualify as a REIT under the U.S. Internal Revenue Code.

    - Potential amendment to tax legislation or the Canada-U.S. Income Tax Convention, as amended by a revised protocol entered into force November 9, 1995.

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A COMPLETE DISCUSSION OF CERTAIN MATERIAL FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                  PRICE TO THE            AGENTS'          PROCEEDS TO THE
                                                                   PUBLIC (1)         COMMISSIONS (2)      CORPORATION (3)
Per Share....................................................          $10                 $.75                 $9.25
Total........................................................      $27,400,000          $2,055,000           $25,345,000

(1) The price of the Common Stock was determined by negotiation between the Corporation and the Agents.

(2) The Corporation has agreed to indemnify the Agents against certain liabilities. See "Plan of Distribution."

(3) Before deducting estimated expenses of $440,000 payable by the Corporation, including the Agents' expense allowance not to exceed $175,000 (CDN).
                         ------------------------------

    The Common Stock is being offered conditionally, on a best efforts basis, in the provinces of Ontario, British Columbia and Alberta, Canada by Porthmeor Securities Inc., Octagon Capital Canada Corporation and First Marathon Securities Limited (the "Agents"), as agents of the Corporation subject to prior sale, when, if and as issued by the Corporation in accordance with the Agency Agreement referred to under "Plan of Distribution," and subject to approval of certain legal matters on behalf of the Corporation by Chaiton & Chaiton, Barristers and Solicitors, Toronto, and Schnader Harrison Segal & Lewis, Philadelphia, and as to Canadian taxation matters by Smith Lyons, Barristers and Solicitors, and subject to approval of certain legal matters on behalf of the Agents by Fogler, Rubinoff, Barristers & Solicitors, Toronto and Skadden, Arps, Slate, Meagher and Flom, New York and Toronto.

    Subscriptions will be received subject to rejection or allotment, in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of this Offering will occur on January 3, 1997 or on another date acceptable to the Corporation and the Agents, but not later than January 31, 1997. The Closing of this Offering of Common Stock is subject to certain conditions precedent. See "Prospectus Summary."
                         ------------------------------

PORTHMEOR SECURITIES INC.                     OCTAGON CAPITAL CANADA CORPORATION

                       FIRST MARATHON SECURITIES LIMITED

               The date of this Prospectus is            , 1996.

                        INSIDE FRONT COVER OF PROSPECTUS

The inside front cover of the prospectus contains a graphical depiction of the lease expiration summary for the Properties on an aggregate basis and three photographical depictions of the Gardens Square shopping center showing the entrance to the center including its parking lot and two views of the pedestrian walkways and tenant storefronts.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            NO.
                                                                            ----
PROSPECTUS SUMMARY........................................................     6

RISK FACTORS..............................................................    12

  General Risks...........................................................    12

  General Real Estate Investment Risks....................................    13

  Risk of Leverage and Default............................................    15

  Potential Borrowings to Make Distributions to Qualify as a REIT.........    16

  Joint Venture Investments--Risks of Conflicting Interests and Impasse...    16

  U.S. Federal Income Tax Risks...........................................    16

  Limitations on Changes in Control.......................................    17

  Responsibilities of Directors and Advisor--Possible Inadequacy of
    Remedies..............................................................    18

  Advisor May Purchase Shares.............................................    18

  Dilution................................................................    19

  Benefits from Formation of Corporation and the Offering.................    19

  Compensation To Affiliates..............................................    19

  Conflicts of Interest...................................................    19

  Restrictions on Transfer and Limitation on Ownership of Common Stock....    20

  Shares of Common Stock Available for Future Sale........................    20

  No Prior Market for Common Stock........................................    20

  Effect of Market Interest Rates on Price of Common Stock................    20

  Enforcing Rights Against Foreign Corporation, Directors and Officers....    21

USE OF PROCEEDS...........................................................    21

CAPITALIZATION............................................................    22

PRO FORMA SELECTED FINANCIAL INFORMATION..................................    23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE PRO FORMA RESULTS OF
  OPERATIONS AND PRO FORMA FINANCIAL CONDITION............................    31

BUSINESS..................................................................    34

  The Corporation.........................................................    34

  Investment Objectives...................................................    34

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...............................    35

  Investment Policies.....................................................    35

  Investment Restrictions.................................................    36

  Financing Policies......................................................    37

THE PROPERTIES............................................................    37

  Chico Crossroads Center.................................................    38

  Description of Property.................................................    39

  Key Factors in Corporation's Decision to Acquire........................    42

                                                                            PAGE
                                                                            NO.
                                                                            ----
  Chico, California.......................................................    42

  Gardens Square..........................................................    43

  Description of Property.................................................    44

  Key Factors in Corporation's Decision to Acquire........................    46

  Dade County, Florida....................................................    47

MANAGEMENT................................................................    48

  Directors and Executive Officers of the Corporation.....................    48

  Compensation............................................................    50

  Stock Option Plan.......................................................    50

  The Promoters...........................................................    50

  The Advisor.............................................................    51

  Term of the Advisory Agreement..........................................    52

  Fees and Expenses.......................................................    53

  Other Activities........................................................    54

  Property Management and Other Services..................................    55

  Directors and Executive Officers of the Advisor.........................    55

  Interest of Management and Others in Material Transactions..............    55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............    56

LEGAL PROCEEDINGS.........................................................    57

DESCRIPTION OF CAPITAL OF THE CORPORATION.................................    57

  General.................................................................    57

  Common Stock............................................................    57

  Preferred Stock.........................................................    58

  Power to Issue Additional Common Stock and Preferred Stock..............    58

  Excess Stock--Restrictions on Transfer..................................    58

  Dividend Reinvestment Program...........................................    60

  Transfer Agent and Registrar............................................    61

CERTAIN PROVISIONS OF MARYLAND LAW AND THE CORPORATION'S AMENDED AND
  RESTATED ARTICLES OF INCORPORATION AND BYLAWS...........................    61

  Number of Directors.....................................................    61

  Business Combinations...................................................    61

  Control Share Acquisitions..............................................    62

  Amendment to the Amended and Restated Articles of Incorporation.........    62

  Dissolution of the Corporation..........................................    62

  Advance Notice of Directors Nominations and New Business................    62

  Meetings of Stockholders................................................    62

  Limitation of Liability and Indemnification.............................    63

                                                                            PAGE
                                                                            NO.
                                                                            ----
  SEC Position on Indemnification.........................................    64

  Insurance...............................................................    64

U.S. FEDERAL INCOME TAX CONSIDERATIONS....................................    64

  General.................................................................    64

  Taxation of the Corporation.............................................    65

  Investments Through Partnerships........................................    68

  Taxation of Non-U.S. Stockholders.......................................    69

  Taxation of U.S. Stockholders...........................................    73

  Other Tax Consequences..................................................    74

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS................................    74

  Taxation of Dividends...................................................    75

  Dispositions............................................................    75

  Qualification for Investment............................................    76

DISTRIBUTION POLICY.......................................................    76

PLAN OF DISTRIBUTION......................................................    76

EXPERTS...................................................................    77

LEGAL MATTERS.............................................................    77

ADDITIONAL INFORMATION....................................................    77

GLOSSARY..................................................................    78

INDEX TO FINANCIAL STATEMENTS.............................................   F-1

                               PROSPECTUS SUMMARY

    This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Certain terms used in this Prospectus are defined in the Glossary.

    ALL REFERENCES TO DOLLAR AMOUNTS IN THIS PROSPECTUS SHALL BE TO UNITED STATES DOLLARS UNLESS OTHERWISE INDICATED.

OFFERING:              2,740,000 shares of Common Stock
PRICE:                 $10.00 per share of Common Stock
MINIMUM SUBSCRIPTION:  $2,500 (250 shares of Common Stock)

    THE CORPORATION: Basic U.S. REIT, Inc. is a corporation incorporated under the laws of the State of Maryland for the purposes of making equity investments in income-producing commercial real property in the United States. An objective of the Corporation is to provide investors with a favorable yield on their investment in Common Stock. The Corporation intends to qualify as a real estate investment trust ("REIT") for the purposes of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (see "U.S. Federal Income Tax Considerations"). The executive office of the Corporation is at 7850 Northwest 146th Street, Suite 308, Miami, Florida 33106, telephone number 305-556-7162.

    PROMOTERS: Basic Capital Funds, an Ontario limited partnership, and Maynard Rich/Abraham Inc., a Florida corporation, have taken the initiative in structuring this Offering and may therefore be viewed as the promoters. The sole director and officer of Basic Capital Funds Inc., the general partner of Basic Capital Funds, is Ronald L. Bernbaum. Maynard Rich/Abraham Inc. is controlled by Carl Maynard and Richard Schwartz.

    INVESTMENT OBJECTIVES: The Corporation intends to make equity investments in income-producing commercial real property. The Corporation's objectives in acquiring properties are:

    a)  to own and operate such real property;

    b)  to generate income for distribution;

    c) to preserve and increase the Corporation's equity through appreciation of the value of its assets; and

    d) to increase the Corporation's equity through amortization of mortgage financing.

    The Corporation will initially implement these objectives by purchasing neighborhood and community shopping centers. The Corporation intends to continually enhance returns through an ongoing acquisition program designed to provide economies of scale and to reduce risk through geographic and property diversification. The Corporation also intends to manage its portfolio to maintain and over time enhance the value of its properties.

    INVESTMENT POLICIES AND RESTRICTIONS: The bylaws of the Corporation contain certain restrictions on the investments of the Corporation, which may only be amended with the majority approval of the Board of Directors of the Corporation, such majority to include a majority of the independent directors, and by the majority of the votes cast at a meeting of holders of the Common Stock of the Corporation. The Advisory Agreement contains certain general investment policies which are guidelines for the Advisor in presenting investment prospects for the Corporation. Such investment policies may be amended from time to time by the majority approval of the Board of Directors of the Corporation, such majority to include a majority of independent directors. Initially, the Corporation intends to acquire income producing shopping centers anchored by national retailers, dominant regional retailers or other quality creditworthy anchor tenants (see "Business--Investment Objectives" and "Policies With Respect to Certain Activities").

    USE OF PROCEEDS: The Corporation will use the net proceeds of this Offering, after deducting Agents' commissions and expenses of this Offering, to acquire the Properties on Closing (including the repayment of deposits advanced by the Promoters or the Advisor and the payment of acquisition costs), to pay mortgage assumption and financing fees, acquisition fees (in the amount of $455,438) to the Advisor, and for working capital. The following table sets forth an allocation of the use of net proceeds. The principal amount of the mortgage and the acquisition expenses are estimated and any increase or reduction will result in an increase or reduction in the proceeds available for working capital. Until required, proceeds allocated to working capital will be invested by the Corporation in Authorized Investments.

                                                                                    ESTIMATED
                                                                                   ACQUISITION
                                                                                    FEES AND
PROPERTIES                                           PURCHASE PRICE   MORTGAGE      EXPENSES      USE OF PROCEEDS
---------------------------------------------------  --------------  ----------  ---------------  ---------------
Chico Crossroads Center............................   $ 20,912,500       --        $   420,000     $  21,332,500
Gardens Square.....................................      9,450,000    6,710,000        216,000         2,956,000
Estimated Mortgage Assumption and Financing Fees...                                                       68,000
Working Capital....................................                                                      548,500
                                                                                                  ---------------
  NET PROCEEDS.....................................                                                $  24,905,000
                                                                                                  ---------------
                                                                                                  ---------------

    PROPERTIES: Basic Acquisitions, Inc. (the "Nominee"), a corporation controlled by the Advisor, as nominee for the Corporation, has entered into agreements to acquire interests in real property which will be assigned to the Corporation prior to the Closing for nominal consideration. Upon assignment, the Corporation shall reimburse the Nominee for all deposits paid under the acquisition agreement assigned.

    a) The Nominee has entered into an agreement with Chico Crossroads Center, Ltd., a California limited partnership, to acquire the Chico Crossroads Center, an approximately 267,000 square foot shopping center in northern California, between Sacramento and Redding for the purchase price of $20,912,500. The Corporation will pay the purchase price in cash. The center has five anchor tenants who have signed long term leases which expire in the years 2008 to 2014, accounting for approximately 85% of the gross leasable area of the center. These anchors are Home Base, Office Depot, Food 4 Less, Circuit City and Barnes & Noble. In addition to these anchor tenants, the center has national tenants who account for an additional 11.5% of the gross leasable area of the center including Hometown Buffet, Blockbuster Video, Petco, Nevada Bob's Golf, Play It Again Sports and Avco Financial. Chico Crossroads Center is approximately 99% leased as of the date of this Prospectus.

    b) The Nominee has entered into an agreement with Miami Gardens Associates, a New Jersey general partnership, to acquire Gardens Square, an approximately 90,000 square foot shopping center located in Dade County, Florida, for the purchase price of $9,450,000. The purchase price will be paid by the assumption of a mortgage in the principal amount of approximately $6,710,000 with the balance in cash. The mortgage bears interest at the rate of 7.94% per annum and is due on December 21, 2002 with payments based upon a 25 year amortization. The anchor tenants are Publix Super Markets, Inc. and Eckerd Drug Store who account for approximately 57% of the gross leasable area of the center. Gardens Square is approximately 96% leased as of the date of this Prospectus.

    TAX STATUS: The Corporation will elect to be taxed as a real estate investment trust ("REIT") under Sections 856 through 859 of the Code, commencing with the taxable year ending December 31, 1997. As a REIT, the Corporation generally will not be subject to federal income tax at the corporate level to the extent it annually distributes its net income and capital gains to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation may be subject to U.S. Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Corporation qualifies for taxation as a REIT, the Corporation may still be subject to certain state and local taxes on its income and property and federal income and excise tax on its undistributed income. It is the intention of the Corporation not to conduct business in any state in which the income tax treatment of a REIT, does not conform to the U.S. Federal income tax treatment of a REIT. Once listed on a stock exchange that is a "prescribed stock exchange" for the purposes of the INCOME TAX ACT (Canada), the Common Stock will be qualified investments for Registered Retirement Savings Plans, Registered Retirement Income Funds and Deferred Profit Sharing Plans. However, the Common Stock will be considered to be foreign property for such plans and for other taxpayers subject to the foreign property limitations in Part XI of the INCOME TAX ACT (Canada). The closing of this Offering is conditional upon the Corporation listing the Common Stock for trading on a United States Stock Exchange that is a "prescribed stock exchange" for the purposes of the INCOME TAX ACT (Canada) and which is either registered under the Securities Exchange Act of 1934 or is listed on an "over-the-counter market" within the meaning of applicable United States Federal income tax regulations. See "Canadian Federal Income Tax Considerations," "U.S. Federal Income Tax Considerations" and "Risk Factors."

    DISTRIBUTIONS: The Corporation intends to pay regular quarterly dividends to its stockholders and more frequently if the Board of Directors of the Corporation so determines. To qualify as a REIT, the Corporation generally must distribute at least 95% of its REIT taxable income (as defined in the Code) each year, even if such amount is in excess of cash flow. Unless the Board of Directors otherwise decides, the Corporation intends to distribute a minimum of 100% of its taxable income. The Corporation intends to implement a dividend reinvestment program under which its stockholders may elect automatically to reinvest their dividends in additional shares of Common Stock.

    ADVISOR: Basic Advisors, Inc., a corporation incorporated under the laws of the State of Delaware, will be the advisor of the Corporation pursuant to the Advisory Agreement. The Advisor will act as investment advisor to the Corporation with respect to real property investments and will provide or arrange for the provision of research, accounting, transfer agency and management services. The Advisor is entitled to the following fees under the Advisory Agreement:

    a)  an asset management fee:

           an annual fee based upon the aggregate of the net proceeds received by the Corporation for its issued and outstanding shares after the payment of any commission and direct expenses paid by the Corporation for the issuance of such shares ("Share Capital") payable monthly and calculated at the following rates:

SHARE CAPITAL                                                         RATE
-----------------------------------------------------------------  -----------
Up to $35 million................................................       1.50%
On the amount over $35 million and up to $125 million............       1.25%
On the amount over $125 million and up to $200 million...........       1.00%
On the amount in excess of of $200 million.......................       0.75%

           Each of the foregoing annual rates is applicable to the portion of the Share Capital which falls within the rate attributable to such capital. Assuming the Offering closes on or about January 1997, the annual fee payable under the Advisory Agreement for the year ending December 31, 1997 will be approximately $374,000 if no other shares are issued through December 31, 1997;

    b)  an acquisition fee:

           a fee of 1.5% of the cost of any real property payable upon the purchase of any real property;

    c)  a disposition fee:

           a fee of 0.25% of the sale proceeds from the disposition of any real property payable upon the disposition of such real property; and

    d)  a financing fee:

           a fee of 0.25% of the principal amount of any financing or refinancing arranged, renewed, extended or increased in respect of any real property payable upon completion of such financing or refinancing.

    If and to the extent that the Advisor or any person affiliated with the Advisor provides services to the Corporation in addition to those specifically required under the Advisory Agreement, such services will be compensated separately on the basis of industry standard rates for comparable services and activities.

    The outstanding and issued stock of the Advisor are owned directly or indirectly 75% by Knightsbridge Financial Services, Ltd. ("Knightsbridge"), an affiliate of Basic Capital Funds, an Ontario limited partnership, of which Ronald L. Bernbaum is the sole director and President of the corporate general partner; 12.5% by Carl Maynard; and 12.5% by Richard Schwartz. Knightsbridge is an investment holding company with the same beneficial owners as Basic Capital Funds.

    Basic Capital Funds and Maynard Rich/Abraham Inc., a Florida corporation, are the promoters of this Offering. Basic Capital Funds in its capacity as principal or promotor, identifies, structures and funds capital projects and start-up companies and has been responsible for the funding, acquisition and management of over $100 million of real estate assets and the funding of $150 million of software development and numerous software companies. Its staff of chartered accountants and lawyers have considerable expertise and experience in tax, real estate, intellectual property, securities and corporate commercial transactions. Since 1988, Maynard Rich/Abraham, Inc. and its affiliate companies, Maynard Rich Management Corp., a California corporation, and Maynard Rich Properties Corp., a Florida corporation (Maynard Rich/Abraham Inc., Maynard Rich Management Corp. and Maynard Rich Properties Corp. are collectively hereinafter referred to as "The Maynard Rich Companies"), have performed various real estate services for foreign and domestic institutional and individual investors including initiating mortgage debt financing for shopping centers, office buildings and net leased properties, performing workout services for both retail and residential properties, representing owners in bankruptcy proceedings, managing portfolios totaling in excess of $100 million in value and engaging in real estate brokerage transactions totaling in excess of $150 million in value. See "Management--The Promoters, the Advisor, Term of Advisory Agreement and Fees and Expenses."

    U.S. REIT STATUS: The Code sets out specific organizational, investment, income and distribution requirements in order for an entity to qualify as a REIT. In general:

ORGANIZATIONAL

    - The REIT must be a corporation, business trust or association which would otherwise be taxable as a corporation.

    - The REIT must be managed by a board of trustees or directors.

    - The REIT's shares must be transferable.

    - There must be at least 100 beneficial stockholders during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

    - Not more than 50% of the shares may be held directly or indirectly by any group of five or fewer individuals during the last half of the REIT's taxable year.

    - The REIT must have a taxable year which is a calendar year.

INVESTMENT

    - The REIT must invest at least 75% of the value of its total assets in real estate assets (including mortgages and shares in other REITs), cash and government securities. For purposes of this test, a REIT is treated as holding directly a proportionate share of any real estate assets of a partnership in which it holds an interest.

    - The REIT must not own more than 10% of the outstanding voting shares of any one issuer (other than a qualified REIT subsidiary).

    - Not more than 25% of the value of the REIT's total assets may be invested in securities and no more than 5% of the value of its total assets may consist of securities of one issuer (other than certain government securities and stock of a qualified REIT subsidiary).

INCOME

    - The REIT must derive at least 75% of its gross income from rents from real property, interest on obligations secured by mortgages on real property, gains from the sale of real property, dividends or gains from investments in other qualified REITs, abatements and refunds of property taxes and mortgage or purchase commitment fees ("The 75% Income Test").

    - The REIT must derive at least 95% of its gross income from sources qualifying under The 75% Income Test, gains from sales of securities, dividends and interest.

    - The REIT must derive less than 30% of its gross income from the sale or disposition of securities held for less than one year, from the sale of property in a prohibited transaction, or from the sale of real property held for less than four years.

DISTRIBUTION

    - The REIT must distribute at least 95% of REIT taxable income annually, excluding net capital gains.

    The Corporation must file with its U.S. tax return an election to be treated as a REIT for tax purposes and comply with the foregoing qualification requirements.

    CROSS BORDER TAX TREATMENT: The Corporation has been structured with a view to minimizing the U.S. and Canadian taxes that will be payable on the income of the Corporation, distributions made to Canadian holders of Common Stock, and any gains realized by Canadian holders on the disposition of Common Stock. The use of a corporation that qualifies as a REIT for U.S. tax purposes should substantially eliminate U.S. tax at the corporate level. In addition, investors who are resident in Canada for the purposes of the Canada--U.S. Income Tax Convention (the "Treaty"), as amended by a revised protocol that entered into force November 9, 1995 (the "Protocol") may benefit from the reduction or elimination of U.S. tax on distributions from the Corporation and, in appropriate circumstances, will not be taxed in the U.S. on gains realized on the disposition of Common Stock. See "U.S. Federal Income Tax Considerations."

    PRO FORMA SELECTED FINANCIAL INFORMATION: The following table sets forth pro forma selected financial information of the Corporation and should be read in conjunction with the audited and unaudited statements of Revenue and Certain Expenses for the year ended December 31, 1995 and the six months ended June 30, 1996 and 1995, respectively, for Chico Crossroads Center, Ltd. and Miami Gardens

Associates and the notes thereto, and of the unaudited pro forma financial information of the Corporation contained herein. The following pro forma selected financial information is based on the unaudited pro forma statements of income for the six months ended June 30, 1996 and for the year ended December 31, 1995 respectively, and the unaudited pro forma balance sheet as of June 30, 1996 giving effect to the adjustments referred to in the notes to the unaudited pro forma statements of income and balance sheet. The data for the six months ended June 30, 1996 includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period. See "Management's Discussion and Analysis of the Pro Forma Results of Operations and Pro Forma Financial Condition."

    The pro forma financial data has been prepared giving effect to the acquisition of the Properties, the assumption of the mortgage secured by the Gardens Square property and the issuance of common stock as described elsewhere in this Prospectus (see Note 1 to the pro forma financial data).

                                                                                  SIX MONTHS
                                                                                  ENDED JUNE       YEAR ENDED
                                                                                   30, 1996     DECEMBER 31, 1995
                                                                                 -------------  -----------------
                                                                                           (UNAUDITED)
PRO FORMA OPERATING DATA
  Rental Income (excluding operating expense reimbursement)....................  $   1,525,432    $   2,928,727
  Pro Forma Net Income
    U.S. GAAP..................................................................        536,164          930,764
    CDN GAAP...................................................................        725,694        1,309,829
  Pro Forma Funds From Operations (1)..........................................        859,888        1,578,212
  Pro Forma Net Income Per Share (2)...........................................
    U.S. GAAP..................................................................           $.20             $.34
    CDN GAAP...................................................................           $.26             $.48
PRO FORMA BALANCE SHEET DATA
  Rental Properties............................................................  $  30,998,500
  Total Debt...................................................................      6,710,000
  Stockholders' Equity.........................................................     24,906,000

------------------------

(1) Industry analysts generally consider funds from operations to be an appropriate measure of the performance of an equity REIT. Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property plus amortization of real estate assets. Amortization of deferred financing costs and amortization of non real estate assets are not added back to net income to arrive at funds from operations. Funds from operations should not be considered as an alternative to net income as a measure of profitability nor is it comparable to cash flow provided by operating activities determined in accordance with generally accepted accounting principles.

(2) The Pro Forma Net Income Per Share calculation assumes that no additional Common Stock was issued during the periods under the Corporation's intended dividend reinvestment plan or by the exercise of options to purchase 20,000 shares of Common Stock of the Corporation by Mr. Bernbaum or the exercise of options to purchase 10,000 shares of Common Stock by each of Messrs. Maynard, Thrall, Witterick, Peterson, Schwartz, McCrae, Kwinta and Dickerson. "See Management--Stock Option Plan."

                                  RISK FACTORS

    This Prospectus contains forward looking statements which involve risks and uncertainties. The Corporation's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Stock in the Offering.

GENERAL RISKS

    LACK OF OPERATING HISTORY--Neither the Corporation nor the Advisor has any operating history. Except for the Properties the Corporation indicates it intends to acquire and describes in this Prospectus or in a supplement to this Prospectus, purchasers of Common Stock will not have an opportunity to evaluate the terms of any future transaction or the relevant economic or financial data affecting the future investments to be acquired by the Corporation. Moreover, the ability of the Corporation to accomplish its stated objectives and the timing of the receipt by stockholders of dividends are dependent upon the success and timing of management's acquisition of investments for the Corporation. There can be no assurance that the Properties will increase in value, or that income-producing properties will be available or can be acquired on economically attractive terms.

    DEPENDENCE ON TENANTS--The financial failure of a tenant could result in the termination of its lease which, in turn, might cause a reduction of the cash flow of the Corporation and/or decrease the value of the applicable property. If a tenant defaults on its lease payments, the Corporation would lose the net cash flow from such tenant, but might be able to use cash generated from other properties to meet the mortgage payments, if any, on the applicable property in order to prevent a foreclosure. If a lease is terminated, there can be no assurance that the Corporation will be able to re-lease the property (or portion thereof) for the rent previously received or sell the property without incurring a loss. The Corporation could also experience delays in enforcing its rights against tenants.

    The financial failure of a tenant could cause the tenant to become the subject of bankruptcy proceedings. Under bankruptcy law, a tenant has the option of continuing or terminating any unexpired lease. If the tenant terminates the lease, the Corporation's claim for damages resulting from the termination (absent collateral securing the claim) would be treated as a general unsecured claim. The amount of that claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the termination, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three year's lease payments).

    INVESTMENT COMPANY ACT OF 1940--The Board of Directors intends to conduct the operations of the Corporation so that it will not be subject to regulation under the Investment Company Act of 1940, as amended. As a result, the Corporation may have to forego certain investments which could produce a more favorable return to the Corporation. If the Corporation fails to qualify for an exemption from registration as an investment company, it will be subject to numerous restrictions under the Investment Company Act. A failure to qualify for an exemption under the Investment Company Act could have a material adverse affect on the Corporation and its stockholders.

    RELIANCE ON MANAGEMENT--Stockholders will not have any active participation in the management of the Corporation or the investment of the proceeds of this Offering; rather, they must rely on the management and acquisition expertise provided by the Board of Directors of the Corporation and by the Advisor. Thus, no person should purchase any of the Common Stock offered hereby unless he is willing to entrust all aspects of the management of the Corporation to the Board of Directors and the Advisor.

    POSSIBLE CHANGES IN INVESTMENT OBJECTIVES AND POLICIES--Subject to limited restrictions in the Corporation's bylaws, the Amended and Restated Articles of Incorporation and applicable law, the Board of

Directors has significant discretion to modify the investment objectives and policies of the Corporation, as stated in this Prospectus. The exercise of such discretion could result in the Corporation adopting new investment objectives and policies which differ materially from those described in this Prospectus.

    FOREIGN INVESTMENT--An investment in the Common Stock by a non-U.S. investor will be subject to the risks associated with carrying on business in a foreign country, including the possibility of future changes in foreign control legislation, possible limitations on the amount of foreign currency that can be taken out of the country, possible currency exchange rate fluctuations or devaluations, possible changes in tax and rental laws and regulations, the possible expropriation of private property, war, riot, insurrection and acts of terrorism.

GENERAL REAL ESTATE INVESTMENT RISKS

    Real property investments are subject to varying degrees of risk. Real estate values and the income generated from real estate investments may be affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of or a reduction in demand for certain types of real property in an area), the quality and philosophy of management, competition from other available space, the ability of the owner to provide adequate maintenance and insurance, and variable operating costs (including real estate taxes). Real estate values and the income from real properties are also affected by such factors as the costs associated with government regulations, interest rate levels, the availability of financing and potential liability under and changes in environmental and other laws. Since substantially all of the Corporation's income will be derived from rental income from real property, the Corporation's income would be adversely affected if the Corporation's tenants were unable to meet their obligations to the Corporation, or if the Corporation were unable to lease on economically favorable terms a significant amount of space in its properties. In the event of default by a tenant, the Corporation may experience delays in enforcing, and incur substantial costs to enforce, its rights as landlord. In addition, certain significant expenditures associated with ownership of real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

    Upon the expiration of leases, such leases may not be renewed, the space not relet or the terms of renewal or reletting (including rental rates, the costs of leasing commissions, required renovations or concessions to tenants) may be less favorable than current lease terms. If any or all of these events occur, the Corporation's cash flow from operations and ability to make expected distributions to stockholders could be adversely affected. The Corporation's cash flow from operations also would be adversely affected if tenants leasing a significant amount of space fail to pay rent if for any other reason, such rents could not be collected. Moreover, to the extent a tenant defaults on a lease, the Corporation may experience delays and costs in enforcing its rights as landlord. Further, the Corporation may be adversely affected by various facts and events over which the Corporation will have no control, such as a change in the demand in the markets in which the properties are located, the possible unavailability of prospective tenants and the possibility of economic or physical decline of the areas in which the properties are located or physical damage to the properties that would make them less attractive to tenants.

    OPERATING RISKS--The Properties will be subject to all operating risks common to shopping centers. Such risks include: competition from other shopping centers; excessive building of comparable properties or increases in unemployment in the areas in which the properties are located, either of which might adversely affect occupancy and/or rental rates; increases in operating costs due to inflation, increases in property taxes, increases in casualty insurance premiums and other factors, which increases may not necessarily be offset by increased rents; inability or unwillingness of lessees to pay rent increases; and future enactment of laws regulating public places, including present and possible future laws relating to access by disabled persons. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurred, the Corporation's ability to make distributions to holders of the Common Stock could be adversely affected.

    SIZE/LACK OF DIVERSITY OF INITIAL PORTFOLIO--At the conclusion of this Offering, the Corporation will have only the two Properties in its portfolio. Consequently, any event which negatively effects either of the Properties may have a negative impact on the Corporation and may adversely affect its ability to make distributions to holders of the Common Stock.

    ILLIQUIDITY OF REAL ESTATE--Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the Corporation to react promptly in response to changes in economic or other conditions. Further, the Code places limits on a REIT's ability to sell properties held for fewer than four years, which may affect the Corporation's ability to sell properties without adversely affecting returns to holders of the Common Stock. The Corporation intends to hold its properties as long-term investments and does not have any present intent to sell any of the Properties.

    EFFECT OF UNINSURED LOSS ON PERFORMANCE--The Corporation will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars, earthquakes, floods or windstorms, including without limitation, hurricanes) which may be either uninsurable or insurable only at costs which are not economically justifiable. Should an uninsured loss occur, the Corporation could lose both its invested capital in, and anticipated profits from, the property and would continue to be obligated to repay any recourse mortgage indebtedness on the property.

    RISKS OF ACQUISITION ACTIVITIES--The Corporation intends to pursue acquisitions of additional shopping centers. Acquisitions of additional properties and development activities entail risks that investments will fail to perform in accordance with expectations, as well as general risks associated with any new real estate investment. In addition, the fact that the Corporation must distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit its ability to rely upon lease income from the Properties to finance acquisitions.

    The Corporation anticipates that future acquisitions will be financed, in whole or in part, through equity issues and forms of secured or unsecured debt financing. Such financing may be available only on disadvantageous terms, if at all. If financing is not available on acceptable terms for new acquisitions, further acquisitions might be curtailed, cash available for distribution might be adversely affected and foreclosures on acquired properties could occur. Further, if any particular property is not successful, the Corporation's losses could exceed its investment in the property.

    COMPETITION--There are numerous developers and real estate companies that compete with the Corporation in seeking properties for acquisition and tenants for properties. The Corporation may be adversely affected by the fact that the availability of high quality properties for acquisition may diminish within the Corporation's markets and elsewhere. There can be no assurance that the Corporation will continue to acquire properties. In connection with the making of investments, the Corporation may experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, limited partnerships, other REITs and other entities with objectives similar to those of the Corporation and which may have greater financial resources or experience. An increase in the availability of funds for real estate investment may increase competition in the making of investments and may reduce the yields available to the Corporation.

    POSSIBLE ENVIRONMENTAL LIABILITIES--Under various U.S. Federal, state and local laws, ordinances and regulations relating to the protection of the environment (collectively, "Environmental Laws"), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of certain hazardous or toxic substances disposed, stored, released, generated, manufactured or discharged from, on, at, onto, under or in such property. Environmental Laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances. In addition, the presence of any such substances or the failure to properly remediate such substances when present, released or discharged, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner or operator therefor as to any property is generally not limited under such Environmental Laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition to any action required by federal, state or local authorities, the presence of hazardous or toxic substances on any of the properties of the Corporation, or on any properties acquired hereafter, could result in plaintiffs bringing claims for personal injury or other causes of action. In connection with the ownership and operation of the properties of the Corporation, and on any properties acquired hereafter, the Corporation may be potentially liable for remediation, release or injury. Further, various Environmental Laws impose on owners or operators the requirement of on-going compliance with rules and regulations regarding business-related activities that may affect the environment. Failure to comply with such requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties and fines in addition to the costs required to attain compliance.

    The Properties have been the subject of Phase I Environmental Assessments ("Phase I Assessments"). The Phase I Assessments did not reveal, nor is the Corporation aware of, any noncompliance with Environmental Laws, environmental liability or other environmental claim that the Corporation believes would likely have a material adverse affect on the Corporation's financial condition or results of operations. No assurance can be given that the Phase I Assessments revealed all potential environmental liabilities, that no prior owner or operator created any material adverse environmental condition not known to the Corporation or that no environmental liabilities have developed since the Phase I Assessments were prepared.

    AMERICANS WITH DISABILITIES ACT--The Properties and any additional acquisitions must comply with Title III of the Americans with Disabilities Act of 1990, as amended (the "ADA"). Compliance with ADA requirements could require removal of structural, architectural or communication barriers to disabled access and utilization in certain public areas of the Corporation's properties. Noncompliance could result in injunctive relief, imposition of fines or an award of damages to private litigants. The Corporation has not been notified by any regulatory authority of any noncompliance, claim or liability under the ADA or applicable state laws, nor has the Corporation been notified of any claim by a private litigant in connection with conditions at the Properties. The Corporation is not aware of any failure to comply with the ADA or applicable state law with respect to any of the Properties that management believes would have a material adverse effect on the Corporation's financial condition or results of operations. If changes are required to bring any of the Properties into compliance with the ADA, the Corporation's ability to make expected distributions could be adversely affected. The Corporation believes that its competitors face similar costs to comply with the requirements of the ADA.

RISK OF LEVERAGE AND DEFAULT

    The Corporation will be subject to the risks normally associated with debt financing, including the risk that the Corporation's funds from operations will be insufficient to meet required payments of principal and interest, the risk that the Corporation will not be able to pay or refinance indebtedness on the Properties or that the terms of a refinancing will not be as favorable as the terms of existing indebtedness.

    If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, the Corporation's interest expense would increase, which would adversely affect the Corporation's funds from operations and its ability to make distributions to holders of the Common Stock. In addition, in the event the Corporation was unable to secure refinancing of such indebtedness on acceptable terms, the Corporation might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Corporation and might adversely affect the Corporation's funds from operations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Corporation is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Corporation.

POTENTIAL BORROWINGS TO MAKE DISTRIBUTIONS TO QUALIFY AS A REIT

    In order to qualify as a REIT, the Corporation generally will be required each year to distribute to its stockholders at least 95% of its net taxable income (excluding any net capital gain.) In addition, the Corporation shall be subject to a four percent non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gains net income for that year and (iii) 100% of its undistributed taxable income from prior years.

    The Corporation intends to make distributions to stockholders to comply with the distribution provisions of the Code necessary to maintain qualification as a REIT and to avoid U.S. Federal income taxes and the non-deductible excise tax. Timing fluctuations in the receipt of income and the payment of expenses and the effect of required debt amortization payments, if any, may require the Corporation to borrow funds to meet the distribution requirements necessary to achieve the tax benefits associated with qualifying as a REIT, even if the Corporation's management believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.

JOINT VENTURE INVESTMENTS--RISKS OF CONFLICTING INTERESTS AND IMPASSE

    Under certain circumstances, the Corporation may participate with an entity in jointly acquiring an investment property. In every instance such joint ventures will be arm's-length transactions. Any joint venture investment of the Corporation would be subject to the same conditions, limitations and restrictions applicable to a Corporation investment not undertaken as a joint venture, and the use of a joint venture structure would not itself be designed to alter or expand the investment objectives and policies of the Corporation. However, investment through a joint venture could, for example, permit the Corporation to invest in a property which is too large for the Corporation to acquire by itself.

    The investment by the Corporation through a joint venture could subject the Corporation to risks not otherwise present, including: (i) the possibility that the joint venture participant will have economic interests different from the Corporation and that the participant might be in a position to take actions contrary to the instructions of the Corporation and contrary to the interests of the Corporation; and (ii) special tax risks (see "U.S. Federal Income Tax Considerations--Investments through Partnerships"). In addition, in joint venture investments there is a potential risk of impasse on decisions if neither joint venture partner controls the venture and a potential risk that if the Corporation has a right of first refusal to purchase the joint venture partner's interest, it may not have the resources to do so.

U.S. FEDERAL INCOME TAX RISKS

    FAILURE TO ACHIEVE OR MAINTAIN REIT STATUS. The Corporation intends to conduct its operations in a manner that will permit it to qualify as a REIT for U.S. Federal income tax purposes, commencing with its taxable year ending December 31, 1997. The Corporation has not requested, and does not expect to request, a ruling from the IRS that it will qualify as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Corporation's control may affect its ability to qualify as a REIT, including default by a lessee under, and a termination of, a lease. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Corporation with respect to its qualification as a REIT, the U.S. Federal income tax consequences of such qualification or the treatment of Canadian residents under the Treaty and Protocol.

    The Corporation believes that based upon an opinion of Schnader Harrison Segal & Lewis it will so qualify. The REIT qualification opinion represents only the view of counsel to the Corporation based on counsel's review and analysis of existing law, and upon certain assumptions and representations described in "U.S. Federal Income Tax Considerations," that the Corporation will qualify as a REIT under the Code commencing with its taxable year ending December 31, 1997. Investors should be aware, however, that opinions of counsel are not binding on the IRS or the courts. Both the opinion and the continued qualification of the Corporation as a REIT will depend on the Corporation's continuing ability to meet various requirements (some on an annual and quarterly basis) concerning, among other things, the ownership of its outstanding shares of Common Stock, the nature of its assets, the sources of its income and the amount of its distributions to stockholders.

    If in any taxable year the Corporation were to fail to qualify as a REIT, the Corporation would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to U.S. Federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain Code provisions, the Corporation also would be disqualified from treatment as a REIT for the four taxable years following the year in which such qualification was lost, and if the Corporation subsequently requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions at the time equal to any earnings accumulated during the period of non-REIT status. As a result, such additional taxes would reduce the funds available for distribution to stockholders for each of the years involved. In addition, during the period in which the Corporation has lost its REIT status, the Corporation would no longer be required by the Code to make any distributions to stockholders. Although the Corporation intends to operate in a manner designed to qualify as a REIT, it is possible that: (i) future economic, market, legal, tax or other considerations may cause the Corporation, with the consent of the holders of a majority of the votes cast at a meeting of the holders of Common Stock of the Corporation, to revoke the election for the Corporation to be taxed as a REIT; or (ii) the Corporation will fail to qualify as a REIT and its election to be taxed as a REIT will be terminated by such failure. See "U.S. Federal Income Tax Consequences--Taxation of the Corporation--General."

LIMITATIONS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT--In order to protect its status as a REIT, the Corporation must satisfy certain conditions including the condition that no more than 50% in value of the outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The Five or Fewer Test is applied using certain constructive ownership and attribution rules of the Code. To this end, the Corporation's Amended and Restated Articles of Incorporation, among other things, prohibit any holder from owning more than 9.5% of the Corporation's outstanding Common Stock without the consent of the Board of Directors of the Corporation. This limitation may have the effect of precluding acquisition of control of the Corporation by a third party without the consent of the Board of Directors of the Corporation even when such a change in control could be beneficial to the Corporation's stockholders.

    PREFERRED STOCK--The Amended and Restated Articles of Incorporation authorize the Board of Directors to issue preferred stock and to establish the preferences and rights of any shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change of control of the Corporation, even if a change in control were in the stockholders' interest. No such shares will be issued or outstanding as of the closing of the Offering.

    CONTROL SHARE ACQUISITIONS--Under the Maryland General Corporation Law (the "MGCL"), "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. The bylaws of the Corporation provide that the Corporation has elected not to be governed by the control share acquisition provisions of the MGCL.

    MARYLAND BUSINESS COMBINATION STATUTE--Under the MGCL, certain business combinations between a Maryland corporation and any person or affiliate thereof who is the beneficial owner of ten percent or more of the voting power of the Corporation's shares (an "Interested Shareholder") are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, the business combination must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the Company and (ii) 66 2/3% of the vote entitled to be cast by holders of outstanding voting shares held by persons other than the Interested Shareholder with whom the business combination is to be effected, subject to certain exceptions. The Amended and Restated Articles of Incorporation of the Corporation provide that the Maryland Business Combination provisions of the MGCL do not apply to the Corporation.

RESPONSIBILITIES OF DIRECTORS AND ADVISOR--POSSIBLE INADEQUACY OF REMEDIES

    The Advisor and the directors of the Corporation are accountable to the Corporation and its stockholders as fiduciaries and consequently must exercise good faith and integrity in handling the Corporation's affairs. However, the MGCL and the Amended and Restated Articles of Incorporation of the Corporation exculpate each director in certain actions by or in the right of the Corporation from liability unless the director has (i) breached his duty of loyalty to the Corporation; (ii) has engaged in an act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; or (iii) has engaged in any transaction from which the director derived an improper personal benefit. Further, the Advisory Agreement exculpates the Advisor from liability unless the Advisor has engaged in gross negligence or willful misconduct. The Advisory Agreement also provides that the Corporation will indemnify a present or former director and the Advisor against expense or liability in an action if the directors (other than the indemnified party) determine in good faith that the person to be indemnified was acting in good faith within what he or it reasonably believed to be the scope of his or its authority and for a purpose which is or reasonably believed to be in the best interests of the Corporation or its stockholders and that such liability was not the result of reckless disregard of duties or a violation of the criminal law on the part of the person to be indemnified.

    As a result of the exculpation and indemnification provisions of the Corporation's Amended and Restated Articles of Incorporation and the Advisory Agreement, a stockholder may have a more limited right of action than he would otherwise have had in the absence of such provisions. The exculpation and indemnification provisions in the Amended and Restated Articles of Incorporation and the Advisory Agreement have been adopted to help induce the beneficiaries of such provisions to agree to serve on behalf of the Corporation or the Advisor by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. Such exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase generally in stockholders' litigation alleging director misconduct.

    The Corporation intends to purchase insurance policies under which directors, officers and other agents of the Corporation will be insured against liability or loss arising out of actual or asserted misfeasance or nonfeasance in the performance of their duties, to the extent such insurance is available at reasonable rates.

ADVISOR MAY PURCHASE SHARES

    The Advisor, the Promoters, their principals and officers may purchase shares in the Offering, subject to the restrictions on accumulation of Common Stock contained in the Corporation's Amended and Restated Articles of Incorporation, which generally prohibit accumulation by any person or entity of more than 9.5% of all of the Corporation's outstanding Common Stock.

    In addition to the foregoing, the Corporation has adopted a stock option plan for the benefit of the directors and officers of the Corporation (see "Management - Stock Option Plan"). The aggregate number of shares of Common Stock of the Corporation reserved for issuance under the plan is 250,000 shares of Common Stock.

DILUTION

    The Board of Directors is authorized, without stockholder approval, to issue additional Common Stock of the Corporation or to raise capital through the issuance of shares, options, warrants and other rights, on such terms and at such prices as the Board of Directors in its sole discretion may in good faith determine. Any such issuance could result in dilution of the equity of the stockholders of the Corporation.

    The Corporation has adopted a stock option plan for the benefit of the directors and officers of the Corporation (see "Management--Stock Option Plan"). The effect of the exercise of such options could be to dilute the value of the stockholders' investments to the extent of any difference between the exercise price of an option and the value of the Common Stock purchased at the time of the exercise of the option.

    Further, the Corporation may in the future seek to raise additional capital to acquire additional properties. Issuance of securities for this purpose may also result in dilution of the equity of the stockholders.

BENEFITS FROM FORMATION OF CORPORATION AND THE OFFERING

    Ronald L. Bernbaum will realize certain benefits from the formation of the Corporation and the Offering. He owns 100 shares of Common Stock of the Corporation prior to completion of the Offering, for which he paid $1,000.

COMPENSATION TO AFFILIATES

    The Advisor will receive substantial compensation from the Corporation in exchange for various services it has agreed to render to the Corporation. (See "Management--The Advisor--Fees and Expenses"). This compensation has been established without the benefit of arm's-length negotiation, and the payment of such compensation from proceeds of the Offering and property revenues will reduce the amount of proceeds available for investment in properties or the cash available for dividends, and will therefore reduce the return on stockholders' investments. In addition, such compensation is generally payable regardless of Corporation profitability, and is generally payable prior to, and without regard to whether the Corporation has sufficient cash for, distribution of dividends.

CONFLICTS OF INTEREST

    The affiliates of the Advisor and the Promoters will be subject to various conflicts of interest in their dealings with the Corporation. Generally, such conflicts of interest arise because certain directors and officers of the Corporation (i) are also principals in other companies which will enter into contracts with the Corporation (principally for asset management and property management, acquisition and disposition services); and (ii) are, and will in the future be, principals in other real estate investment programs which may compete with the Corporation. Other possible transactions involving conflicts of interest would include the Corporation's acquisition of properties from any of the affiliates (or any of their affiliates) and the Corporation borrowing from any of the affiliates (or any of their affiliates).

    Although the Advisory Agreement contains certain policies and procedures designed to eliminate or ameliorate the effects of potential conflicts of interest, certain potential conflicts of interest are not easily susceptible to resolution, and stockholders will bear the risks associated with such potential conflicts. In general, if a person with responsibilities both to the Corporation and to an entity contracting with the Corporation, or both to the Corporation and to a program in competition with the Corporation, were to resolve a potential conflict of interest in such dual capacity against the interest of the Corporation, the operation of the Corporation could be adversely affected.

RESTRICTIONS ON TRANSFER AND LIMITATION ON OWNERSHIP OF COMMON STOCK

    For the Corporation to qualify as a REIT in any taxable year (other than the first year for which the Corporation elects to be taxed as a REIT), no more than 50% in value of its outstanding capital stock may be owned directly, or indirectly by attribution, by five or fewer stockholders at any time during the second half of the Corporation's taxable year. As a result of the Revenue Reconciliation Act of 1993 (U.S.), under certain circumstances the owners of U.S. pension funds and certain other tax exempt entities are deemed to be the stockholders of the REIT for purposes of this ownership test. In addition (other than the first year for which the Corporation elects to be treated as a REIT), the outstanding stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportional part of a shorter taxable year.

    To help ensure compliance with the share ownership requirements applicable to REITs, the Corporation's Amended and Restated Articles of Incorporation contains restrictions on transfer of its Common Stock and certain specific exceptions to these restrictions. These restrictions require the Board of Directors to refuse to transfer Common Stock to any person or entity if as a result of a transfer such person or entity would beneficially own Common Stock in excess of 9.5% of the lesser of the aggregate number or value of the outstanding Common Stock ("Excess Stock"), or to hold the Excess Stock in trust without dividends or voting rights, until the Excess Stock is acquired by an eligible person for the lesser of the transfer price or the market price. These provisions may inhibit market activity and the resulting opportunity for holders of the Common Stock to realize a premium for their Common Stock that might otherwise exist if a holder of the Common Stock were attempting to assemble a block of Common Stock in excess of 9.5% of the lesser of the aggregate number or value of the outstanding Common Stock. Also, there can be no assurance that these provisions will in fact prevent the Corporation from failing to meet the share ownership requirements. These provisions would also make the Common Stock an unsuitable investment for any person or entity seeking to obtain ownership of more than 9.5% of the lesser of the aggregate number or value of the outstanding Common Stock.

SHARES OF COMMON STOCK AVAILABLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock of the Corporation (including shares issued upon the exercise of stock options), or the perception that sales could occur, could adversely affect the prevailing market price for the Common Stock. The Corporation and its directors and officers have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of ninety days after the date of this Prospectus.

NO PRIOR MARKET FOR COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock. Although it is a condition to the Closing that the Common Stock be listed on an United States Stock Exchange which is a "prescribed stock exchange" for the purposes of the Income Tax Act (Canada) and which is either registered under the Securities Exchange Act or is listed on an "over-the-counter market" within the meaning of applicable United States federal income tax regulations, there can be no assurance that an active trading market will develop. There also can be no assurances that, upon listing on an United States Stock Exchange, the Corporation will continue to meet the criteria for continued listing of the Common Stock on such Exchange. In addition, the initial public offering price may not be indicative of the market price for the Common Stock after the Offering. The initial public offering price of the Common Stock was determined by negotiation between the Agents and the Corporation.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

    One of the factors that may influence the price of the Corporation's Common Stock in public markets will be the annual yield on the price paid for shares from distributions by the Corporation. Thus, an increase in market interest rates may lead purchasers of Common Stock to demand a higher annual yield, which could adversely affect the market price of the Common Stock.

ENFORCING RIGHTS AGAINST FOREIGN CORPORATION, DIRECTORS AND OFFICERS

    Certain directors and officers of the Corporation and certain other persons, who may be subject to the civil liability provisions of the Securities Act (Ontario), the Securities Act (Alberta) and the Securities Act (British Columbia) for a misrepresentation contained in this Prospectus will be resident or located outside Canada and it may not be possible to effect service of process upon such persons in Canada. All or a substantial portion of the assets of the Corporation and certain of its directors and officers and certain other persons, which parties may be subject to the civil liability provisions of the Securities Act (Ontario), the Securities Act (Alberta) and the Securities Act (British Columbia) for a misrepresentation contained in the Prospectus, will be located outside Canada and there may be difficulties in enforcing against the Corporation and the said directors and officers and other certain persons the civil liability provisions of the Securities Act (Ontario), the Securities Act (Alberta) and the Securities Act (British Columbia) for any misrepresentation that may be contained in this Prospectus. Ronald Bernbaum has been appointed agent for the Corporation for service of process in Canada at 2235 Sheppard Avenue East, Suite 904, Willowdale, Ontario.

                                USE OF PROCEEDS

    The net proceeds to the Corporation from the sale of the 2,740,000 shares offered hereby are estimated to be $24,905,000 after deduction of the Agents' commissions ($2,055,000) and estimated expenses of the Offering ($440,000).

    The Corporation will use the net proceeds of the Offering, after deducting Agents' commissions and expenses of the Offering, to acquire the Properties on Closing (including the repayment of deposits advanced by the Promoters or the Advisor and the payment of acquisition costs) to pay mortgage assumption and financing fees, the acquisition fees to the Advisor (in the amount of $455,438), and for working capital. The following table sets forth an allocation of the use of net proceeds. The principal amount of the mortgage and the acquisition expenses are estimates and any increase or reduction will result in an increase or reduction in the proceeds available for working capital. Until required, proceeds allocated to working capital will be invested by the Corporation in Authorized Investments.

                                                                                    ESTIMATED
                                                                                   ACQUISITION
                                                                                      FEES
PROPERTIES                                           PURCHASE PRICE   MORTGAGE    AND EXPENSES    USE OF PROCEEDS
---------------------------------------------------  --------------  ----------  ---------------  ---------------
Chico Crossroads
  Center...........................................   $ 20,912,500           --    $   420,000     $  21,332,500
Gardens Square.....................................      9,450,000    6,710,000        216,000         2,956,000
Estimated Mortgage
  Assumption and
  Financing Fees...................................                                                       68,000
Working Capital....................................                                                      548,500
                                                                                                  ---------------
NET PROCEEDS.......................................                                                $  24,905,000
                                                                                                  ---------------
                                                                                                  ---------------

                                 CAPITALIZATION

    The pro forma capitalization of the Corporation as at September 30, 1996, and as adjusted to reflect the purchase of the Properties, the assumption of the mortgage secured by the Gardens Square property, the issuance and sale of the Common Stock pursuant to an assumed public offering price of $10.00 per share, after deducting the estimated Agents' commissions and offering expenses payable by the Corporation, is as follows:

                                                                                       ACTUAL           PRO FORMA
                                                                                 SEPTEMBER 30, 1996    AS ADJUSTED
                                                                                 -------------------  -------------
Mortgage Payable...............................................................                       $   6,710,000
                                                                                                      -------------
STOCKHOLDERS' EQUITY
Common Stock, $.01 par value per share;
  100 million shares authorized; 100 shares issued
  and outstanding (immediately prior to the Offering)
  2,740,100 shares issued and outstanding as
  adjusted (1).................................................................       $       1              27,401
Excess Stock, $.01 par value per share,
  50 million shares authorized, none issued or
  outstanding..................................................................
Preferred Stock, $.01 par value per share,
  1,500,000 shares authorized, none
  issued or outstanding........................................................
Additional paid in capital (2).................................................             999          24,878,599
                                                                                         ------       -------------
TOTAL STOCKHOLDERS' EQUITY                                                                1,000          24,906,000
                                                                                         ------       -------------
Total..........................................................................       $   1,000       $  31,616,000
                                                                                         ------       -------------
                                                                                         ------       -------------

------------------------

(1) Excludes 250,000 shares of Common Stock reserved for issuance under the Corporation's 1996 Stock Option Plan, of which 100,000 shares were subject to outstanding options as of September 25, 1996 at an exercise price of $10 per share.

(2) Agents' commissions and expenses of the issuance of $2,495,000 have been deducted from additional paid in capital.

                    PRO FORMA SELECTED FINANCIAL INFORMATION

    The following table sets forth pro forma selected financial information of the Corporation and should be read in conjunction with the audited and unaudited statements of Revenue and Certain Expenses for the year ended December 31, 1995 and the six months ended June 30, 1996 and 1995 respectively, for Chico Crossroads Center, Ltd. and Miami Gardens Associates and the notes thereto, and of the unaudited pro forma financial information of the Corporation contained herein. The following pro forma selected financial information is based on the unaudited pro forma statements of income for the six months ended June 30, 1996 and for the year ended December 31, 1995 and the unaudited pro forma balance sheet as of June 30, 1996 giving effect to the adjustments referred to in the notes to the unaudited pro forma statements of income and balance sheet. The data for the six months ended June 30, 1996 includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period. See "Management's Discussion and Analysis of the Pro Forma Results of Operations and Pro Forma Financial Condition."

    The pro forma financial data has been prepared giving effect to the acquisition of the Properties, the assumption of the mortgage secured by the Gardens Square property and the issuance of Common Stock as described elsewhere in this Prospectus (see note 1 to the pro forma financial data).

                                                                                  SIX MONTHS
                                                                                     ENDED         YEAR ENDED
                                                                                 JUNE 30, 1996  DECEMBER 31, 1995
                                                                                 -------------  -----------------
                                                                                           (UNAUDITED)
PRO FORMA OPERATING DATA
  Rental Income (excluding operating
    expense reimbursement).....................................................  $   1,525,432    $   2,928,727
  Pro Forma Net Income
    U.S. GAAP..................................................................        536,164          930,764
    CDN GAAP...................................................................        725,694        1,309,829
  Pro Forma Funds From Operations (1)..........................................        859,888        1,578,212
  Pro Forma Net Income Per Share (2)
    U.S. GAAP..................................................................  $         .20    $         .34
    CDN GAAP...................................................................  $         .26    $         .48
PRO FORMA BALANCE SHEET DATA
  Rental Properties............................................................  $  30,998,500
  Total Debt...................................................................      6,710,000
  Stockholders' Equity.........................................................  $  24,906,000

------------------------

(1) Industry analysts generally consider funds from operations to be an appropriate measure of the performance of an equity REIT. Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property plus amortization of real estate assets. Amortization of deferred financing costs and amortization of non real estate assets are not added back to net income to arrive at funds from operations. Funds from operations should not be considered as an alternative to net income as a measure of profitability nor is it comparable to cash flow provided by operating activities determined in accordance with generally accepted accounting principles.

(2) The Pro Forma Net Income Per Share calculation assumes that no additional Common Stock was issued during the periods under the Corporation's intended dividend reinvestment plan or by the exercise of options to purchase 20,000 shares of Common Stock of the Corporation by Mr. Bernbaum or the exercise of options to purchase 10,000 shares of Common Stock by each of Messrs. Maynard, Thrall, Witterick, Peterson, Schwartz, McCrae, Kwinta and Dickerson. "See Management--Stock Option Plan."

                       UNAUDITED PRO FORMA FINANCIAL DATA

                             BASIC U.S. REIT, INC.

                         PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                          HISTORICAL
                                                  --------------------------                              PRO FORMA
                                                     CHICO        GARDENS      PRO FORMA                  BASIC U.S.
                                                   CROSSROADS      SQUARE     ADJUSTMENTS      NOTES      REIT, INC.
                                                  ------------  ------------  ------------     -----     ------------
Revenue
  Rental........................................  $  2,014,435  $    904,292  $     10,000           2(a) $  2,928,727
  Operating expense reimbursement...............       377,749       316,745        54,000           2(b)      748,494
  Other.........................................         5,500        10,542        15,000           2(c)       31,042
                                                  ------------  ------------  ------------               ------------
                                                     2,397,684     1,231,579        79,000                  3,708,263
                                                  ------------  ------------  ------------               ------------
Operating Expenses
  Rental........................................       186,136       235,534        21,000           2(d)      442,670
  Real estate taxes.............................       248,214       139,711       107,000           2(e)      494,925
  Amortization..................................                                   647,448           2(f)      647,448
  Asset management fees.........................                                   373,575           2(g)      373,575
  General and administration....................                                   280,000           2(h)      280,000
                                                  ------------  ------------  ------------               ------------
                                                       434,350       375,245     1,429,023                  2,238,618
                                                  ------------  ------------  ------------               ------------
Excess of revenue over certain expenses.........  $  1,963,334  $    856,334     1,350,023                  1,469,645
                                                  ------------  ------------
                                                  ------------  ------------
Interest expense................................                                   538,881           2(i)      538,881
                                                                              ------------               ------------
Net Income......................................                              $  1,888,904               $    930,764
                                                                              ------------               ------------
                                                                              ------------               ------------
Pro forma net income per share..................                                                     2(j) $       0.34
                                                                                                         ------------
                                                                                                         ------------
Weighted average number of shares...............                                                            2,740,100
                                                                                                         ------------
                                                                                                         ------------

                             BASIC U.S. REIT, INC.

                         PRO FORMA STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996

                                  (UNAUDITED)

                                                           HISTORICAL
                                                    ------------------------                             PRO FORMA
                                                       CHICO       GARDENS     PRO FORMA                 BASIC U.S.
                                                     CROSSROADS     SQUARE    ADJUSTMENTS     NOTES      REIT, INC.
                                                    ------------  ----------  -----------     -----     ------------
Revenue
  Rental..........................................  $  1,053,744  $  466,688   $   5,000            2(a) $  1,525,432
  Operating expense reimbursement.................       209,000     159,400      27,000            2(b)      395,400
  Other...........................................                     1,820       7,500            2(c)        9,320
                                                    ------------  ----------  -----------               ------------
                                                       1,262,744     627,908      39,500                   1,930,152
                                                    ------------  ----------  -----------               ------------
Operating Expenses
  Rental..........................................        94,000     111,000      10,500            2(d)      215,500
  Real estate taxes...............................       138,000      70,000      53,500            2(e)      261,500
  Amortization....................................                               323,724            2(f)      323,724
  Asset management fees...........................                               186,788            2(g)      186,788
  General and administration......................                               140,000            2(h)      140,000
                                                    ------------  ----------  -----------               ------------
                                                         232,000     181,000     714,512                   1,127,512
                                                    ------------  ----------  -----------               ------------
Excess of revenue over certain expenses...........  $  1,030,744  $  446,908     675,012                     802,640
                                                    ------------  ----------
                                                    ------------  ----------
Interest expense..................................                               266,476            2(i)      266,476
                                                                              -----------               ------------
Net Income........................................                             $ 941,488                $    536,164
                                                                              -----------               ------------
                                                                              -----------               ------------
Pro forma net income per share....................                                                  2(j) $       0.20
                                                                                                        ------------
                                                                                                        ------------
Weighted average number of shares.................                                                         2,740,100
                                                                                                        ------------
                                                                                                        ------------

                             BASIC U.S. REIT, INC.

                            PRO FORMA BALANCE SHEET

                              AS AT JUNE 30, 1996

                                  (UNAUDITED)

                                          ASSETS

Cash...........................................................................  $  549,500
Rental properties (Note 3(a))..................................................  30,998,500
Deferred financing costs (Note 3(b))...........................................      68,000
                                                                                 ----------
                                                                                 $31,616,000
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Mortgage payable (Note 3(b))...................................................  $6,710,000
                                                                                 ----------
Stockholders' Equity (Note 3(c))
  Preferred Stock $0.01 par value
    Authorized 1,500,000
    Issued  None
  Excess Stock $0.01 par value
    Authorized 50,000,000
    Issued  None
  Common Stock, $0.01 par value
    Authorized 100,000,000
    Issued 2,740,100...........................................................      27,401
  Additional paid in capital...................................................  24,878,599
                                                                                 ----------
                                                                                 24,906,000
                                                                                 ----------
                                                                                 $31,616,000
                                                                                 ----------
                                                                                 ----------

                             BASIC U.S. REIT, INC.

                    NOTES TO PRO FORMA STATEMENTS OF INCOME

                          AND PRO FORMA BALANCE SHEET

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The pro forma statements of income have been prepared in U.S. dollars by management from the separate audited statements of revenue and certain expenses for the properties to be acquired from Chico Crossroads Center, Ltd. and Miami Gardens Associates known as Chico Crossroads and Gardens Square, respectively (the "Properties") for the year ended December 31, 1995 and the unaudited statements of revenue and certain expenses for the six months ended June 30, 1996 giving effect to the acquisition of the Properties, the assumption of the mortgage secured by the Gardens Square property and the issuance of Common Stock as though these transactions had been completed on January 1, 1995 and January 1, 1996, respectively. The Corporation had no operations during the periods.

    The pro forma balance sheet has been prepared in U.S. dollars giving effect to the acquisition of the Properties, the assumption of the mortgage secured by the Gardens Square property and the issuance of Common Stock as though these transactions had been completed on June 30, 1996. The Corporation's cash of $1,000 and stockholder's equity of $1,000 at the date of incorporation have also been included.

    The pro forma financial statements are not necessarily indicative of what the Corporation's financial position or results of operations would have been assuming the completion of the transactions on such date or at the beginning of the periods indicated, nor do they purport to project the Corporation's financial position or results of operations at any future date or for any future period. These statements should also be read in conjunction with the description of the transactions and financial statements appearing elsewhere in this Prospectus.

    It is the intention of the Corporation to distribute a minimum of 100% of its taxable income to stockholders and to qualify as a REIT for U.S. tax purposes.

2. PRO FORMA STATEMENTS OF INCOME

    The pro forma statements of income include the following adjustments:

    a) rental revenue has been increased to reflect the calculation of straight line rents as though the acquisitions were completed on January 1, 1995 and January 1, 1996, respectively;

    b) operating expense reimbursement has been increased by the portion of the realty tax increase (resulting from the acquisitions of the Properties by the Corporation) that can be collected from existing tenants (see note 2(e));

    c) other income has been increased to reflect interest the Corporation would have earned during the period through the investment of available cash;

    d) rental expense has been increased by the proposed increase in property management fees;

    e) real estate taxes have been increased to reflect the maximum increase resulting from the acquisitions of the Properties by the Corporation;

    f) amortization expense includes (i) amortization of the buildings acquired calculated on a straight line basis over the estimated useful lives of 40 years; and (ii) amortization of land improvements acquired calculated on a straight line basis over the estimated useful lives of 20 years;

                             BASIC U.S. REIT, INC.

                          AND PRO FORMA BALANCE SHEET

                                  (UNAUDITED)

2. PRO FORMA STATEMENTS OF INCOME (CONTINUED)
    g) asset management fees have been calculated in accordance with the Advisory Agreement at 1.5% of the net proceeds received by the Corporation from the Offering;

    h) general and administration costs include the estimated costs of operating the Corporation, including legal, accounting, reporting and directors' expenses. Management has obtained quotations from service providers with respect to these services;

    i) interest expense includes interest related to the mortgage financing and amortization of deferred financing costs referred to in Note 3b; and

    j) pro forma net income per share has been calculated on the assumption that additional Common Stock was not issued during the periods. The issuance of Common Stock under the dividend reinvestment plan or by exercising options granted to certain individuals to purchase common stock would not have had a material impact on the calculation of pro forma net income per share.

3. PRO FORMA BALANCE SHEET

    The pro forma balance sheet gives effect to the acquisition of the Properties, the assumption of the mortgage secured by the Gardens Square property and the issuance of Common Stock as follows:

    a)  ACQUISITIONS OF PROPERTIES

        The Properties will be purchased at a total cost of $30,998,500 including acquisition fees and expenses of $636,000 of which $455,438 is payable to Basic Advisors, Inc. in accordance with the Advisory Agreement;

    b)  ASSUMPTION OF MORTGAGE

        The Corporation will assume the mortgage payable secured by the Gardens Square property in the amount of $6,710,000. The mortgage bears interest at a rate of 7.94% per annum, which is assumed to approximate current market rates at the Closing of the Offering, and is due on December 21, 2002 with monthly payments based on a 25 year amortization. The Corporation will be required to pay a mortgage assumption fee of approximately $68,000 which will be amortized over the remaining term of the mortgage; and

    c)  ISSUANCE OF COMMON STOCK

        Upon completion of the Offering Stockholders' Equity will consist of the following:

                                                                      NUMBER
                                                                    OF SHARES     PROCEEDS
                                                                    ----------  -------------
At date of incorporation..........................................         100  $       1,000
Completion of offering............................................   2,740,000     27,400,000
Agents' fees and costs of issue...................................                 (2,495,000)
                                                                    ----------  -------------
                                                                     2,740,100  $  24,906,000
                                                                    ----------  -------------
                                                                    ----------  -------------

                             BASIC U.S. REIT, INC.

                          AND PRO FORMA BALANCE SHEET

                                  (UNAUDITED)

4. RECONCILIATION TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The pro forma statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States ("U.S.") which are, in all material respects, consistent with Canadian GAAP except that amortization of the buildings over the useful lives of 40 years would be calculated on a sinking fund basis under Canadian GAAP using a compound rate of 5% per annum. This difference would have resulted in a reduction of amortization expense and an increase in pro forma net income in the amount of $379,065 for the year ended December 31, 1995 ($189,530 for the six months ended June 30, 1996). Pro forma net income per share under Canadian GAAP would have been $.48 for the year ended December 31, 1995 ($.26 for the six months ended June 30, 1996).

                             BASIC U.S. REIT, INC.
                   ESTIMATED TWELVE MONTH PRO FORMA STATEMENT
         OF TAXABLE NET OPERATING INCOME AND OPERATING FUNDS AVAILABLE
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

    The following unaudited statement is a pro forma estimate for a twelve month period of taxable income and funds available from operation of the Corporation. This statement does not purport to forecast actual operating results for any period in the future. This statement is based on the pro forma statements previously presented and should be read in conjunction with the audited statements of Revenue and Certain Expenses for the year ended December 31, 1995 for Chico Crossroads Center, Ltd. and Miami Gardens Associates and the notes thereto.

ESTIMATE OF TAXABLE NET OPERATING INCOME:
  Pro forma net income..........................................................  $ 930,764
  Net adjustment for tax basis rental revenue recognition (Note 1)..............    (36,600)
                                                                                  ---------
  Pro forma taxable income before allocation for dividends deduction............    894,164
  Estimated dividends deduction.................................................   (894,164)
                                                                                  ---------
  Pro forma taxable net operating income........................................  $       0
                                                                                  ---------
                                                                                  ---------
ESTIMATE OF OPERATING FUNDS AVAILABLE:
  Pro forma taxable income before allocation for dividends deduction............  $ 894,164
  Add pro forma amortization of real estate assets and deferred financing
    costs.......................................................................    657,034
                                                                                  ---------
  Estimated pro forma operating funds available (Note 2)........................  $1,551,198
                                                                                  ---------
                                                                                  ---------

------------------------

(1) Represents the net adjustment to reverse the effect of rental revenue recognition on a straight line basis.

(2) Operating funds available does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE PRO FORMA RESULTS
                OF OPERATIONS AND PRO FORMA FINANCIAL CONDITION

OVERVIEW

    The Corporation was incorporated on July 30, 1996 under the laws of the State of Maryland and intends to qualify as a real estate investment trust under the United States federal tax laws. The Corporation has been formed to engage in the business of investing in a diversified portfolio of income producing commercial real property throughout the United States, focusing initially on neighborhood and community shopping centers with nationally recognized anchor tenants. The Corporation has not conducted operations prior to the closing of the Offering and the acquisition of the Properties and accordingly had no revenues during the last two fiscal years. See "Business" for a general discussion of the plan of operation of the Corporation, including without limitation, discussion of the Properties, acquisition of the Properties and the Corporation's relationship with the Advisor. Management believes that the Corporation, after receiving the net proceeds from the Offering, will be able to satisfy its cash requirements for the next twelve months without having to raise additional funds.

    The following discussions are based on the unaudited Pro Forma Statements of Income for the six months ended June 30, 1996 and for the year ended December 31, 1995 and the unaudited Pro Forma Balance Sheet, as at June 30, 1996 giving effect to the adjustments referred to in the Notes to the unaudited Pro Forma Statements of Income and Pro Forma Balance Sheet. As at June 30, 1996, Chico Crossroads Center and Gardens Square (the "Properties") on a combined average basis were 98.3% leased, essentially unchanged from December 31, 1995. Over 83% of the gross leasable area of the Properties is leased to tenants whose leases expire between the years 2007 and 2015. As of January 1, 1996, minimum future rental payments exclusive of percentage rents, operating expense reimbursements, Consumer Price Index ("CPI") increases and assuming that none of the lease renewal options are exercised, are in excess of $36,195,000.

RESULTS OF OPERATIONS

    The retail leases for the Properties provide for minimum rents with periodic increases. The retail tenants at the Properties pay a majority of the on-site operating expenses. The following is an analysis of operating expenses which were not recovered at Chico Crossroads Center and Gardens Square during the six months ended June 30, 1996 and the year ended December 31, 1995.

                                                          SIX MONTHS ENDED      YEAR ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                          -----------------  -----------------
CHICO CROSSROADS CENTER
  Management Fees.......................................      $  14,500         $    36,000
  Municipal Assessment..................................          7,700              15,460
  Operating expenses related to vacant space............            800               5,141
                                                                -------            --------
                                                                 23,000              56,601
                                                                -------            --------
GARDENS SQUARE
  Management Fees.......................................          2,800               5,400
  Expenses absorbed by Landlord.........................          8,000              23,300
  Operating expenses related to vacant space............         10,800              29,800
                                                                -------            --------
                                                                 21,600              58,500
                                                                -------            --------
                                                              $  44,600         $   115,101
                                                                -------            --------
                                                                -------            --------

    Real estate tax authorities are expected to reassess the Properties as a result of the acquisition by the Corporation. Management has calculated the maximum impact of a reassessment based on the purchase price of each property. Over 50% of the increase will be passed through to the tenants in accordance with their leases. The following is a summary of the maximum increase in real estate taxes and the portion which can be recovered as a result of the acquisition of the Properties by the Corporation:

                                                           ANNUAL INCREASE     RECOVERABLE
                                                           IN REAL ESTATE      PORTION OF
                                                              TAXES (1)         INCREASE
                                                           ---------------  -----------------
Chico Crossroads Center..................................    $    60,000        $  29,000
Gardens Square...........................................         47,000           25,000
                                                           ---------------        -------
                                                             $   107,000        $  54,000
                                                           ---------------        -------
                                                           ---------------        -------

------------------------

(1) Pertaining to reassessment resulting from the acquisition by the Corporation.

    The pro forma statements of income have been adjusted to reflect both the increase in real estate taxes and the recoverable portion of the increase. The nonrecoverable portion of the increase in real estate taxes at the Chico Crossroads Center relates to a tenant whose lease specifies that they are not required to pay any increase in real estate taxes which result from the sale of the property for the first five years after a sale of the Property. The pro forma statements of income have also been adjusted for the proposed increase in property management fees in the amount of $21,000 per annum. This increase will not be recoverable from tenants.

    Over 39% of the gross leasable area of the Properties is leased to tenants whose leases contain percentage rent clauses which call for additional rents based on tenant sales. Chico Crossroads Center has two tenants who have paid percentage rent for several years. Rental revenue for the six months ended June 30, 1996 includes $50,000 of percentage rent and rental income for the year ended December 31, 1995 includes approximately $134,000 of percentage rent. Over $112,000 of the percentage rent for the year ended December 31, 1995 was received from a tenant who benefitted from the closure of a competitor in 1995. In 1994 this tenant paid $78,000 in percentage rent and its percentage rent for 1996 is expected to decline with the introduction of a new competitor in 1996. Aside from the two tenants currently paying percentage rent, none of the other tenants with percentage rent clauses are expected to attain sales sufficient to generate percentage rent in 1996 or 1997.

    Amortization is based on the Corporation's acquisition price calculated as if the Corporation had purchased the Properties at the beginning of the periods. Amortization includes (i) amortization of the buildings acquired calculated on a straight line basis over the estimated useful lives of 40 years, and (ii) amortization of land improvements calculated on a straight line basis over the estimated useful lives of 20 years. Interest expense is based on the Mortgage the Corporation will assume on the acquisition of the Properties. The interest rate on this mortgage is fixed at 7.94% through to December 21, 2002. Interest expense includes the amortization of the mortgage assumption fee over the remaining term of the mortgage. General and administration expense reflects the estimated general and administration expense of the Corporation based upon fee quotations obtained from various service providers. Asset management fees are based on the Advisory Agreement. Pro forma net income per share was $.34 for the year ended December 31, 1995 and $.20 for the six months ended June 30, 1996.

CALCULATION OF FUNDS FROM OPERATIONS

    Industry analysts generally consider funds from operations to be an appropriate measure of the performance of an equity REIT. Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property plus amortization of real estate assets. Amortization of deferred financing costs and amortization of non real estate assets are not added back to net income to arrive at funds from operations. Funds from operations should not be considered an alternative to net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with generally accepted accounting principles. The reconciliation of pro forma net income to pro forma funds from operations under NAREIT is as follows:

FOR THE SIX MONTHS ENDED JUNE 30, 1996:
  Pro forma net income..................................  $ 536,164
  Amortization of real estate assets....................    323,724
                                                          ---------
  Pro forma funds from operations.......................  $ 859,888
                                                          ---------
                                                          ---------
FOR THE YEAR ENDED DECEMBER 31, 1995:
  Pro forma net income..................................  $ 930,764
  Amortization of real estate assets....................    647,448
                                                          ---------
  Pro forma funds from operations.......................  $1,578,212
                                                          ---------
                                                          ---------

LIQUIDITY AND CAPITAL RESOURCES

    The Corporation will acquire the Properties with a combination of equity raised through this Offering and mortgage financing. Upon completion of the offering, the Corporation expects to have acquired rental properties with a total cost of approximately $30,998,500, and assumed a mortgage payable in the amount of $6,710,000. The Corporation's debt immediately following the closing of the Offering will be approximately 21% of total debt plus stockholders' equity. The Corporation may increase the level of debt to as high as 60% of total debt plus equity. The proceeds from any additional debt would be used to acquire additional properties. In addition, the Corporation may make additional acquisitions through a combination of equity and mortgage and other debt financing.

    A significant portion of the Corporation's net cash provided by operating activities will be distributed to stockholders. Accordingly capital outlays for major repairs, and debt repayments may require funding from borrowings or equity offerings to the extent that cash reserves are insufficient. The Corporation is expected to have cash balances of approximately $549,500 after the closing of the Offering.

    The Corporation will assume the mortgage financing on Gardens Square. Under the terms of the mortgage the Corporation will be required to pay real estate taxes into an escrow account with the lender. Real estate taxes on Gardens Square are payable annually in November. Although shop tenants are required to escrow real estate taxes with the landlord two anchor tenants are not required to pay their real estate taxes until they receive proof of payment from the landlord. Gardens Square real estate taxes for 1997 are estimated to be $187,000 and the Corporation will escrow 8.3% of this amount each month. The Corporation will receive less than 3% of this amount each month from shop tenants.

    The Corporation has had engineering studies performed on the Properties as part of its acquisition due diligence. These studies concluded that the buildings and sites are in good condition and that any immediate repairs required are immaterial.

    The Corporation recognizes minimum base rents on a straight line basis over the terms of the leases. Rental income for the six months ended June 30, 1996 includes approximately $18,000 of rent in excess of amounts currently owed under the leases. Rental income for the year ended December 31, 1995 includes approximately $37,000 of such rent. The Corporation also recognizes lease termination revenue in the period that the tenant terminates its rights and benefits under the terms of the lease and vacates the premises. Under the terms of a lease termination agreement signed in March 1996 a tenant was required to make regular minimum lease payments through to September 1, 1996. Rental revenue for the six months ended June 30, 1996 includes lease termination revenue which is collectable subsequent to June 30, 1996 in the amount of approximately $55,000. The related space has been re-leased.

INFLATION

    The Corporation believes that inflation should not have a material adverse effect on the Corporation. Although increases in the rate of inflation may increase interest rates which the Corporation may be required to pay on borrowed funds, the Corporation intends to stagger the maturity of mortgage financing to limit the impact of such increases in any one year.

                                    BUSINESS

THE CORPORATION

    Basic U.S. REIT, Inc. is a corporation incorporated under the laws of the State of Maryland on July 30, 1996. The Corporation has been incorporated to invest in a diversified portfolio of income producing commercial real property in the United States with the objective of maximizing the yield to its stockholders while providing for long-term stability and growth. The Advisor has identified the Properties as opportunities for the Corporation and the Corporation intends to acquire additional properties with a view to enhancing the income yield of the Corporation to its stockholders. Initially the Corporation will focus on community and neighborhood shopping centers. During this phase, the Corporation will look for properties with a significant percentage of national and regional tenants, with reputation and marketing clout that will attract significant traffic to the center, providing business for itself and also to smaller tenants. The Corporation will seek properties with anchor tenants who are among the leaders in their respective fields or whose operations are national or regional in scope. The Corporation intends to utilize as sources for its future acquisitions available working capital, proceeds from future equity financing and mortgage or debt financing. See "Policies With Respect To Certain Activities--Financing Policies."

    A purpose of the Corporation is to provide investors with a favorable yield on their investment in the Common Stock through participation in a diversified portfolio of income producing real property investments in the United States. To the extent that the funds of the Corporation are not invested by the Corporation in real property investments from time to time, they will be invested in Authorized Investments. The Corporation intends to qualify as a REIT for the purposes of the Code commencing with its taxable year ending December 31, 1997. A corporation which qualifies as a REIT under the Code will be entitled to deduct dividends paid in calculating taxable income for U.S. purposes so that the REIT may be able to reduce or eliminate taxable income and flow through to investors in the REIT the pre-tax income derived from the underlying investment assets.

    The Corporation has no operating history, has no material net worth, has not declared dividends on its outstanding shares and has not paid any cash remuneration to its directors or officers as of the date of this Prospectus. The Board of Directors is responsible for the general control and direction of the Corporation, including decisions regarding the acquisition and disposition of the Corporation's assets (subject to certain restrictions contained in the Amended and Restated Articles of Incorporation and the bylaws of the Corporation). See "Management" and "Certain Provisions of Maryland Law and the Corporation's Amended and Restated Articles of Incorporation and Bylaws." The Corporation may retain affiliated property managers of the Properties who will be responsible for the on-site and property specific aspects of the management of the Corporation's real properties. The Advisor will, on a continuing basis, present investment opportunities to the Corporation, act as investment advisor to the Corporation and administer certain of the day-to-day operations of the Corporation. See "Management--The Advisor."

    The executive office of the Corporation is located at 7850 Northwest 146th Street, Suite 308, Miami, Florida 33016, telephone number 305-556-7162.

INVESTMENT OBJECTIVES

    The Corporation has been created to provide investors with the opportunity to make equity investments in income producing real property in the U.S.

    The types of real property which the Corporation intends to acquire have traditionally been acquired by institutional investors due to the large financial commitments which are necessary to acquire such properties. The benefit offered by the Corporation is that it provides the individual investor with an opportunity to invest in such real estate as a result of the pooling of investment funds with other investors.

    The Corporation will utilize the services of the Advisor. The Board of Directors and the Advisor are responsible for the supervision of the management and operation of the Corporation and its properties, thereby providing a convenience to the investors not normally found in direct property investments. The Advisor will provide, retain and supervise property managers who will provide day-to-day management of the properties of the Corporation.

    The Corporation's objectives are:

    - to own and operate income producing real property;

    - to generate income for distribution;

    - to preserve and increase the Corporation's equity through appreciation of the value of its assets; and

    - to increase the Corporation's equity through amortization of mortgage financing.

    The Corporation intends to continually enhance returns through an ongoing acquisition program designed to provide economies of scale through the decline of general and administrative expenses and fees as a percentage of assets and revenues and to reduce risk through geographic and portfolio diversification. The Corporation believes that the diversification inherent in the pooling of real estate assets in a REIT should result in significant risk reduction relevant to direct ownership of specific real estate. The Corporation will seek additional properties which are expected to have long-term predictability of income, where credit-worthy tenants with net leases will be a majority of the occupants. The Corporation's assets are expected to appreciate through scheduled increases in rental income and the Corporation intends to manage its portfolio to maintain and enhance the value of its properties.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

INVESTMENT POLICIES

    The Corporation intends to acquire controlling interests (possibly with joint venture partners) in income producing commercial real properties located in the United States utilizing a combination of funds derived from available working capital, proceeds from future equity financing and mortgage and other debt financing if available. These acquisitions are intended to be completed in phases, with the initial phase consisting of the acquisition of neighborhood and community shopping centers. The portfolio of properties will offer as much geographic diversification as practical, given the size of the REIT.

    The Advisory Agreement contains certain general investment policies which are guidelines for the Advisor in presenting investment prospects for the Corporation. Such investment policies may be amended from time to time by a majority of the Board of Directors, such majority to include a majority of the independent directors. The bylaws of the Corporation set forth restrictions on the Corporation's investments which may only be amended with the majority approval of the Board of Directors of the Corporation, such majority to include a majority of the independent directors, and by the majority of the votes cast at a meeting of the holders of the Common Stock of the Corporation. Initially, the Corporation will focus on neighborhood and community shopping centers. These properties will offer the advantage of a basic minimum rent, substantially net of such expenses as maintenance and taxes and potentially the percentage share of sales volume of the retail outlets.

    The Corporation will consider acquiring shopping centers that satisfy a combination of some or all of the following eight factors in making its initial property analysis. Priority will be given to centers: (1) with anchor tenants, such as department stores, supermarkets and national retail chains, to ensure the quality of retail services offered by the center, the quality of its tenants and the desired return on sales; (2) which, if combined with the other real property investments of the Corporation, provide the Corporation with a diversified tenant base with the anchor tenants accounting for a minimum of sixty percent (60%) of the gross leasable area of the Corporation's portfolio of shopping centers; The anchor tenants should be dominant enough to establish the shopping center as a destination center; (3) where the average anchor lease extends for a minimum of ten (10) years from the date of acquisition by the Corporation; (4) in a strategic location in a strong market area with convenient access and visibility to a high traffic area; (5) with construction materials which are of sufficiently high quality to require no more than industry standard levels of maintenance; (6) with convenient access for both shoppers and tenants; (7) where rental rates are on average at or lower than comparable market rates in the area (to reduce the possibility of losing tenants to other sites and to create the potential to increase rates in the future); and (8) in a location experiencing above average growth in retail sales provided that the growth in the retail sector for that area will not outpace economic growth in the area.

    The Corporation will obtain an independent third party appraisal, an environmental assessment and an engineering report for each center. It may participate with other entities (not including affiliates) in property ownership, through joint ventures or other types of ownership. The Corporation may seek mortgage financing for its real estate investments and other debt financing which is non-recourse to the Corporation (other than obligations relating to environmental matters, waste to property, frauds or misrepresentations, taxes or other assessments, tenant prepayments, condemnation and insurance proceeds, grossly negligent violations of law and net revenue obligations and other obligations customarily retained in non-recourse financing). The Corporation may consider cross-collateralized loans to reduce borrowing costs and may also take on recourse obligations such as lines of credit and loans for property expansion. The Corporation intends to continue to acquire only shopping centers until the aggregate of the acquisition prices of all properties owned by the Corporation exceeds $100 million.

    Although the Corporation will emphasize direct wholly owned investments in its properties, it may, subject to the restrictions set forth below, in its discretion invest in joint ventures, mortgages and other real estate securities or interests, consistent with its qualification as a REIT. The Corporation may invest in real estate joint ventures if it concludes that by doing so it may benefit from the participation of coventurers or that the opportunity of the Corporation to participate in the investment is contingent on the use of a joint venture structure. The Corporation may not invest in hotels, nursing homes or similar real estate which includes the operation of a business separate and distinct from the operation of income producing property.

    The Board of Directors will review the investment policies before any new acquisition phase is commenced and modify the policy as necessary to maximize stockholder value. The Board of Directors is authorized to amend the investment policies to include industrial, office, residential rental and mixed-use properties. However, any amendment of the investment policies will require the approval of a majority of the Board, such majority to include a majority of the independent directors.

INVESTMENT RESTRICTIONS

    In accordance with the objectives of the Corporation and to limit financial and other risks, the Corporation intends to comply with the following restrictions which are set out in the bylaws of the Corporation and which may only be amended, revised or terminated with the majority approval of the Board of Directors of the Corporation, such majority to include a majority of the independent directors, and by the majority of the votes cast at a meeting of the holders of the Common Stock of the Corporation:

    - the Corporation will not make any investment that would result in its ceasing to qualify as a REIT under the Code;

    - the Corporation may not incur indebtedness if the aggregate outstanding principal amount of all indebtedness of the Corporation exceeds sixty percent (60%) of the greater of the aggregate acquisition prices or the current fair market value of all properties of the Corporation. For purposes of the foregoing determination, the fair market value of all properties of the Corporation is required to be determined by an independent third party appraisal;

    - the Corporation may not engage in construction or development of real property except to the extent to maintain its properties in good repair, for expansion of an existing property or to otherwise enhance the income-producing ability of the properties;

    - except as otherwise permitted by the Code for investments from proceeds of financings, pending investment or reinvestment, cash on hand will be invested in Authorized Investments;

    - the Corporation may not invest in mortgages, unless the underlying security is income-producing property or is in the process of being developed as income-producing property, all such mortgages in the aggregate do not exceed 10% of the aggregate cost of assets of the Corporation, the mortgage is a first mortgage and the term of the mortgage is five (5) years or less and the amortization period is thirty (30) years or less;

    - after the acquisition of the Properties, the Corporation may not acquire any single investment in real property if the cost to the Corporation of such acquisition will exceed (1) $25 million until the aggregate acquisition prices of all properties owned by the Corporation inclusive of the proposed investment exceeds $100 million and (2) after the aggregate acquisition prices of all properties owned by the Corporation exceeds $100 million, twenty-five percent (25%) of the aggregate acquisition prices of all properties inclusive of the proposed investment; and

    - the Corporation may not grant or assume a mortgage on any office property if the aggregate outstanding principal amount of the mortgage and of all other mortgages granted or assumed by the Corporation secured against its office properties or any part thereof exceeds fifty percent (50%) of the aggregate acquisition prices of all office properties of the Corporation.

FINANCING POLICIES

    While one of the Corporation's objectives will be the acquisition of additional shopping centers and other properties, the number of different properties the Corporation can acquire will be affected by future equity and forms of mortgage and other debt financing. Such financing may be available only on disadvantageous terms, if at all. If financing is not available on acceptable terms for new acquisitions, further acquisitions might be curtailed and cash available for distribution might be adversely affected. The net proceeds to the Corporation after application of all Offering expenses and costs and the cash purchase prices of the Properties will be approximately $549,000. The Corporation currently intends to employ financing policies in pursuit of its growth strategies consistent with limitations imposed in the Corporation's organizational documents. The Corporation currently intends to pursue its growth strategies while maintaining a capital structure whereby its debt will not exceed 60% of its total debt and equity. The Corporation may from time to time reevaluate and modify its current borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors and may decrease its ratio of debt to equity accordingly.

                                 THE PROPERTIES

    Basic Acquisitions, Inc. (the "Nominee"), a Delaware corporation controlled by the Advisor, has entered into agreements to acquire the Properties, which will be assigned to the Corporation prior to the Closing for nominal consideration. Upon assignment, the Corporation will reimburse the Nominee for all deposits paid under the acquisition agreements assigned. The following table sets forth aggregate lease and rental information concerning the Properties.

                                                            GROSS                                AVERAGE
                                                          LEASABLE                   ANNUAL     BASE RENT   PURCHASE
                                             PERCENTAGE     AREA     ANNUAL BASE   PERCENTAGE    PER SQ.    PRICE PER
CENTER                                       LEASED (1)    ("GLA")     RENT (2)     RENT (3)     FT. (4)   SQ. FT. (5)
-------------------------------------------  -----------  ---------  ------------  -----------  ---------  -----------
Chico Crossroads Center ...................       99.6%     267,496  $  1,980,559   $ 133,856   $    7.43   $   79.75
  Chico, California
Gardens Square ............................       96.5%      90,258  $    946,883      --       $   10.87   $  107.09
  Dade County, Florida
Weighted Average...........................                                                     $    8.28   $   86.65

------------------------

(1) As of September 30, 1996.

(2) Annualized base rent is calculated based on the minimum base rent payable under the leases in place as of September 1, 1996 and excludes percentage rents, CPI increases and reimbursement of operating expenses.

(3) For the year ended December 31, 1995.

(4) Calculated on gross leased area.

(5) Purchase price includes acquisition fees and expenses.

CHICO CROSSROADS CENTER

    ACQUISITION AGREEMENT

    The Nominee has entered into an agreement with Chico Crossroads Center, Ltd., a California limited partnership, to acquire the Chico Crossroads Center, an approximately 267,000 square foot community shopping center in northern California, between Sacramento and Redding for the purchase price of $20,912,500. The Advisor has paid the deposits under the acquisition agreement aggregating $500,000 and the balance of the purchase price is payable in cash on the date of acquisition.

    Prior to closing, the Nominee will assign its rights and obligations under the Chico Acquisition Agreement to the Corporation. On closing, the Corporation will reimburse the Advisor for the deposits paid.

    The Chico Acquisition Agreement provides the purchaser with the right to inspect the property and to conduct various investigations including the compliance with zoning requirements, analysis of tenants and environmental matters prior to closing. The Nominee has given notice to Chico Crossroads Center, Ltd., that it is satisfied with its investigations and accordingly the Corporation will be obligated to complete the acquisition upon:

    a) receipt of the proper deed, bill of sale, assignment of leases and other similar documentation;

    b) receipt of a title insurance policy with coverage equal to the acquisition price of $20,912,500 showing title vested in the purchaser subject to encumbrances or exceptions permitted in the Chico Acquisition Agreement;

    c) the representations and warranties of Chico Crossroads Center, Ltd. being true as of the date of acquisition; and

    d)  receipt of estoppel certificates executed by certain of the tenants.

    There are various representations and warranties of the seller contained in the Chico Acquisition Agreement which are usual in a transaction of this nature. However, it is uncertain whether Chico Crossroads Center, Ltd., will retain significant assets after the completion of the transaction to satisfy any action by the Corporation for misrepresentation. The Corporation has performed an investigation of the property and believes that any misrepresentation by the seller would not require any material capital expenditure by the Corporation, but no assurance can be given that such a capital expenditure will not be necessary.

    The total cost of the property (purchase price and acquisition fees and expenses) will be allocated for Federal tax purposes as follows:

                                                   FEDERAL TAX        DEPRECIATION FOR TAX
                                                      BASIS                  PURPOSE
                                                 ----------------  ---------------------------
Land...........................................   $    4,500,000                         Nil
Land improvements..............................        1,200,000       20 year straight line
Building.......................................       15,632,500       40 year straight line
                                                 ----------------
                                                  $   21,332,500
                                                 ----------------
                                                 ----------------

    The Corporation will elect to use the depreciation methods provided for earnings and profits purposes for regular tax purposes.

DESCRIPTION OF PROPERTY

    VICINITY

    Chico Crossroads Center is located in the southeast section of Chico on the southwest corner of the major interchange of Route 99 and East 20th Street. The center was built in 1989 on the 20.75 acre site and has parking for approximately 1,000 vehicles. The center backs onto and is clearly visible from Route 99 and the center has four entrances off Whitman Avenue which runs parallel to Route 99. Whitman Avenue is easily accessed from East 20th Street or Park Avenue, both of which are accessible from Route 99 off ramps. The core of the retail market in Chico is the Route 99 and East 20th Street interchange. Most of the nationally recognized retailers operating in Butte County are represented within a few miles of the interchange thereby attracting consumers to the area. On the southeast corner of Route 99 and East 20th Street is an approximately 225,000 square foot strip center anchored by Toys 'R' Us and Target with a free-standing Wal-Mart store adjacent to it along Route 99. On the northeast corner of the interchange is the Chico Mall, an enclosed mall of approximately 435,000 square feet anchored by J.C. Penney, Sears, Gottschalks and Troutman's. The Chico Mall has a tenant mix including Copeland Sporting Goods, The Limited, GAP, Payless Shoes, Hallmark and B. Dalton Books. Next to the Chico Mall is a free-standing Waremart Food Store. On the west side of Whitman Avenue diagonally across from Chico Crossroads Center is a free-standing Costco store, with an 8 acre parcel of land zoned industrial. Next to the Chico Crossroads Center is a 12 acre parcel of vacant land zoned commercial, which has not been developed. The rent per square foot in the vicinity for community shopping centers ranges from approximately $7.00 to $15.00 and occupancy rates for community shopping centers range from 88% to 100%.

    OCCUPANCY

    The table below sets forth certain information with respect to the occupancy rate at the Chico Crossroads Center for the time an unaffiliated third party had owned the property and the annual rent per square foot received for the period. The information, supplied by the seller of Chico Crossroads Center to the Corporation, is unaudited.

                                                                          ANNUAL RENTS RECEIVED PER
YEAR ENDED DECEMBER 31                                 OCCUPANCY RATE           SQUARE FOOT*
---------------------------------------------------  ------------------  ---------------------------
1995...............................................          99.2%                $    7.03
1994...............................................          99.6%                $    7.01
1993...............................................          92.2%                $    5.20
1992...............................................          92.0%                $    5.47
1991...............................................          90.7%                $    5.55

------------------------

* Based on minimum base rents payable under the leases and excludes percentage rents received and reimbursement of operating expenses.

LEASE EXPIRATION SUMMARY

    The following lease expiration summary is based on leases in place as of September 30, 1996.

                                                                           AVERAGE       PERCENT OF       PERCENT OF
                                                APPROX.                   BASE RENT    TOTAL BUILDING     ANNUAL BASE
                                              GLA OF EXP.  ANNUAL BASE   PER SQUARE         GLA              RENT
                                                LEASES       RENT OF     FOOT UNDER    REPRESENTED BY   REPRESENTED BY
                                NUMBER OF       (SQUARE      EXPIRING     EXPIRING        EXPIRING         EXPIRING
YEAR ENDED DEC. 31             LEASES EXP.       FEET)       LEASES*       LEASES          LEASES           LEASES
---------------------------  ---------------  -----------  ------------  -----------  ----------------  ---------------
1996.......................             0              0   $          0   $    0.00          0.00%             0.00%
1997.......................             2          4,800         50,476       10.52          1.79%             2.55%
1998.......................             3          3,600         39,715       11.03          1.35%             2.00%
1999.......................             3          4,200         47,448       11.30          1.57%             2.40%
2000.......................             0              0              0           0          0.00%             0.00%
2001.......................             1          1,200         13,680       11.40          0.45%             0.69%
2002-2005..................             0              0              0           0          0.00%             0.00%
2006.......................             1          6,681         80,172       12.00          2.50%             4.05%
2007-2010..................             4        189,743      1,164,178        6.14         70.93%            58.78%
2011-2015..................             3         56,272        584,890       10.39         21.04%            29.53%
                                              -----------  ------------  -----------        -----            ------
Leased.....................            17        266,496   $  1,980,559   $    7.43         99.63%           100.00%
                                              -----------  ------------  -----------        -----            ------
                                                           ------------  -----------
Vacant.....................                        1,000                                     0.37%
                                              -----------                                   -----
Total......................                      267,496                                    100.0%
                                              -----------                                   -----
                                              -----------                                   -----

------------------------

* Annual base rent includes minimum base rents payable under the leases and excludes percentage rents, CPI increases and operating expense reimbursement and assumes that none of the renewal options are exercised.

LEASE SUMMARY

    The following lease summary is based on base rent payable under the leases in place as of September 30, 1996.

                                                      (SQUARE       CURRENT      RENT PER      LEASE
                                                       FEET)         ANNUAL       SQUARE      EXPIRY       RENEWAL
TENANTS                                                LEASED      BASE RENT       FOOT        DATE      OPTIONS***
--------------------------------------------------  ------------  ------------  -----------  ---------  -------------
Waban Corp. (operating as Home Base)**............      103,904   $    537,210   $    5.17    11/30/08          4X5
Office Depot Inc..................................       22,000        141,460        6.43    10/30/09          3X5
Netco Foods Inc. (Food 4 Less)....................       54,239        379,668        7.00     2/28/09          3X5
Circuit City......................................       23,014        230,131       10.00    10/31/14          5X5
Barnes & Noble Superstore Inc.....................       24,660        239,202        9.70      8/1/11          3X5
Blockbuster Video**...............................        6,681         80,172       12.00      9/1/06          3X5
Hometown Buffet...................................        9,600        105,840       11.03    12/31/08          2X5
Petco.............................................        8,598        115,557       13.44    11/30/14          3X5
Norwest Financial.................................        1,500         15,300       10.20     11/7/99          1X5
Avco Financial....................................        1,200         12,096       10.08     4/30/98          1X5
Check X Change (Rowan Management Inc.)............        1,200         14,400       12.00    11/30/98          1X3
Fantastic Sam's...................................        1,200         13,248       11.04      4/1/99          1X5
Nevada Bob's Golf*................................        2,400         23,904        9.96     9/30/97          1X6
Play It Again Sports*.............................        2,400         26,572       11.07     7/20/97          1X5
Patty Tang Chinese................................        1,200         13,219       11.02      4/1/98          1X5
Dry Cleaners......................................        1,500         18,900       12.60     10/1/99          1X5
Vacant............................................        1,000              0           0
TCBY Yogurt*......................................        1,200         13,680       11.40     4/28/01          1X5
                                                    ------------  ------------
    TOTAL.........................................      267,496   $  1,980,559
                                                    ------------  ------------
                                                    ------------  ------------

------------------------

  * These tenants are franchisees and the franchisor is not a party to the lease.

 ** Several of these leases are guaranteed by parent companies as follows: Home Base is guaranteed by TJX Inc. Blockbuster Video is guaranteed by Viacom Inc.

***  Number of renewal options times renewal period.

    The leases are substantially net leases and tenants pay a majority of the operating expenses. Real estate taxes are passed through to tenants with the exception of a portion of the real estate taxes allocated to one of the tenants. This tenant is not required to pay:

a) real estate tax increases due to reassessment on the sale of the property for the first five years following the sale. The cost to the Corporation is expected to be approximately $31,000 for each of the next five years; and

b) a portion of the realty taxes relating to a special assessment for road expansion. The Corporation is responsible for the portion of this assessment allocated to this tenant in excess of $20,000. The cost to the Corporation will be approximately $15,500 annually.

    Real estate taxes are currently $275,000 and are expected to increase, as a result of the anticipated reassessment of the property on acquisition, to $335,000.

    Property management fees are currently set at $39,000 per year. The property management fees are expected to increase to $60,000 per annum in 1997. Only $3,000 of the property management fees were recovered from tenants in 1995. The leases however provide for the recovery of over $10,000 of the property management fees.

KEY FACTORS IN CORPORATION'S DECISION TO ACQUIRE

    The Corporation's decision to acquire Chico Crossroads Center was based on a variety of factors including the following:

    a)  STRONG GROWTH IN CHICO RETAIL SALES:
       According to the City of Chico, Chico retail sales have grown 130% from 1985 to 1995. Chico is a university town as well as the retail center for the local agricultural area.

    b)  TENANT MIX:
       Over 96% of the center is occupied by national or regional retailers. These anchors include Home Base, Office Depot, Food 4 Less, Circuit City, Barnes and Noble, Blockbuster Video, Petco and Hometown Buffet.

    c)  LONG TERM LEASES:
       Over 90% of the building area is leased to tenants whose leases expire between the years 2007 - 2015. As at January 1, 1997, future minimum rental payments excluding CPI increases, percentage rents, operating expense reimbursement and lease renewals total $25,724,000.

    d)  LEASE TERMS:
       The leases provide for regular increases in base rental payments which over a 10 year period should result in an increase in base rental payments of over 17%. In addition, two of the tenants have been paying percentage rent under percentage rent clauses.

    e)  LOCATION OF THE CENTER:
       The property is located next to the major intersection of Route 99 and East 20th Street in the middle of the area in the city with the largest number of nationally and regionally recognized retailers. The proximity to the Chico Mall and other retailers in the area assists in attracting traffic to this location.

    f)  RENTAL RATES:
       Lease rental rates for the property vary from approximately $5 per square foot to over $13 per square foot currently averaging $7.43 per square foot. These rates are in the low end of the range of $7 to $15 in the vicinity.

    g)  LOCAL OCCUPANCY RATES:
       Local occupancy rates range from 88% in some centers in the northern part of the city to closer to 100% in the immediate vicinity.

CHICO, CALIFORNIA

    The City of Chico is located in Butte County, which is located in northern California. Chico is approximately 90 miles north of Sacramento. Chico is a major commercial center between Sacramento and Redding. Chico has a growing population which has sparked growth in retail sales. Chico has a population of approximately 47,000 which increased over 55% between 1985 and 1995. During that same period retail sales increased over 130% from approximately $300 million to approximately $700 million. Chico also has become a regional service center for Butte County which has a population in excess of 200,000. The long-term demographic trends of Chico indicate continued retail growth as the population of Chico is becoming more mature. Chico is home to a California State University campus, with approximately 16,000 students enrolled, and to Butte College, with approximately 12,000 students enrolled. Manufacturing employers in the Chico area include 3M Corporation, Aero Union Corporation, Chico Nut Corporation, Dole Nut Corporation and Quaker Oats.

GARDENS SQUARE

    ACQUISITION AGREEMENT

    The Nominee has entered into an agreement with Miami Gardens Associates, a New Jersey general partnership, to acquire Gardens Square, an approximately 90,000 square foot neighborhood shopping center located in Dade County, Florida. The Advisor has paid deposits of $200,000 towards the purchase price of $9,450,000. The balance of the purchase price will be paid by the payment of $2,540,000 on acquisition and the assumption of the first mortgage loan in the amount of $6,710,000 currently payable to Life Investors Insurance Corporation of America. The first mortgage loan bears interest at a rate of 7.94% per annum and requires monthly payments of principal and interest in the amount of $52,214, based on a twenty-five year amortization. The loan is secured by a first mortgage on the property and is due on December 21, 2002.

    One hundred fifty thousand dollars of the purchase price will be paid into an interest bearing escrow account. The funds in the escrow account will be released to the purchaser 90 days after closing if the seller is not successful in obtaining a five year option and lease agreement for a transmission tower on the property with Bell South Mobility, Inc. or Majorco, L.P. ("Sprint") for a minimum net rent of $16,000 per year. If the seller is successful in obtaining the lease, it will have 455 days from closing of the purchase to obtain all necessary regulatory approvals. If it is successful in obtaining the regulatory approvals and Bell South or Sprint exercises the option, the escrowed funds together with interest thereon will be released to the seller; otherwise the escrowed funds together with interest thereon will be released to the purchaser.

    Prior to closing, the Nominee will assign its rights and obligations under the Gardens Square Acquisition Agreement to the Corporation. On closing, the Corporation will reimburse the Advisor for the deposits paid.

    The Gardens Square Acquisition Agreement provides the purchaser with the right to inspect the property and to conduct various investigations including the compliance with zoning requirements, analysis of tenants and environmental matters prior to closing. The Nominee has given notice to Miami Gardens Associates that it is satisfied with its investigations and accordingly the Corporation will be obligated to complete the acquisition upon:

    a) receipt of the proper deed, bill of sale, assignment of leases and other similar documentation;

    b) receipt of a title insurance policy with coverage equal to the acquisition price of $9,450,000 showing title vested in the purchaser subject to encumbrances or exceptions permitted in the Gardens Square Agreement;

    c) the representations and warranties of Miami Gardens Associates being true as of the date of acquisition; and

    d)  receipt of estoppel certificates executed by certain of the tenants.

    There are various representations and warranties of the seller contained in the Gardens Square Acquisition Agreement which are usual in a transaction of this nature. However, it is uncertain whether Miami Gardens Associates will retain significant assets after the completion of the transaction to satisfy any action by the Corporation for misrepresentation. The Corporation has performed an investigation of the property and believes that any misrepresentation by the seller would not require any material capital expenditure by the Corporation, but no assurance can be given that such a capital expenditure will not be necessary.

    The total cost of the property (purchase price and acquisition fees and expenses) will be allocated for Federal tax purposes as follows:

                                                    FEDERAL TAX        DEPRECIATION FOR TAX
                                                       BASIS                 PURPOSE
                                                  ----------------  --------------------------
Land............................................    $  2,400,000                          Nil
Land Improvements...............................         600,000        20 year straight line
Building........................................       6,666,000        40 year straight line
                                                  ----------------
                                                    $  9,666,000
                                                  ----------------
                                                  ----------------

    The Corporation will elect to use the depreciation methods provided for earnings and profits purposes for regular tax purposes.

DESCRIPTION OF PROPERTY

    VICINITY

    Gardens Square is a neighborhood shopping center located at the northeast corner of Miami Gardens Drive and N.W. 87th Avenue, approximately one mile east of Interstate 75. The neighborhood is bounded on the north by the Florida Turnpike and the Broward County line, on the south by the Palmetto Expressway (S.R. 826), to the east by N.W. 57th Avenue and on the west by I-75. The east portion of the neighborhood is almost fully developed while the western half of the neighborhood is currently used for agricultural purposes.

    The site consists of approximately 8.7 acres and has parking for 423 vehicles. It has approximately 300 feet of frontage along the north side of Miami Gardens Drive and 436 feet of frontage on N.W. 87th Avenue. The site includes two parcels which are not being acquired, one on the southwest corner which is operating as a Chevron station and the other on the southeast corner which is operating as a McDonald's restaurant. The site is accessible from two entrances on Miami Gardens Drive and from two entrances on N.W. 87th Avenue. The intersection of Miami Gardens Drive and N.W. 87th Avenue is signalized and Miami Gardens Drive is a four lane divided highway.

    The neighborhood is experiencing a significant amount of low and medium density residential development. Two nearby parcels totaling 116 acres are scheduled for residential development. The neighborhood is predominantly middle and upper middle income class. The neighborhood has a population of 49,000 which increased from 43,500 to 49,000 between 1990 and 1995. The median household income is $47,138.

    There are five other neighborhood shopping centers within a five mile radius of Gardens Square. These centers account for approximately 717,000 square feet of retail space and are each anchored by a grocery store. There is one community center located three miles from Gardens Square. That community center consists of approximately 244,000 square feet and is anchored by K-Mart. The rent per square foot in the vicinity ranges from $14.00 to $18.00 and occupancy rates for neighborhood and community shopping centers range from 92% to 96%.

    OCCUPANCY

    The table below sets forth certain information with respect to the occupancy rate at the Gardens Square property for the time an unaffiliated third party had owned the property and the annual rent per square foot received for the period. The information, supplied by the seller of Miami Gardens Center to the Corporation, is unaudited.

                                                                        ANNUAL RENTS RECEIVED PER
YEAR ENDED DECEMBER 31                                OCCUPANCY RATE          SQUARE FOOT**
---------------------------------------------------  -----------------  -------------------------
1995...............................................            95%              $   10.54
1994...............................................            95%              $   10.32
1993...............................................            84%              $   10.12
1992...............................................            84%              $    9.94
1991*..............................................            77%              $    9.30

------------------------

 *  Year of completion.

** Based on minimum base rents payable under the leases and excludes percentage rents and reimbursement of operating expenses.

LEASE EXPIRATION SUMMARY

    The following lease expiration is based on leases in place as of September 30, 1996.

                                                                            AVERAGE
                                                  APPROX .                 BASE RENT     PERCENT OF       PERCENT OF
                                                 GLA OF EXP.    ANNUAL    PER SQUARE   TOTAL BUILDING     ANNUAL BASE
                                                   LEASES     BASE RENT   FOOT UNDER   GLA REPRESENTED       RENT
                                    NUMBER OF      (SQUARE     EXPIRING    EXPIRING      BY EXPIRING    REPRESENTED BY
YEAR ENDED DEC. 31                 LEASES EXP.      FEET)      LEASES*      LEASES         LEASES       EXPIRING LEASES
--------------------------------  -------------  -----------  ----------  -----------  ---------------  ---------------
1996............................            0             0   $        0   $       0             0%               0%
1997............................            3         4,068       69,890       17.18          4.51%            7.38%
1998............................            4         7,750      132,141       17.05          8.59%           13.96%
1999............................            2         2,709       43,236       15.96          3.00%            4.56%
2000............................            2         5,058       66,945       13.24          5.60%            7.07%
2001............................           10        13,750      238,427       17.34         15.23%           25.18%
2002-2005.......................            0             0            0           0          0.00%            0.00%
2006............................            1         1,900       28,500       15.00          2.11%            3.01%
2007-2010.......................            0             0            0           0          0.00%            0.00%
2011-2015.......................            2        51,873      367,744        7.09         57.47%           38.84%
                                           --
                                                 -----------  ----------  -----------       ------           ------
Leased..........................           24        87,108   $  946,883   $   10.87         96.51%          100.00%
                                           --
                                           --
                                                 -----------  ----------  -----------       ------           ------
                                                              ----------  -----------                        ------
Vacant..........................                      3,150                                   3.49%
                                                 -----------                                ------
Total...........................                     90,258                                 100.00%
                                                 -----------                                ------
                                                 -----------                                ------

------------------------

* Annual base rent includes minimum base rents payable under the leases and excludes percentage rents, CPI increases and operating expense reimbursements and assumes that none of the renewal options are exercised.

LEASE SUMMARY

    The following lease summary is based on base rent payable under the leases in place as of September 30, 1996.

                                                         (SQUARE     CURRENT                   LEASE
                                                          FEET)       ANNUAL     RENT PER     EXPIRY       RENEWAL
TENANTS                                                  LEASED     BASE RENT   SQUARE FOOT    DATE        OPTIONS*
-----------------------------------------------------  -----------  ----------  -----------  ---------  --------------
Publix Super Markets, Inc............................      42,112   $  263,200   $    6.25     8/30/11             4X5
Jack Eckerd Corporation..............................       9,761      104,544       10.71     7/17/11             4X5
Lakes Preschool......................................       4,800       82,272       17.14     7/24/98       1X3 & 1X5
Blockbuster Video....................................       3,850       65,450       17.00     6/30/01             2X5
Lady of America......................................       3,858       48,225       12.50     11/3/00             1X5
Vacant...............................................       3,150            0           0      --            --
Pak Mail.............................................       1,200       18,720       15.60     3/19/00             1X5
Hair Cuttery.........................................       1,200       20,400       17.00    12/13/01
Dryclean USA.........................................       1,200       21,573       17.98     7/14/01             1X5
Gardens Square Liquors...............................       1,200       23,363       19.47     7/14/01             1X5
Lakes Nutrition, Inc.................................       1,268       21,826       17.21     1/26/97             1X5
Dollar Show Corp.....................................       1,574       25,530       16.22      5/5/99             1X5
Tomlinson Ins. Group/Alls............................       1,600       25,600       16.00    11/30/97             1X3
Jon B. Gallinatti, DPM/Podiatrist....................       1,200       22,464       18.72     3/29/97             1X5
Eric Pantaleon MD/Pediatrics.........................       1,135       17,706       15.60     8/11/99             1X5
Gardens Sq. Animal Hospital..........................       1,900       31,977       16.83     8/28/98
Garden Sq Restaurant Inc.............................       1,900       28,500       15.00    12/31/06
Delux Framing........................................       1,050       15,750       15.00     4/30/01             1X5
Hair Discovery.......................................       1,050       18,136       17.27     6/24/01             1X5
Country General Insurance............................       1,050       18,171       17.31     8/22/01
Sunshine Chiropractic................................       1,050       18,712       17.82    12/11/01
Georgia Hernandez, Dentist...........................       1,050       17,892       17.04    12/31/98             1X3
Enchanted Travel.....................................       1,050       17,814       16.97     9/16/01
Subway Restaurant....................................       1,050       19,058       18.15      6/2/01             1X5
                                                       -----------  ----------
TOTAL................................................      90,258   $  946,883      --          --            --
                                                       -----------  ----------
                                                       -----------  ----------

------------------------

*   Number of renewal options times renewal period.

    The leases are substantially net leases and the tenants pay a majority of the operating expenses. Realty taxes are passed through to tenants. The only exception to this is any realty tax increase attributed to the space leased by Publix Super Markets resulting from the acquisition of the property. Realty taxes are currently $140,000 per annum and are expected to increase to $187,000 per annum. The Corporation anticipates it will be required to pay approximately $22,000 per annum relating to the Publix Super Markets space.

KEY FACTORS IN CORPORATION'S DECISION TO ACQUIRE

    The Corporation's decision to acquire Gardens Square was based on a variety of factors including the following:

    a)  TENANT MIX

    Publix Super Markets is the largest regional grocery chain, Eckerd is a regionally recognized drug store and Blockbuster Video is a nationally recognized video and entertainment store. Publix, Eckerd and Blockbuster account for over 60% of the gross leasable area of the center. The remainder of the tenants provide a service center for the neighborhood community. These tenants include a liquor store, doctors, a dentist, a chiropractor, a nursery, restaurants, insurance companies and hair salons.

    b)  LOCAL DEVELOPMENT

    The key to a neighborhood center is the status and future development in the three to five mile radius of the center. The population in the three mile radius is approximately 49,000 and the Corporation expects that the immediate area will see strong growth over the next few years as the available residential land around the center is either presently zoned for or designated in the Dade County Master Plan for an additional 11,000 residential units.

    c)  ANCHORS PERFORMANCE

    Although anchors do not yet pay percentage rent both anchors report strong sales which exceed national average sales per square foot for comparable operations.

    d)  LONG TERM LEASES

    The Publix Super Markets and Eckerd Corporation leases expire in 2011. As at January 1, 1997 future minimum rental payments excluding CPI increases, percentage rents, operating expense reimbursements and lease renewals total $7,647,000. The non-anchor tenants traditionally have shorter term leases which range from three to ten years. All of the leases of the non-anchor tenants provide for annual CPI increases or minimum annual increases.

    e)  FINANCING

    The property has an assumable mortgage which bears interest at a rate of 7.94%. The mortgage is due December 21, 2002.

DADE COUNTY, FLORIDA

    Dade County is located along the southeastern tip of Florida. The primary cities in Dade County include Miami, Hialeah, Miami Beach and Coral Gables. Dade County has a population in excess of two million people and accounts for over 14% of Florida's population.

    Dade County's employment base is broad; however, the service sector and international trade still dominate. Major private employers include American Airlines, Jackson Memorial Hospital, University of Miami, Southern Bell, Bell South Telecommunications, Burger King Corporation, Florida Power & Light Corporation, Business Department Store, Columbia/HCA Healthcare Corp., K-Mart, Publix Super Markets and Winn Dixie.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION

    The initial Board of Directors will consist of five members, the majority of whom will be independent and will not be affiliated with the Advisor.

    The names and municipalities of residence of the directors and officers of the Corporation, the offices held by them with the Corporation and their principal occupations are as follows:

NAME AND MUNICIPALITY                    AGE               OFFICE                      PRINCIPAL OCCUPATION
------------------------------------     ---     --------------------------  -----------------------------------------
Ronald L. Bernbaum .................         45  Chairman of Board           President, Basic Capital Funds
  North York, Ontario

Carl Maynard .......................         61  Director, President and     Principal, The Maynard Rich Companies;
  Miami, Florida                                   Chief Executive Officer    President, Basic Advisors, Inc.

Larry Thrall * .....................         55  Director                    Chairman, Monterrey Partners
  Los Angeles, California

Robert G. Witterick, Q.C.* .........         53  Director                    Partner, Smith Lyons, Toronto
  North York, Ontario

Nils Peterson * ....................         60  Director                    President, Hygate Management
  Marblehead, Massachusetts

Richard Schwartz ...................         46  Vice President              Principal, The Maynard Rich Companies
  Miami, Florida

Terry McCrae .......................         44  Treasurer, Chief Financial  Vice President, Investments Basic Capital
  Mississauga, Ontario                             Officer and Vice           Funds; Vice President, Basic Advisors,
                                                   President, Finance         Inc.

Aran Kwinta ........................         38  Secretary                   Lawyer, Chaiton & Chaiton
  Toronto, Ontario

Richard Dickerson ..................         40  Vice President              President, Maynard Rich Management Corp.
  Pasadena, California

------------------------

* Messrs. Thrall, Witterick and Peterson are independent of the Advisor and its affiliates.

    Each of the directors and officers of the Corporation has held the principal occupations set out above for the last five years except with respect to the Corporation and the Advisor which were organized in 1996 and except as set forth below:

    Ronald L. Bernbaum has been the President of Basic Capital Funds and its predecessor Medstar Properties Inc. since 1989. Basic Capital Funds provides funding and management to companies in the real estate and software development industries. In this capacity he has been responsible for the funding, acquisition and management of over $100 million of real estate assets and $150 million of software development and the funding of numerous start-up companies. Mr. Bernbaum is a graduate of Osgoode Hall Law School, North York, Ontario.

    Carl Maynard has been a principal of The Maynard Rich Companies since 1988. The Maynard Rich Companies provide real estate asset management, property identification and evaluation, and property management services to foreign and domestic institutional and individual investors. Mr. Maynard has over 34 years of real estate experience and served as Executive Vice President and Chief Operating Officer from 1980 to 1984 of HMG Property Investors Corp., a U.S. Real Estate Investment Trust listed on The

American Stock Exchange. Mr. Maynard has a Bachelor Degree in Electrical Engineering from Union College.

    Larry Thrall has been the Chairman of Monterrey Partners, a California real estate developer, since 1990. Prior to joining Monterrey Partners Mr. Thrall was President, Chief Executive Officer and a Director of a private real estate company. Mr. Thrall continues to serve on the Board of this real estate company and is a member of the Board of Directors of several other private companies. Mr. Thrall also served as Vice-Chairman of the Board for Hon Fed Savings Bank, Southern California Savings and Loan, and Western Savings and Loan.

    Robert Witterick has been a partner of Smith Lyons, Barristers and Solicitors, specializing in taxation and corporate/commercial law, with particular emphasis on the taxation and structuring of real estate syndications. Mr. Witterick is currently a Director of a REIT listed on the Toronto Stock Exchange which invests primarily in Canadian real estate. Mr. Witterick is a graduate of Osgoode Hall Law School, North York, Ontario.

    Nils Peterson has been the President of Hygate Management, an investment management company, since 1991. From 1974 to 1990, Mr. Peterson was the Chief Investment Officer of Harvard Management Corporation, the investment advisor of the Harvard University endowment fund. Mr. Peterson is currently a Director of Eastern Bank, Boston Mutual Life Insurance Corporation and Edge Petroleum Corporation.

    Richard Schwartz has been a Principal of The Maynard Rich Companies since 1988. Prior to joining The Maynard Rich Companies, Mr. Schwartz served as Chief Executive Officer of the Courtrust Companies, a real estate investment firm, and as Executive Vice President of First Capital Financial Corp., a NASDAQ listed sponsor of public real estate partnerships with over $400 million of real estate assets. Mr. Schwartz has a M.B.A. from New York University and has over 18 years of real estate experience.

    Terry McCrae joined Basic Capital Funds as Vice President, Investments in November, 1995. Prior to joining Basic Capital Funds, Mr. McCrae served from May, 1994 to November, 1995 as the Chief Financial Officer of Advanced Material Resources Limited, a Canadian public corporation listed on the Toronto Stock Exchange with manufacturing plants in China and distribution facilities in the United States, Japan, and Europe. Mr. McCrae was President of T J McCrae & Associates Inc., which provided management consulting services, from August, 1993 to May, 1994 and was the Chief Financial Officer and Vice President of Finance of a private real estate corporation, Martin Atkins Limited, and its related development, management and investment companies from May, 1987 to August, 1993. Mr. McCrae is a Canadian Chartered Accountant.

    Aran Kwinta is a lawyer with the law firm of Chaiton & Chaiton, Barristers & Solicitors, practicing primarily corporate and commercial law. Prior to joining Chaiton & Chaiton in 1996, Mr. Kwinta was a partner with the law firm of Gordon Traub, Barristers & Solicitors, from February 1, 1990 to August 31, 1996. Mr. Kwinta is currently a director of Dimensional Media, Inc. Mr. Kwinta is a graduate of Osgoode Hall Law School, North York, Ontario.

    Richard Dickerson has been President of Maynard Rich Management Corporation, a GNMA and HUD approved property management company since 1994. Prior to that, Mr. Dickerson was President of Greenfield Management, Inc. from 1992-1994 and President of T.O.P. Manager, Inc. from 1987-1992. In his capacity as President of three property management companies, he was responsible for the management of over 1,300 apartment units, 300,000 square feet of office space and 600,000 square feet of retail space. He also served on the Board of Directors of Century City Savings and Loan from 1986 to 1989. Prior to 1987, Mr. Dickerson was a partner in a C.P.A. firm which specialized in real estate syndication and tax work. He has a B.A. in Accounting from the University of Southern California, where he also taught as a Lecturer of Accounting for 2 years.

COMPENSATION

    The independent directors will receive annual compensation of $7,500. In addition, they will receive $350 for each board meeting or committee meeting they attend, together with reasonable travel costs incurred.

    The officers of the Corporation are not paid cash compensation by the Corporation. Such officers are officers of the Advisor, and its affiliates, which entities are entitled to certain fees for services rendered by them to the Corporation. See "Management--The Advisor, Terms of the Advisory Agreement, Fees and Expenses."

STOCK OPTION PLAN

    The Corporation has reserved 250,000 shares of common stock of the Corporation to be granted to officers, directors and employees of the Corporation and the Advisor for issuance under a stock option plan. Under the terms of the stock option plan, the maximum number of options granted and outstanding cannot exceed 10% of the issued and outstanding Common Stock. The stock option plan allows for the grant of options that are exercisable at fair market value of the Common Stock at the date of grant as established by the Board of Directors. The Board of Directors has the authority under the stock option plan to determine the terms of options granted including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option will be granted, the number of shares to be subject to each option and the date or dates each option will become exercisable. The Board of Directors also has the authority to grant options upon the condition that the individual agrees to cancel all or a part of a previously granted option.

    The exercise price and term of each option are fixed by the Board of Directors provided, however, that the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant and the term cannot exceed five years. There is no limit on the number of options that may be granted to any one individual, provided that the grant of the options may not cause the Corporation to fail to qualify as a REIT for U.S. Federal income tax purposes. On September 25, 1996, the Corporation granted to Mr. Bernbaum options to purchase 20,000 shares of Common Stock and to each of Messrs. Maynard, Thrall, Witterick, Peterson, Schwartz, McCrae, Kwinta and Dickerson, options to purchase 10,000 shares of Common Stock of the Corporation. Such options will be exercisable at the initial public offering price and may not be exercised prior to the sixth month anniversary of the closing of the Offering.

THE PROMOTERS

    The promoters of this Offering are Basic Capital Funds, a limited partnership formed under the laws of the Province of Ontario on December 29, 1993, and Maynard Rich/Abraham Inc., a corporation incorporated under the laws of the State of Florida in 1995 (collectively, the "Promoters"). Basic Capital Funds Inc., the general partner of Basic Capital Funds, is a corporation incorporated under the laws of the Province of Ontario. Basic Capital Funds in its capacity as principal or promoter, identifies, structures and funds capital projects and start up companies. In many instances, Basic Capital Funds' investments include those which attract enhanced tax benefits pursuant to the Income Tax Act of Canada. Its staff of chartered accountants and lawyers have considerable experience in, tax, real estate, intellectual property, securities and corporate commercial transactions. For the start up company, Basic Capital Funds provides "turn-key" assistance from finance to accounting and marketing. It seeks to bridge the gap between venture capital and hands on management assistance in operations.

    Ronald L. Bernbaum is the sole director and President of the general partner of Basic Capital Funds. Mr. Bernbaum has been the President of Basic Capital Funds and its predecessor Medstar Properties Inc. since 1989. In this capacity, he has been responsible for the funding, acquisition and management of over

$100 million of real estate assets and the funding of $150 million of software development and the funding of numerous software companies. Mr. Bernbaum is a graduate of Osgoode Hall Law School 1977.

    Maynard Rich/Abraham Inc. and its affiliate companies were formed in 1988. They have performed various real estate services for institutional and individual investors, both foreign and domestic. They have initiated mortgage debt financing for shopping centers, office buildings and net leased properties, performed workout services for both retail and residential (apartment and townhouse) properties, represented owners in Chapter 11 proceedings, managed portfolios totaling in excess of $100 million in value and been engaged in real estate brokerage transactions in excess of $150 million in value involving both improved and unimproved properties. Maynard Rich/Abraham's primary office is in South Florida, with other corporate or affiliate offices in Los Angeles, San Francisco and Boston.

    Carl Maynard and Richard Schwartz are directors, officers and controlling stockholders of Maynard Rich/Abraham Inc. Mr. Maynard, an engineer with a Bachelors Degree in Electrical Engineering from Union College, has served as managing partner in the design and development of office and industrial parks and as chief operating officer of HMG Properties, Inc., an American Stock Exchange listed REIT with approximately $75 million in assets. Previously Mr. Maynard was President of Westminster Properties Corp., a subsidiary of Industrial National Corp. (now Fleet/Norstar). Westminster acted as investment advisor to Realty Income Trust, a publicly owned REIT. Mr. Maynard also served as a Real Estate Investment Officer with New England Mutual Life Insurance Corporation (The New England).

    Richard Schwartz has a B.A. in Accounting from Lehigh University where he graduated Phi Beta Kappa. He also has an M.B.A. in Finance from New York University. After serving with L.F. Rothschild, a NYSE member firm, as an arbitrage trader, he entered the real estate securities field. He has served as Executive Vice President of First Capital Financial, a NASDAQ listed sponsor of public real estate limited partnerships. Mr. Schwartz was directly involved with the acquisition of over 65 commercial properties with a total value of $400 million. Mr. Schwartz has also served as Chief Executive Officer of the Courtrust Companies, a real estate investment firm.

    The Promoters will benefit from the Advisor receiving fees under the Advisory Agreement. In addition, Maynard Rich/Abraham Inc. and its affiliates will receive approximately $192,000 in commissions from the sellers of the Properties that the Corporation will acquire.

THE ADVISOR

    Pursuant to the Advisory Agreement, the Advisor, which was incorporated on March 27, 1996 under the laws of the State of Delaware, will on a continuing basis present investment opportunities to the Corporation, act as investment and financial advisor to the Corporation and administer the day-to-day operations of the Corporation. The day to day operations include the purchase and disposition of real property, the arranging of mortgage financing for such real properties and the supervision of property management, leasing and operation of the Corporation's real property investments.

    The specific services to be performed by the Advisor are summarized below. This summary is qualified in its entirety by reference to the copy of the form of Advisory Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part. In performing such services, the Advisor will, at all times, be subject to the continuing and exclusive authority and direction of the Board of Directors of the Corporation. The Advisor will:

    a) provide or arrange for the provision of research and other data in connection with the Corporation's investments and investment policies;

    b) act as the Corporation's real property investment manager and consultant, and in so doing make recommendations to the Board of Directors of the Corporation with respect to the acquisition and disposition of investments, perform or arrange for the performance of such inspections and investigations in connection therewith as are deemed appropriate and, upon request of the Board of Directors of the Corporation, supervise closings in respect thereof;

    c) from time to time arrange for mortgage financing on behalf of the Corporation for its real property investments, provided the Advisor may retain mortgage brokers at the expense of the Corporation to assist in the arrangement of such mortgage financing;

    d) obtain and review appraisal reports and title opinions or reports from counsel in connection with real property investments made or proposed to be made by the Corporation, review property location, the building and its physical characteristics, the relevant rental market, financial and character data relating to the property and the vendor or purchaser, applicable environmental, zoning and other governmental regulations, the character of tenant mix and quality of tenants, insurance coverage, the long term anticipated total return to the Corporation and other factors in connection with the Corporation's investments;

    e) supervise the performance of all property management, maintenance and other customary services related to the ownership of the Corporation's real estate investments;

    f)  manage the Corporation's short-term investments;

    g) supervise the performance of the day-to-day administrative functions in connection with the management of the Corporation;

    h) deal with, retain or employ other persons on behalf of the Corporation in connection with its investments, including solicitors, consultants, property managers, leasing agents, finders, lenders, brokers, insurers, banks, builders, developers and other investment participants;

    i) arrange for the provision to the Corporation of any information required in order to report to stockholders;

    j)  arrange for the preparation of budgets;

    k) arrange for the provision to the Corporation of such services by others, as the Board of Directors may reasonably request in connection with the activities of the Corporation; and

    l) from time to time, report to the Board of Directors with respect to its performance of the foregoing services.

TERM OF THE ADVISORY AGREEMENT

    The Advisory Agreement has an initial term of five years and, subject to early termination, will be renewed thereafter for further periods of five years upon the majority approval of the Board of Directors of the Corporation, such majority to include a majority of the independent directors, and the approval of a majority of the votes cast at a meeting of the holders of the Common Stock of the Corporation held prior to the termination date of the applicable term. The Advisory Agreement is non-assignable except with the consent of both parties thereto.

    The Advisor may be removed as advisor to the Corporation in the event of a material default by the Advisor in the performance of any of its obligations or duties under the Advisory Agreement if such default is not rectified within 30 days after the giving of notice thereof to the Advisor. In addition, the Advisor will cease to be entitled to act as Advisor in the event that it becomes bankrupt or insolvent, passes a resolution for its winding-up or dissolution or is ordered dissolved or makes a general assignment for the benefit of its creditors. If the Advisor is removed by the Corporation for the foregoing causes, the Advisor will only be entitled to usual fees payable under the Advisory Agreement to the date of termination. In addition, the Corporation may, without cause, remove the Advisor at any time upon the payment of all amounts owing by the Corporation to the Advisor to the date of termination, together with an amount equal to triple the asset management fees for the last twelve months prior to termination plus an amount equal to the average annual acquisition and disposition fees paid by the Corporation during the three year period prior to termination. Such termination will only be effective upon approval of such termination and alternative management arrangements by two-thirds of the outstanding shares of the Common Stock of the Corporation at a meeting of stockholders called for such purpose. Upon removal, the Advisor will thereupon be released from all obligations under the Advisory Agreement (but without prejudice to any liability existing on such date) and the Corporation will indemnify it against all actions, claims, costs, demands, losses and expenses with respect to events which occur in relation to the Corporation after the effective date of such removal. The Advisor is only liable to the Corporation by reason of acts constituting bad faith, wilful malfeasance, gross negligence or reckless disregard of its duties.

FEES AND EXPENSES

    The Advisor will be entitled to the following fees for its services under the Advisory Agreement:

    a)  an asset management fee:

           an annual fee based up on the aggregate of the net proceeds received by the Corporation for its issued and outstanding shares after the payment of any commission and direct expenses paid by the Corporation for the issuance of such shares ("Share Capital"), payable monthly and calculated at the following rates:

SHARE CAPITAL                                                         RATE
-----------------------------------------------------------------  -----------
Up to $35 Million................................................       1.50%
On the amount over $35 Million and up to $125 Million............       1.25%
On the amount over $125 Million and up to $200 Million...........       1.00%
On the amount in excess of of $200 Million.......................       0.75%

         Each of the foregoing annual rates is applicable to the portion of the
        Share Capital which falls within the rate attributable to such capital.
         Assuming the Offering closes on or about January, 1997, the annual fee payable under the Advisory Agreement for the year ending December 31,
           1997 will be approximately $374,000 if no other shares are issued through December 31, 1997;

    b)  an acquisition fee:

           a fee of 1.5% of the cost of any real property upon the purchase of any real property;

    c)  a disposition fee:

           a fee of 0.25% of the sale proceeds from the disposition of any real property upon the disposition of such real property; and

    d)  a financing fee:

           a fee of 0.25% of the principal amount of any financing or refinancing arranged, renewed, extended or increased in respect of any real property upon condition of such financing or refinancing.

    The Corporation is required to reimburse the Advisor for the fees and expenses directly incurred by the Advisor in performing any of the services required of it under the Advisory Agreement, including all expenses incurred and fees payable to third parties in connection with the acquisition, disposition, improvement and management of investments of the Corporation, but excluding the Advisor's overhead, including without limitation administrative expenses and salaries.

    In addition to the fees and expenses payable to the Advisor, the Corporation is responsible for all of the expenses of the Corporation including the following:

    a)  interest and other costs of borrowed money;

    b)  taxes and assessments on real property and income, if applicable;

    c) fees and expenses of lawyers, accountants, appraisers, property managers and other agents or consultants employed by or on behalf of the Corporation;

    d)  expenses of managing, leasing and maintaining real property;

    e)  expenses of servicing mortgages;

    f)  insurance as required;

    g)  expenses in connection with distributions to the stockholders;

    h) expenses in connection with communications to stockholders and other bookkeeping and clerical work necessary in maintaining relations with stockholders;

    i)  expenses of maintaining books and records;

    j) registration, custodial, administrative and other fees and expenses in connection with the securities of the Corporation;

    k) all fees and expenses in connection with the acquisition, disposition and ownership of its investments, including property management fees;

    l) all fees and expenses of listing and maintaining the listing of the securities of the Corporation on any exchange;

    m) all fees and expenses of the registrar and transfer agent appointed by the Corporation for its securities; and

    n) all fees and expenses of the Corporation complying with applicable securities legislation.

    If and to the extent that the Advisor or any affiliate of the Advisor renders services to the Corporation in addition to those specifically required to be rendered under the Advisory Agreement, the Advisor or such affiliate will be compensated on the basis of fees no less favorable to the Corporation than fees competitive with those generally charged for comparable services and activities. Neither the Advisor nor any of its affiliates will be entitled to charge the Corporation any fee in connection with real estate purchases, sales or mortgage financing transactions undertaken by the Corporation other than as approved unanimously by the Board of Directors. The Advisor or its affiliates may without such approval receive commissions from vendors in connection with real estate purchases by the Corporation and any commission in excess of 1% of the acquisition price to the Corporation will reduce the fee otherwise payable by the Corporation to the Advisor for the purchase of such real property. The majority of the Corporation's independent directors must approve every listing broker for the sale of any real property of the Corporation.

    The Advisor is responsible for the employment expenses of its personnel, rent and other office expenses and miscellaneous administrative expenses relating to the performance of its functions under the Advisory Agreement.

OTHER ACTIVITIES

    The Advisor, its affiliates and associates may engage in real estate activities for their own account and for the account of others, however they have agreed in the Advisory Agreement not to form or directly or indirectly act as advisors or managers of another REIT without the consent of a majority of the votes cast at a meeting of the holders of the Common Stock of the Corporation. The Advisor, its affiliates and associates are also obligated to present all investment opportunities which fall within the Corporation's then applicable investment policies to the Corporation prior to presenting such opportunities to others or investing in such property for their own account.

PROPERTY MANAGEMENT AND OTHER SERVICES

    If approved by the Board of Directors in any particular case, property management services may be performed by an affiliate of the Advisor, including without limitation Maynard Rich Management Corp. Subject to the supervision of the Advisor, the Corporation is responsible for the payment of all fees and expenses incurred in connection with the ownership of its investments, including property management fees. Such fees, if paid to the Advisor or its affiliates, will be set at commercially competitive rates. Property management fees vary depending on the type, size and location of a property.

DIRECTORS AND EXECUTIVE OFFICERS OF THE ADVISOR

    The names and municipalities of residence of the directors and officers of the Advisor, the offices held by them with the Advisor and their principal occupations are set forth in the following table. See "Management--Directors and Executive Officers of the Corporation and the Promoters."

NAME AND MUNICIPALITIES                               OFFICE                         PRINCIPAL OCCUPATION
-------------------------------------  ------------------------------------  -------------------------------------
Ronald L. Bernbaum ..................  Chairman of the Board                 President, Basic Capital Funds
  North York, Ontario

Carl Maynard ........................  Director, President and Chief         Principal, The Maynard Rich
  Miami, Florida                         Executive Officer                    Companies; President, Basic
                                                                              Advisors, Inc.

Richard Schwartz ....................  Director, Vice President              Principal, The Maynard Rich Companies
  Miami, Florida

Terry McCrae ........................  Director, Chief Financial Officer     Vice President, Investments Basic
  Mississauga, Ontario                   and Vice President Finance           Capital Funds; Vice President, Basic
                                                                              Advisors, Inc.

Aran Kwinta .........................  Secretary                             Lawyer, Chaiton & Chaiton
  Toronto, Ontario

Richard Dickerson ...................  Vice President                        President, Maynard Rich Management
  Pasadena, California                                                        Corp.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

    Except for the Advisory Agreement and as described below, there have been no material transactions within the three (3) years prior to the date hereof and there are no proposed transactions which in either case have materially affected or will materially affect the Corporation in which the Advisor or any director or officer of the Advisor or any director or officer of the Corporation or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect.

    Various conflicts of interest exist between the Corporation and the Advisor and its affiliates. Some of these conflicts arise as a result of the commonality of directorship and management of these entities. The Advisor is expected to benefit and profit from the Advisory Agreement described herein. As well, directors, officers and affiliates of the Corporation and the Advisor are engaged in a wide range of real estate and other business activities and it is unlikely that the Corporation will explore investment opportunities beyond those presented directly or indirectly to the Board of Directors of the Corporation by the Advisor. However, the Advisor has agreed in the Advisory Agreement that it will not form or directly or indirectly act as an advisor or manager of a REIT while it is the advisor to the Corporation without the consent of a majority of the votes cast at a meeting of the holders of the Common Stock of the Corporation. Associates or affiliates of the Advisor, including The Maynard Rich Companies, may receive or have an indirect interest in brokerage commissions or other fees paid by a vendor of real property purchased by the Corporation and may receive or have an indirect interest in brokerage commissions paid by the Corporation if and when the Corporation should determine to sell its real property. The Advisory Agreement provides that the brokerage fees paid to the Advisor or its affiliates by a vendor of real property purchased by the Corporation may only exceed 1% if there is a reduction in the fee payable to the Advisor for the transaction for the excess, and that a majority of the Corporation's independent directors must approve every listing broker for the sale of any real property of the Corporation.

    The Advisor or its associates or affiliates may derive income from the Corporation for property management services rendered to properties owned by the Corporation or for other real estate business services not included in the services provided under the Advisory Agreement.

    Maryland corporate law requires directors and officers of the Corporation to disclose to the Corporation any interest in a material contract or proposed material contract.

    The directors, officers and employees of the Corporation and the Advisor will devote so much of their time to the Corporation as in their judgment is reasonably required and they may have conflicts of interest in allocating time, services and functions among the Corporation and their other activities. Investment in the Corporation will not carry with it the right for the Corporation or any stockholder to invest in any other property or venture of the Promoters or the Advisor or their respective associates or affiliates or to share in any profit therefrom or any interest therein. See "Management--The Promoters, The Advisor and Directors and Executive Officers of the Corporation."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number and percentage of shares of Common Stock which, according to information supplied to the Corporation, are beneficially owned by: (i) each person who is the beneficial owner of more than 5% of the Common Stock; (ii) each of the directors, and named executive officers of the Corporation individually; and (iii) all current directors and executive officers of the Corporation as a group. Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of Common Stock with respect to which he has or shares voting power (which includes the power to vote or to direct the voting of the security), or investment power (which includes the power to dispose of, or to direct the disposition of, the security). A person is also deemed to be the beneficial owner of shares with respect to which he could obtain voting or investment power within 60 days of the date of this Prospectus, such as upon the exercise of options or warrants.

                                                                             NUMBER OF SHARES          PERCENTAGE OF
NAME OF BENEFICIAL OWNER (1)                                                BENEFICIALLY OWNED     BENEFICIAL OWNERSHIP
-------------------------------------------------------------------------  ---------------------  -----------------------
Ronald L. Bernbaum.......................................................              100                    100%
All Directors and Executive Officers as a Group..........................              100                    100%

------------------------

(1) The address of Mr. Bernbaum is c/o Basic U.S. REIT, Inc., 7850 Northwest 146th Street, Suite 308, Miami, Florida 33016.

    The following table sets forth all options to purchase shares of Common Stock currently held by the directors and executive officers of the Corporation. All of the options are exercisable at a price per share equal to the initial public offering price and may not be exercised prior to the six month anniversary of the closing of the Offering. Such options expire on September 25, 2001.

                                                                   NUMBER OF SHARES
DIRECTOR/EXECUTIVE OFFICER                                        UNDERLYING OPTIONS
----------------------------------------------------------------  -------------------
Ronald L. Bernbaum..............................................          20,000
Carl Maynard....................................................          10,000
Larry Thrall....................................................          10,000
Robert G. Witterick.............................................          10,000
Nils Peterson...................................................          10,000
Richard Schwartz................................................          10,000
Terry McCrae....................................................          10,000
Aran Kwinta.....................................................          10,000
Richard Dickerson...............................................          10,000

                               LEGAL PROCEEDINGS

    The Corporation and the Properties are not presently subject to any material litigation. Nor, to the Corporation's knowledge, is any material litigation threatened against the Corporation or the Properties, other than routine litigation arising in the ordinary course of business and which is expected to be covered by liability insurance.

                   DESCRIPTION OF CAPITAL OF THE CORPORATION

    The following summary of the terms of the Corporation's stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Amended and Restated Articles of Incorporation and bylaws. See "Additional Information."

GENERAL

    The Amended and Restated Articles of Incorporation provides that the Corporation may issue up to 100,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), 1,500,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), and 50,000,000 shares of excess stock, $0.01 par value per share ("Excess Stock"). As of September 30, 1996, 100 shares of Common Stock were issued and outstanding to Ronald L. Bernbaum and no Preferred Stock or Excess Stock was issued and outstanding. Upon completion of this Offering, 2,740,100 shares of Common Stock will be issued and outstanding and there will be no Preferred Stock or Excess Stock outstanding. Except as otherwise may be determined by the Board of Directors with respect to any series of Preferred Stock, no shares will have preference, conversion, exchange, sinking fund, redemption or preemptive rights.

COMMON STOCK

    All Common Stock offered hereby have been duly authorized, and will be fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Amended and Restated Articles of Incorporation regarding Excess Stock, holders of Common Stock are entitled to receive dividends on such stock if and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Corporation legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Corporation. The Corporation intends to make regular quarterly distributions. See "Distribution Policy."

    Subject to the provisions of the Amended and Restated Articles of Incorporation regarding Excess Stock, each share of outstanding Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Any nominee for director must have been selected pursuant to the nominating provisions contained in the bylaws.

    Holders of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Corporation. Subject to the provisions of the Amended and Restated Articles of Incorporation regarding Excess Stock, Common Stock will have equal dividend, liquidation and other rights.

    The Amended and Restated Articles of Incorporation provides that the Corporation may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, except in the case of provisions in the Amended and Restated Articles of Incorporation regarding the nomination and election of directors, which must be approved by the affirmative vote of stockholders holding at least 80% of the shares entitled to vote thereon.

PREFERRED STOCK

    The Amended and Restated Articles of Incorporation authorizes the Board of Directors to classify any unissued Preferred Stock and to reclassify any previously classified but unissued Preferred Stock of any series. Prior to issuance of shares of each series, the Board is required to designate the terms, preferences, conversion or other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Accordingly, the Board of Directors could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Corporation that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Corporation has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL COMMON STOCK AND PREFERRED STOCK

    The Corporation believes that the power of the Board of Directors to issue additional authorized but unissued Common Stock or Preferred Stock and to reclassify any unissued Common Stock and classify or reclassify any unissued Preferred Stock and thereafter cause the Corporation to issue such classified or reclassified shares will provide the Corporation with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate objectives. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Corporation's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Corporation's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Corporation to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change of control of the Corporation that might involve a premium price for holders of Common Stock or otherwise be in their best interests.

EXCESS STOCK--RESTRICTIONS ON TRANSFER

    For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Five or Fewer Test is applied using certain constructive ownership and attribution rules of the Code. In order to protect the Corporation against the risk of losing its status as a REIT due to concentration of ownership among its stockholders, the Amended and Restated Articles of Incorporation, subject to certain exceptions, provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.5% (the "Ownership Limit") of the lesser of the aggregate number or value of the Corporation's outstanding Common Stock. In the event the Corporation issues Preferred Stock, it may, in the certificate of designation creating such Preferred Stock, determine a limit on the ownership of such shares. Any direct or indirect ownership of shares in excess of the Ownership Limit or that would result in the disqualification of the Corporation as a REIT, including any transfer that results in capital stock being owned by fewer than 100 persons or results in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT and a majority of the Corporation's voting stockholders approve such determination by the Board. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Corporation's REIT status and the Board of Directors otherwise decides that such action is in the best interests of the Corporation.

    Any person who acquires or attempts to acquire any capital stock of the Corporation in violation of the Ownership Limit or which would result in the disqualification of the Corporation as a REIT, and any person who is or attempts to become a transferee of capital stock of the Corporation such that Excess Stock results, must immediately give written notice, or, in the event of a proposed or attempted transfer, at least 15 days prior written notice, to the Corporation of such event and must provide the Corporation with such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or transfer, whether consummated or attempted, on the Corporation's status as a REIT.

    Shares owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A), 170(c) and 501(c)(3) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to discovery by the Corporation that shares have been transferred in violation of the provisions of the Corporation's Amended and Restated Articles of Incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares constituting Excess Stock prior to the discovery by the Corporation that shares of capital stock have been transferred in violation of the provisions of the Corporation's Amended and Restated Articles of Incorporation shall be void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift or other transaction), the average closing price on the principal U.S. or foreign securities exchange on which the class of shares from which such shares were converted is then listed or admitted to trading for the ten trading days immediately preceding such sale or gift; and
(ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to the Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Corporation.

    In addition, the Corporation will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift and
(ii) the average of the last reported closing sales price on the principal U.S. or foreign securities exchange on or over which the class of capital stock from which such shares of Excess Stock were converted is listed or admitted to trading for the ten trading days immediately preceding the date the Corporation elects to purchase such shares. The Corporation may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. The Corporation may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90 day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Corporation of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    These restrictions will not preclude settlement of transactions through any U.S. or foreign securities exchange or quotation system on which the Corporation's stock is listed or admitted for trading. The fact that settlement of a transaction may so occur will negate the effect of any of these transactions and any transferee in such a transaction will be subject to all of these restrictions.

    All certificates representing capital stock will bear a legend referring to the restrictions described above.

    Each stockholder shall upon demand be required to disclose to the Corporation in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Corporation that the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Corporation unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Corporation.

DIVIDEND REINVESTMENT PROGRAM

    The Corporation intends to implement a dividend reinvestment program under which stockholders may elect automatically to reinvest their dividends in Common Stock. The Corporation may from time to time repurchase Common Stock in the open market for the purpose of fulfilling its obligations under this dividend reinvestment program or may elect to issue additional Common Stock. The Corporation may reserve 500,000 shares of Common Stock for issuance under the dividend reinvestment program and may purchase up to 250,000 Common Stock on the open market in 1997 to issue to stockholders under the dividend reinvestment program. The Corporation intends to use a combination of sources obtained from its working capital and proceeds from future equity financings and debt financings to fund such purchases.

TRANSFER AGENT AND REGISTRAR.

    The transfer agent and registrar is American Stock Transfer & Trust Company.

 CERTAIN PROVISIONS OF MARYLAND LAW AND THE CORPORATION'S AMENDED AND RESTATED
                      ARTICLES OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Corporation's Amended and Restated Articles of Incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the Corporation's Amended and Restated Articles of Incorporation and bylaws. See "Additional Information."

NUMBER OF DIRECTORS

    The Amended and Restated Articles of Incorporation and bylaws of the Corporation provide that the number of directors of the Corporation may be no less than three and no more than ten but may not be fewer than the minimum number required by Maryland law. The number of directors may be determined by the affirmative vote of a majority of the Board of Directors or by the stockholders at the Corporation's annual meeting. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

BUSINESS COMBINATIONS

    Under the General Corporation Law of the State of Maryland ("MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation, who at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

    The Amended and Restated Articles of Incorporation of the Corporation provide that the Maryland business combination provision of the MGCL do not apply to the Corporation. As a result, Interested Stockholders and affiliates thereof may be able to enter into a business combination with the Corporation, which may not be in the best interests of the Corporation, without compliance by the Corporation with the super-majority vote requirements or other provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within any one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the direct or indirect acquisition of ownership of, or power to direct the exercise of voting power with respect to, control shares, subject to certain exceptions.

    The bylaws of the Corporation provide that the Corporation has elected not to be governed by the control share acquisition provisions of the MGCL. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

    The Amended and Restated Articles of Incorporation may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter; provided, however, that certain provisions of the Amended and Restated Articles of Incorporation, such as those relating to the nomination and election of the Board of Directors, may be amended only by the affirmative vote of the holders of not less than 80% of all votes entitled to be cast on the matter.

DISSOLUTION OF THE CORPORATION

    The dissolution of the Corporation must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTORS NOMINATIONS AND NEW BUSINESS

    The bylaws of the Corporation provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and proposal of business to be considered by stockholders may be made only (i) pursuant to the Corporation's notice of the meeting; (ii) by the Board of Directors; or (iii) by a stockholder who is entitled to vote at the meeting and has complied with advance notice procedures set forth in the bylaws and (b) with respect to a special meeting of stockholders, only the business specified in the Corporation's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Corporation's notice of the meeting; (ii) by the Board of Directors; or (iii) provided that the Board of Directors has determined that the directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws of the Corporation.

MEETINGS OF STOCKHOLDERS

    The bylaws of the Corporation provide that annual meetings of stockholders shall be held on such date and at such time as the Board of Directors may set. Special meetings of the stockholders may be called by (i) the President of the Corporation; or (ii) the Board of Directors. Under the MGCL, the

Secretary of the Corporation must call a special meeting upon the written request of the holders of shares entitled to cast not less than 25% of all the votes entitled to be cast at the meeting.

    The Corporation's bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting (except for stockholder proposals included in the Corporation's proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act) must provide written notice and certain supporting documentation to the Corporation relating to the nomination or proposal not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before or delayed more than 60 days from the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders.

    The purpose of requiring stockholders to give the Corporation advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominee(s) or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the bylaws of the Corporation do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deferring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to the Corporation and its stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action adjudicated in the proceeding. The Amended and Restated Articles of Incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Amended and Restated Articles of Incorporation authorize the Corporation, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who is or was a party to such a proceeding by reason of serving in such capacity. The Amended and Restated Articles of Incorporation and bylaws of the Corporation obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Amended and Restated Articles of Incorporation and bylaws of the Corporation also permit the Corporation to indemnify and advance or reimburse expenses to any person who served a predecessor of the Corporation in any of the capacities described above and to any employee or agent of the Corporation or a predecessor of the Corporation.

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
    The MGCL requires a corporation (unless its charter provides otherwise, which the Amended and Restated Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. However, a Maryland corporation may not indemnify for (a) an adverse judgment in a suit by or in the right of the corporation or (b) any proceeding charging an improper personal benefit to the director or officer, whether or not involving action in an official capacity, in which the director or officer is adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL requires the Corporation to, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Corporation as authorized by the Amended and Restated Articles of Incorporation and bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall be ultimately be determined that the standard of conduct was not met.

    Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Corporation's Amended and Restated Articles of Incorporation or bylaws, or under resolutions of stockholders or directors, contract or otherwise.

SEC POSITION ON INDEMNIFICATION

    It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and thus unenforceable pursuant to Section 14 of the Securities Act.

INSURANCE

    The Corporation intends to purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Corporation, whether or not the Corporation is required or has the power to indemnify them against the same liability.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    In the opinion of Schnader Harrison Segal & Lewis the following summary presents the principal U.S. Federal income tax consequences to the Corporation and the holders of Common Stock of the treatment of the Corporation as a REIT under the applicable provisions of the Code, and under the Canada-U.S. Income Tax Convention (the "Treaty"), as amended by a revised protocol that entered into force November 9, 1995 (the "Protocol"), but does not discuss all of the aspects of U.S. Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers) who are subject to special treatment under the U.S. Federal income tax laws. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or non-U.S. tax considerations.

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
    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS

TAXATION OF THE CORPORATION

    GENERAL--The Corporation will elect to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with its taxable year ending December 31, 1997. The Corporation expects that it will be organized and operated in such a manner as to qualify for taxation as a REIT under the Code commencing with its taxable year ending December 31, 1997, and the Corporation intends to continue to operate in such a manner. No assurance, however, can be given that the Corporation will be organized and operated in such a manner. Qualification and taxation as a REIT depends upon the Corporation's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Corporation intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances of the Corporation, no assurance can be given that the Corporation satisfies such tests or will continue to do so. (See "Failure to Qualify" below.) The Corporation expects to acquire the Properties in January, 1997 and accordingly will not elect to be taxed as a REIT, or qualify to make such an election, for its taxable year ending December 31, 1996. The Corporation generally will be subject to tax on net built-in gains, if any, existing immediately before the REIT election becomes effective. It is not anticipated, however, that the Corporation will have any significant amount of net built-in gains immediately before January 1, 1997, when the Corporation's REIT election is expected to be effective. In addition, the Corporation generally would not qualify as a REIT unless it distributed its accumulated earnings and profits for any year in which it was not a REIT. It is not anticipated, however, that the Corporation will have any significant amount of earnings and profits accumulated prior to January 1, 1997.

    The following is a general summary of the Code provisions that govern the U.S. Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

    If the Corporation qualifies for taxation as a REIT, it generally will not be subject to U.S. Federal corporate income taxes on net income or capital gain that it currently distributes to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (tax at both the corporate and the stockholder level) that generally results from investment in a corporation.

    Despite the REIT election, the Corporation may be subject to U.S. Federal income and excise tax as follows: (i) the Corporation will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, (ii) under certain circumstances, the Corporation may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any, (iii) if the Corporation has (a) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income, (iv) if the Corporation has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax, (v) if the Corporation should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because

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
certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Corporation fails the 75% or 95% test, multiplied by a fraction intended to reflect the Corporation's profitability, and (vi) if the Corporation should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Corporation would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Corporation does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Corporation could, under certain circumstances, be subject to tax upon disposition of such assets.

    REQUIREMENTS FOR QUALIFICATION--The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    The Corporation expects to issue sufficient shares pursuant to this offering to allow it to ultimately meet the requirements set forth in (5) and (6) above. Requirements (5) and (6) need not be met in the first taxable year in which an election to be taxed as a REIT is made. In addition, the Corporation's Amended and Restated Articles of Incorporation contain restrictions regarding the transfer of its Common Stock that are intended to assist the Corporation in continuing to satisfy the share ownership requirements described in (5) and (6) above. (See "Description of Capital Stock of the Corporation" and "Excess Stock--Restrictions on Transfer")

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Corporation satisfies this requirement.

    INCOME TESTS--In order to qualify as a REIT, the Corporation annually must satisfy three gross income requirements. First, at least 75% of the Corporation's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans) or from certain types of temporary investments (the "75% Income Test"). Second, at least 95% of the Corporation's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income which satisfies the 75% Income Test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Corporation's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Corporation will qualify as "rents from real property" satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not

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
be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Corporation, or an owner of 10% of more of the Corporation, directly or constructively owns 10% or more of the tenant or the assets or net profits of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property", the Corporation generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated from whom the Corporation derives no revenue; provided, however, the Corporation may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Corporation will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above); the Corporation will not rent any property to a Related Party Tenant; the Corporation will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and any activities that the Corporation believes may not be provided without jeopardizing the qualification of rent as "rents from real property" will be performed by an independent contractor.

    If the Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Corporation's failure to meet such tests was due to reasonable cause and not due to wilful neglect, the Corporation attaches a schedule of the sources of its income to its U.S. Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Corporation would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, the Corporation will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year. See "Federal Income Tax Considerations--Taxation of the Corporation--General."

    ASSET TESTS--The Corporation, at the close of each quarter of its taxable year, must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Corporation's total assets must be represented by real estate assets (including (i) assets held by the Corporation's "qualified REIT subsidiaries" and the Corporation's allocable share of real estate assets held by partnerships in which the Corporation owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Corporation), cash, cash items and government securities. Second, not more than 25% of the value of the Corporation's total assets may be represented by securities other than those in the 75% asset class and (i) the value of any one issuer's securities owned by the Corporation may not exceed 5% of the value of the Corporation's total assets and (ii) the Corporation may not own more than 10% of any one issuer's outstanding voting securities.

    The Corporation expects to have direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Corporation's subsidiaries are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for U.S. Federal income tax purposes. Thus, the Corporation's ownership of stock of a "qualified REIT subsidiary" will not cause the Corporation to fail the asset tests.

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
    After initially meeting the asset tests at the close of any quarter, the Corporation will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Corporation intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

    ANNUAL DISTRIBUTION REQUIREMENTS--To qualify as a REIT, the Corporation generally must distribute annually to its stockholders an amount equal to (A) the sum of (i) 95% of the Corporation's REIT taxable income (which is defined generally as the taxable income of the Corporation computed without regard to the dividends paid deduction and the Corporation's net capital gain) plus (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Corporation timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Corporation does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. Furthermore, if the Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Corporation would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Corporation expects to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Corporation, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Corporation may arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends, or may pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Corporation's deduction for dividends paid for the earlier year. Thus, the Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Corporation will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY--If the Corporation's election to be taxed as a REIT is terminated, because the Corporation fails to qualify for taxation as a REIT in any taxable year, the Corporation will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Corporation also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Corporation would be entitled to such statutory relief. As noted above, the Corporation expects to acquire the Properties in January 1997 and will qualify for taxation as a REIT in its taxable year ending December 31, 1997. (See "Taxation of the Corporation-- General," concerning the Corporation's failure to qualify as a REIT in its taxable year ending December 31, 1996).

INVESTMENTS THROUGH PARTNERSHIPS

    Certain of the Corporation's investments may be through partnerships, which may involve special tax risks. Such risks include possible challenge by the IRS of (a) allocations of income and expense items, which could affect the computation of income of the Corporation, and (b) the status of the partnerships as

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
partnerships (as opposed to associations taxable as corporations) for income tax purposes. If any of the partnerships is treated as an association, it would be taxable as a corporation. In such a situation, if the Corporation's ownership in any of the partnerships exceeded 10% of the partnership's voting interest or the value of such interest exceeded 5% of the value of the Corporation's assets, the Corporation would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Corporation would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Corporation to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Corporation would not qualify as a "real estate asset", which could make it more difficult for the Corporation to meet the 75% asset test described above. Finally, in such a situation, the Corporation would not be able to deduct its share of losses generated by the partnerships in computing its taxable income. (See "Failure to Qualify" above for a discussion of the effect of the Corporation's failure to meet such tests for a taxable year). The Corporation expects that each of the partnerships through which it invests will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). However, no assurance can be given that the IRS may not successfully challenge the tax status of any of the partnerships.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. Federal income and estate taxation of the ownership and disposition of shares by persons that are, for purposes of such taxation, non-resident alien individuals, non-U.S. corporations, non-U.S. partnerships or non-U.S. estates or trusts (collectively, "Non-U.S. Stockholders") are complex. The following discussion does not address all aspects of U.S. Federal income tax and does not address state, local or non-U.S. tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Corporation qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult their own tax Advisors to determine the impact of U.S. Federal, state, local and non-U.S. income tax laws with regard to an investment in Common Stock, including any reporting requirements.

    DISTRIBUTIONS IN GENERAL. Distributions by the Corporation to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Corporation of United States real property interests nor designated by the Corporation as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Corporation. Such distributions ordinarily will be subject to withholding of U.S. Federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business.

    Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as dividends to domestic stockholders are taxed. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The following discussion generally applies to Non-U.S. Stockholders whose investment in the Corporation is not effectively connected with the conduct by such Non-U.S. Stockholders of a United States trade or business.

    Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations published April 22, 1996, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements including the requirement to provide a taxpayer identification number unless the stock of the

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Corporation is traded on a U.S. established financial market. The proposed regulations, if they become final in their present form, generally would be effective for payments made after December 31, 1997. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Corporation. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

    Dividends in excess of current or accumulated earnings and profits of the Corporation will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to gain from the sale or exchange of his shares, the tax treatment of which is described below. For withholding purposes, the Corporation is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Corporation. Proposed Treasury Regulations, published on April 22, 1996, may, if finalized in their present form, permit the Corporation, at its option to treat only a portion of the distribution as a dividend if, prior to, and at a time reasonably close to, the date of payment, the Corporation makes a reasonable estimate of the portion of the distribution that is not a dividend based upon expected earnings and profits as relevant facts and circumstances shall indicate. Under U.S. legislation enacted in August 1996, distributions to Non-U.S. Stockholders, in excess of the Corporation's current or accumulated earnings and profits, would generally be subject to withholding under the Foreign Investment in U.S. Real Property Tax Act ("FIRPTA"). However, pending further guidance concerning this new legislation from the U.S. taxing authorities, the Corporation intends to take the position that such withholding is not required, provided that the sale or exchange of shares of the Corporation would not be subject to taxation under FIRPTA. See "Sale of Stock" below. Even if amounts are not subject to withholding under this new legislation, those amounts may be subject to withholding under the rule, described above, which requires the Corporation to treat all distributions as if made out of current or accumulated earnings and profits.

    Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Corporation of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Corporation is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's U.S. Federal income tax liability.

    Distributions to a Non-U.S. Stockholder that are designated by the Corporation at the time of distribution as capital gains dividends (other that those arising from the disposition of a United States real property interest) generally will not be subject to U.S. Federal income taxation, unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a non-U.S. corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    DISTRIBUTIONS TO CANADIAN RESIDENTS--Certain distributions to Canadian residents may be entitled under the Treaty and Protocol to more favorable treatment than are distributions to Non-U.S. Stockholders in general. U.S. tax benefits under the Treaty and Protocol are subject, however, to a general "anti-abuse" rule, under which the U.S. may deny such benefits where it can be reasonably concluded that to do otherwise would result in an abuse of the provisions of the Treaty and Protocol.

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    Individual stockholders of the Corporation who reside in Canada may be eligible for withholding at a rate less than the generally applicable 30% rate described above. Under the Treaty and Protocol, dividends paid by a REIT, such as the Corporation, to an individual resident of Canada are subject to withholding of U.S. Federal income tax on a gross basis at the rate of 15%, if such individual holds an interest of less than 10% in such REIT. Where an estate or testamentary trust acquires its interest in a REIT as a consequence of an individual's death, dividends paid to such estate or testamentary trust are also subject to withholding at the rate of 15% for five years after the individual's death, if such estate or testamentary trust holds an interest of less than 10% in the REIT. As described under "Distributions in General", proposed Treasury Regulations would, if adopted, require certain certification and other requirements to be met if a stockholder claims reduced withholding under the terms of the Treaty and Protocol.

    Under the Treaty and Protocol, a Canadian resident stockholder of the Corporation is not subject to U.S. tax on dividends from the Corporation if such stockholder is a trust, corporation, organization or other arrangement that is generally exempt from income taxation in a taxable year in Canada and is operated exclusively to administer or provide pension, retirement or employee benefits ("Exempt Benefits Plan"). The U.S. Treasury Department Technical Explanation of the Protocol indicates that Canadian registered retirement savings plans ("RRSPs") and Canadian registered retirement income funds ("RRIFs") are eligible for this exemption from U.S. tax on dividends. Moreover, the Internal Revenue Service's position, as stated in Notice 96-31, is that RRSPs and RRIFs qualify for the Treaty benefits relating to dividends.

    Notwithstanding the preceding paragraph, income of an Exempt Benefits Plan may be subject to tax in the U.S. if such income derives from: (1) carrying on a trade or business; or (2) a "related person" (other than an Exempt Benefits Plan or other person that is generally exempt from income taxation in Canada). Dividends from a REIT generally should not be income from carrying on a trade or business. However, if the Corporation would not have qualified as a REIT but for the fact that stock held by certain trusts is treated as being held directly by the beneficiaries of the trusts, then in some circumstances dividends from a REIT would be considered income from carrying on a trade or business. "Related person" is not defined by the Treaty and Protocol for present purposes. In certain contexts, U.S. tax law defines "related persons" to include organizations, trades, or businesses (whether or not incorporated, whether or not organized in the U.S., and whether or not affiliated) owned or controlled directly or indirectly by the same interests. In addition, an Exempt Benefits Plan may be denied benefits under the Treaty and Protocol, and therefore may be subject to U.S. tax on distributions from the Corporation, unless such Exempt Benefits Plan is established for the purpose of providing benefits primarily to individuals who were residents of Canada within the preceding five years, or residents or citizens of the U. S.

    Dividends paid by a REIT to Canadian stockholders, other than those stockholders described above as entitled either to withholding at the rate of 15%, or to exemption from U.S tax are generally subject to withholding at the full U.S. rate of 30%, without any reduction under the Treaty and Protocol.

    No benefits under the Treaty and Protocol are available with respect to distributions attributable to gain from sales or exchanges by the Corporation of United States real property interests. The benefits under the Treaty and Protocol discussed above (including the reduction in withholding in the case of certain individuals, estates and testamentary trusts, and the exemption from U.S. tax in the case of certain Canadian tax-exempt stockholders) are inapplicable to such distributions.

    SALE OF STOCK--Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares generally will not be subject to United States taxation unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Stock would not constitute a "United States real property interest" if the Corporation were a "domestically controlled REIT". A "domestically controlled REIT" is a REIT in which at all times during a specified test period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. It is anticipated that the Corporation will not be a domestically controlled REIT.

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
    Even if, as expected, the Corporation is not a "domestically-controlled REIT", the sale or exchange by a Non-U.S. Stockholder of Common Stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" provided that (i) the shares are "regularly traded" on an "established securities market" (both as defined by applicable Treasury Regulations) and (ii) the selling Non-U.S. Stockholder held 5% or less (applying certain constructive ownership and attribution rules of the Code) of the Corporation's outstanding stock at all times during the five year period ending on the date of disposition.

    Under applicable temporary Treasury Regulations, a class of interests that is traded on an established securities market located in the United States is considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in such interests. A broker or dealer makes a market in a class of interests only if the broker or dealer holds himself out to buy or sell interests in such class at the quoted price. Assuming that the stock traded on the applicable stock exchange is regularly quoted by brokers or dealers making a market in such interests, shares of the Corporation will be regularly traded. An "established securities market" is defined by applicable Treasury Regulations to include either a national securities exchange which is registered under section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f) or an "over-the-counter market". The Closing of this Offering is conditional upon the Corporation listing the Common Stock for trading on a stock exchange which has been registered under Section 6 of the Securities Exchange Act of 1934 or an over-the-counter market. Thus, if the Common Stock of the Corporation are traded on such exchange, they will be traded on an established securities market. An over-the-counter market is defined by applicable Treasury Regulations as any market by the existence of an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer.

    If the Common Stock of the Corporation is regularly traded on an established securities market, as discussed above, then gain of a Non-U.S. Stockholder on the sale or exchange of such shares will be subject to taxation under FIRPTA only if the Non-U.S. Stockholder held more than 5% of the total fair market value of that class of shares at some time during the five-year period ending either on the date of disposition or other applicable determination date. In determining whether a Non-U.S. Stockholder holds more than 5% of the total fair market value of a class of shares, certain constructive ownership rules apply.

    If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations), and the purchaser of the shares could be required to withhold and remit to the IRS 10% of the purchase price.

    Notwithstanding the foregoing, gain from the sale or exchange of shares not otherwise subject to FIRPTA would be taxable to a Non-U.S. Stockholder in two cases: (i) if the Non-U.S. Stockholder's investment in the stock of the Corporation is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain, or (ii) if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual would be subject to a 30% United States withholding tax on the amount of such individual's gain.

    ESTATE TAX--Shares owned or treated as owned by an individual who is a Non-U.S. Stockholder at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

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
TAXATION OF U.S. STOCKHOLDERS

    For any taxable year for which the Corporation qualifies for taxation as a REIT, amounts distributed to U.S. Stockholders will generally be taxed as follows. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Corporation's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Corporation makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares are taxable as gain realized from the sale of such shares. Dividends declared by the Corporation in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Corporation during January of the following calendar year. For purposes of the alternative minimum tax, the Corporation's U.S. Stockholders must take into account their share of the Corporation's alternative minimum tax preference items. Stockholders may not include on their own income tax returns any tax losses of the Corporation.

    The Corporation will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Corporation up to the greater of its current or accumulated earnings and profits. As a result, U.S. Stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Corporation's earnings and profits.

    Distributions to U.S. Stockholders that are properly designated by the Corporation as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat a portion of certain capital gain dividends as ordinary income to reflect certain Corporation level depreciation recapture. As in the case of ordinary dividends, capital gain dividends are not eligible for the dividends-received deduction for corporations.

    Distributions from the Corporation and gain from the disposition of the shares will not ordinarily be treated as passive activity income; however, distributions from the Corporation (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

    A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING--NON-U.S.
STOCKHOLDERS. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a non-U.S. office of a non-U.S. broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a non-U.S. office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a

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
"controlled foreign corporation" (generally, a non-U.S. corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of shares is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    U.S. STOCKHOLDERS. Under certain circumstances, a U.S. Stockholder may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of the Corporation's stock. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for failure to report interest or dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A U.S. Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

    In proposed Treasury Regulations published April 22, 1996, the U.S. Treasury proposed certain changes to the backup withholding and information reporting rules. These changes, if they become final in their present form, generally would be effective for payments made after December 31, 1997.

OTHER TAX CONSEQUENCES

    Prospective stockholders should consult their own advisors regarding the effect of other tax laws on an investment in the Corporation. It is uncertain whether the Corporation and its stockholders will be subject to state or local income taxes in jurisdictions where the Corporation transacts business or where the stockholder resides. A state or locality may generally conform to the Federal income tax treatment of a REIT but not be bound by all Code provisions relevant to REITs. Therefore, it is possible for a state or locality to subject the REIT or its stockholders to income taxes. However, there may be constitutional and statutory limitations on the power of a state or locality to do so. It is the intention of the Corporation not to conduct business in any state in which the income tax treatment of a REIT does not conform to the Federal income tax treatment of a REIT. In addition, we are not aware of any withholding tax on REIT distributions to non-U.S. residents that is imposed by any of the jurisdictions in which the Corporation intends to conduct business.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Smith Lyons, Toronto, the following summary presents fairly the principal Canadian federal income tax considerations generally applicable to a person (a "Canadian Holder") who purchases Common Stock pursuant to this Offering and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), is resident in Canada, holds Common Stock as capital property, deals at arm's length with the Corporation and who at all times does not, together with related persons, directly or indirectly hold 10% or more of the total outstanding shares of any class of the Corporation. Generally, Common Stock will be considered capital property to a Canadian Holder provided that such holder does not hold the Common Stock in the course of carrying on a business and does not acquire the Common Stock in a

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
transaction considered to be an adventure in nature of trade. Under recently enacted amendments to the Canadian Tax Act, a financial institution as defined (including a bank, trust Corporation, credit union, insurance corporation, a corporation the principal business of which is the lending of money, a partnership or trust more than 50% of the interests of which are held by such a corporation or a corporation controlled by such a corporation) is generally precluded from treating most shares held by it as capital property for the purposes of the Canadian Tax Act and will be required to recognize annually the change in value of such properties. This summary does not deal with income tax consideration to a Canadian Holder that is a partnership or trust.

    This summary is based on the current provisions in the Canadian Tax Act, the regulations thereunder, specific proposals to amend the Canadian Tax Act and the regulations which have been publicly announced by the Minister of Finance prior to the date hereof, and the current administrative practices of Revenue Canada Customs, Excise and Taxation ("Revenue Canada") as published by Revenue Canada. This summary does not take into account or anticipate any other changes in the law, whether by legislative, governmental or judicial action, nor does it take into account any provincial, territorial or foreign tax considerations.

    THIS SUMMARY DOES NOT CONSTITUTE, AND SHOULD NOT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY CANADIAN HOLDER. PROSPECTIVE PURCHASERS OF COMMON STOCK ARE, THEREFORE, ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

TAXATION OF DIVIDENDS

    A Canadian Holder who is an individual will be required to include in income the Canadian dollar equivalent of any dividends paid to the holder of the Common Stock. Such dividends will not be eligible for the gross-up and dividend tax credit treatment generally accorded dividends received from taxable Canadian corporations. A Canadian Holder which is a corporation will be required to include in income the Canadian dollar equivalent of any dividends paid to it on the Shares and will generally not be entitled to any deduction in respect thereof in computing taxable income. A foreign tax credit will be available to a Canadian Holder for U.S. income taxes paid by, or withheld on behalf of, the holder on dividends received by the holder to the extent permitted under the Canadian Tax Act. In the case of a Canadian Holder who is an individual, the amount of the credit in respect of a dividend received on Common Stock may not exceed 15% of the dividend. The balance of any U.S. income taxes paid by a holder who is an individual on such a dividend may be deducted by the holder in computing his or her income for Canadian income tax purposes.

DISPOSITIONS

    A Canadian Holder who disposes of Common Stock or is deemed under the Canadian Tax Act to have disposed of Common Stock will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of the Common Stock, net of any costs of disposition, exceed (or are exceeded by) the adjusted cost base thereof to the Canadian Holder immediately before the disposition. Upon an acquisition of Common Stock, the adjusted cost base to a Canadian Holder of his or her Common Stock will generally be determined by averaging the Canadian dollar cost of Common Stock acquired by the Canadian Holder with the adjusted cost base of any Common Stock held by the holder at that time.

    The portion of capital gains (or capital losses) which is included in taxable capital gains (or allowable capital losses) is three-quarters. Certain corporations may be liable to pay an additional refundable tax of 6 2/3% on their "aggregate investment income" for a year, which will include taxable capital gains.

    A foreign tax credit will be available to a Canadian Holder for U.S. income taxes paid by the holder on capital gains realized by the holder to the extent permitted under the Canadian Tax Act.

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
QUALIFICATION FOR INVESTMENT

    Once listed on a stock exchange that is a "prescribed stock exchange" for the purposes of the Canadian Tax Act, the Common Stock will be qualified investments for Registered Retirement Savings Plans, Registered Retirement Income Funds and Deferred Profit Sharing Plans. However, Common Stock will be considered to be foreign property for such plans and for other taxpayers subject to the foreign property limitations in Part XI of the Canadian Tax Act. The closing of this Offering is conditional upon the Corporation listing the Common Stock for trading on a stock exchange that is a "prescribed stock exchange" for the purposes of the Canadian Tax Act.

                              DISTRIBUTION POLICY

    Subsequent to this Offering, the Corporation intends to pay regular quarterly dividends to its stockholders and more frequently if the Board of Directors of the Corporation so determines. To qualify as a REIT, the Corporation generally must distribute at least 95% of its taxable income each year, even if such amount is in excess of cash flow. Unless the Board of Directors otherwise decides, the Corporation intends to distribute a minimum of 100% of its taxable income. The Corporation currently estimates an initial annual dividend at $.60 per share based upon an estimate of the annualized cash flow from operations that will be available for dividends under current conditions. The Corporation believes that its estimate of cash flow that will be available for dividends constitutes a reasonable basis for setting the initial dividend and the Corporation expects to maintain its initial dividend rate for 1997 unless actual results of operations, economic conditions or other factors differ from the assumptions made, in which case the dividend may be increased or decreased by the Board of Directors in its discretion. Based on the initial public offering price set forth on the cover page of this Prospectus, the initial distribution yield will be 6% per annum. Future distributions of dividends will be at the discretion of the Board of Directors and will depend on the actual cash flow of the Corporation, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "U.S. Federal Income Tax Considerations") and such other factors as the Board of Directors deems relevant.

                              PLAN OF DISTRIBUTION

    Under an agreement dated     -    1996 (the "Agency Agreement") among
Porthmeor Securities Inc., Octagon Capital Canada Corporation and First Marathon Securities Limited (collectively, the "Agents") and the Corporation and Basic Capital Funds, the Corporation has agreed to issue and sell, and the Agents have agreed to act as the Corporation's agents, on a best efforts basis, in connection with this Offering, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Agency Agreement, 2,740,000 shares of Common Stock at a price of $10.00 per share of Common Stock for an aggregate price of $27,400,000. The Agency Agreement provides that the Corporation will pay to the Agents at closing a fee of 7.5% of the proceeds of this Offering in consideration for their services.

    The Common Stock is being offered principally in the Provinces of Ontario, British Columbia and Alberta. Any sales in the United States will be made only through the U.S. broker-dealer affiliates of one of the Agents or through another registered broker-dealer.

    The obligations of the Agents under the Agency Agreement may be terminated upon the occurrence of certain stated events.

    Pursuant to a rule of the Ontario Securities Commission, the Agents may not, throughout the period of distribution under this Prospectus, bid for or purchase any Common Stock. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of certain stock exchanges relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in

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connection with this offering the Agents may over allot or effect transactions which stabilize or maintain the market price of the Common Stock at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

                                    EXPERTS

    The statements of revenue and certain expenses for the year ended December 31, 1995 for Chico Crossroads Center, Ltd. and Miami Gardens Associates and the balance sheet of Basic U.S. REIT, Inc. as of July 30, 1996 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm, as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Corporation by Schnader, Harrison, Segal & Lewis, Philadelphia, Pennsylvania. In addition, the description of U.S. federal income tax considerations in the section of the Prospectus entitled "U.S. Federal Income Tax Considerations" is based upon the opinion of Schnader, Harrison, Segal & Lewis, Philadelphia, Pennsylvania. The description of Canadian Federal income tax considerations in the section of the Prospectus entitled "Canadian Federal Income Tax Considerations" is based upon the opinion of Smith Lyons, Barristers & Solicitors, Toronto, Ontario, Canada. The Common Stock is being offered subject to approval of certain legal matters on behalf of the Corporation by Schnader, Harrison, Segal & Lewis, Philadelphia, Pennsylvania, and Chaiton & Chaiton, Toronto, Ontario, Canada, and on behalf of the Agents by Fogler, Rubinoff, Barristers & Solicitors, Toronto, Ontario, Canada, and Skadden, Arps, Slate, Meagher and Flom, New York, New York and Toronto, Ontario, Canada.

                             ADDITIONAL INFORMATION

    The Corporation has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and which are also available for inspection and copying at the Regional Offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Corporation, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Corporation and the Common Stock being offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

    As of the date of this Prospectus (which is also the date of the effectiveness of the Corporation's Registration Statement on Form S-11 filed in connection with this Prospectus), the Corporation will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy statements and other information with the SEC. The Corporation intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Corporation deems appropriate or as may be required by law.

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
                                    GLOSSARY

    The following terms appear throughout this Prospectus. Care should be taken to read each term in the context of the particular provision of the Prospectus in which such term is used. The following represents a definition only of such terms:

    a) "ADVISOR" means Basic Advisors, Inc., a Delaware corporation which will serve as the advisor to the Corporation pursuant to the Advisory Agreement.

    b) "ADVISORY AGREEMENT" means the agreement to be entered into on or prior to the Date of Closing among the Corporation and the Advisor pursuant to which the Corporation shall appoint the Advisor as the investment advisor of the Corporation.

    c) "AGENCY AGREEMENT" means the agency agreement between the Corporation and the Agents referred to under the heading "PLAN OF DISTRIBUTION."

    d) "AGENTS" means Porthmeor Securities Inc., Octagon Capital Canada Corporation and First Marathon Securities Limited.

    e) "AMENDED AND RESTATED ARTICLES OF INCORPORATION" means the Articles of Amendment and Restatement of the Corporation, the instrument by which the Corporation was incorporated under Maryland law, as amended.

    f) "ANCHOR TENANT" means a retail tenant who by its size, regional or national reputation or product lines attracts other merchants to a shopping center or draws consumers to a shopping center or who can create the primary image for a shopping center or whose presence is an essential factor in securing institutional financing.

    g) "AUTHORIZED INVESTMENTS" mean certificates of deposit with terms of less than one year or U.S. government securities with terms of less than one year (such as treasury obligations).

    h)  "BOARD OF DIRECTORS" means the board of directors of the Corporation.

    i) "CHICO ACQUISITION AGREEMENT" means the Purchase and Sale Agreement and Escrow Instructions between Basic Acquisitions, Inc. and Chico Crossroads Center, Ltd. dated May 8, 1996 for the acquisition of the shopping center known as "CHICO CROSSROADS CENTER" in Chico, California, as amended.

    j)  "CODE" means the U.S. Internal Revenue Code of 1986, as amended.

    k) "CLOSING", "DATE OF CLOSING" or "CLOSING DATE" means the date of the closing of this Offering.

    l) "COMMUNITY SHOPPING CENTER" means a shopping center usually between 125,000 and 500,000 square feet, which typically provides for the sale of convenience goods, apparel and home furnishings and may include banking, professional services, recreational facilities and which typically has a junior department store, variety store or discount department store as its principal or anchor tenant. Such shopping center may also include multiple anchor tenants such as superstores, category killers and off-price stores.

    m) "GARDENS SQUARE ACQUISITION AGREEMENT" means the Purchase and Sale Agreement between Basic Acquisitions, Inc. and Miami Gardens Associates dated July 24, 1996 for the acquisition of the shopping center known as "GARDENS SQUARE" in Dade County, Florida, as amended.

    n)  "IRS" means the U.S. Internal Revenue Service.

    o) "NEIGHBORHOOD SHOPPING CENTER" means a shopping center usually between 30,000 and 125,000 square feet, which typically provides for the sale of daily living needs such as food, drugs, hardware and personal services, and which typically has a supermarket or superstore as its principal or anchor tenant.

    p) "OFFERING" means the sale of 2,740,000 shares of Common Stock pursuant to the terms of this Prospectus.

    q) "PROPERTIES" means Chico Crossroads Center and Gardens Square, the initial shopping centers to be acquired by the Corporation.

    r)  "REIT" means a real estate investment trust as defined in the Code.

    s)  "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.

    t) "SECURITIES EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended.

    u)  "U.S." means the United States of America.

                         INDEX TO FINANCIAL STATEMENTS

CHICO CROSSROADS CENTER, LTD. STATEMENTS OF REVENUE AND CERTAIN EXPENSES:

  Report of Independent Accountants..................................................         F2

  Statements of Revenue and Certain Expenses for the year ended December 31, 1995 and
    the six months ended June 30, 1995 and June 30, 1996.............................         F3

  Notes of Statements of Revenue and Certain Expenses for the year ended December 31,
    1995.............................................................................         F4

MIAMI GARDENS ASSOCIATES STATEMENTS OF REVENUE AND CERTAIN EXPENSES:

  Report of Independent Accountants..................................................         F6

  Statements of Revenue and Certain Expenses for the year ended December 31, 1995 and
    the six months ended June 30, 1995 and June 30, 1996.............................         F7

  Notes of Statements of Revenue and Certain Expenses for the year ended December 31,
    1995.............................................................................         F8

BASIC U.S. REIT, INC. BALANCE SHEET:

  Report of Independent Accountants..................................................        F10

  Balance Sheet as at July 30, 1996..................................................        F11

  Notes for Balance Sheet at July 30, 1996...........................................        F12

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Basic U.S. REIT, Inc.

    We have audited the accompanying statement of revenue and certain expenses of Chico Crossroads Center, Ltd. for the year ended December 31, 1995. This statement is the responsibility of the property's manager. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by the property manager, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenue and certain expenses was prepared on the basis described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Basic U.S. REIT, Inc.) and is not intended to be a complete presentation of the revenue and expenses of the property.

    In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Chico Crossroads Center, Ltd. on the basis described in Note 1 for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Price Waterhouse LLP
New York, New York
September 23, 1996

                         CHICO CROSSROADS CENTER, LTD.
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                                    FOR THE SIX MONTHS ENDED
                                                                  ----------------------------  FOR THE YEAR ENDED
                                                                  JUNE 30, 1996  JUNE 30, 1995  DECEMBER 31, 1995
                                                                  -------------  -------------  ------------------
                                                                          (UNAUDITED)
Revenue
  Rental (Note 2(a))............................................   $ 1,053,744    $ 1,002,000     $    2,014,435
  Operating expense reimbursement...............................       209,000        188,000            377,749
  Other.........................................................       --               2,700              5,500
                                                                  -------------  -------------  ------------------
                                                                     1,262,744      1,192,700          2,397,684
                                                                  -------------  -------------  ------------------
                                                                  -------------  -------------  ------------------
Certain Expenses
  Rental........................................................        94,000         93,000            186,136
  Real estate taxes.............................................       138,000        124,000            248,214
                                                                  -------------  -------------  ------------------
                                                                       232,000        217,000            434,350
                                                                  -------------  -------------  ------------------
Excess of revenue over certain expenses.........................   $ 1,030,744    $   975,700     $    1,963,334
                                                                  -------------  -------------  ------------------
                                                                  -------------  -------------  ------------------

      See accompanying notes to statements of revenue and certain expenses

                         CHICO CROSSROADS CENTER, LTD.

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

1. BASIS OF PRESENTATION

    These financial statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11.

    The accompanying statements are not representative of the actual operations for the periods presented as certain expenses that may not be comparable to the expenses expected to be incurred by Basic U.S. REIT, Inc. in the future operations of Chico Crossroads Center have been excluded. Excluded expenses consist of interest, amortization and certain corporate costs not directly comparable to the future operations. No provision has been made for income taxes, the liability for which is the responsibility of the owner.

    The statements of revenue and certain expenses have been prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles, which are, in this circumstance, in all material respects, consistent with Canadian generally accepted accounting principles.

    The statements of revenue and certain expenses for the six month periods ended June 30, 1996 and 1995 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the terms of the related leases. Lease termination revenue is recorded in the period that a tenant commits to terminate its rights and benefits under the terms of the lease and vacates the premises. Under the terms of a lease termination agreement signed in March 1996, a tenant was required to make regular minimum lease payments through to September 1, 1996 in the amount of approximately $18,000 per month. These amounts were included in rental revenue in the six months ended June 30, 1996. Lease termination revenue includes $55,000 which will be collected subsequent to June 30, 1996. This space was subsequently re-leased. Percentage rents were $133,856 in the year ended December 31, 1995 ($50,000 and $66,000 for the six months ended June 30, 1996 and 1995, respectively).

    (B) USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                         CHICO CROSSROADS CENTER, LTD.

                      FOR THE YEAR ENDED DECEMBER 31, 1995

3. RENTAL PROPERTIES

    The future minimum lease payments to be received under existing operating leases are as follows:

1996.............  $1,905,700
1997.............  $1,969,400
1998.............  $1,913,800
1999.............  $1,889,800
2000.............  $1,887,900
thereafter.......  $18,063,400

    The above future minimum lease payments do not include payments for operating expense reimbursement, percentage rent, or CPI increases.

4. SIGNIFICANT TENANTS

    During the year ended December 31, 1995, three of the tenants accounted for rental revenue amounting to $1,249,700 ($663,600 for the six months ended June 30, 1996; $624,800 for the six months ended June 30, 1995).

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Basic U.S. REIT, Inc.

    We have audited the accompanying statement of revenue and certain expenses of Miami Gardens Associates for the year ended December 31, 1995. This statement is the responsibility of the property's manager. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by the property manager, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenue and certain expenses was prepared on the basis described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Basic U.S. REIT, Inc.) and is not intended to be a complete presentation of the revenue and expenses of the property.

    In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of Miami Gardens Associates on the basis described in Note 1 for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Price Waterhouse LLP

New York, New York
September 23, 1996

                            MIAMI GARDENS ASSOCIATES
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                                     FOR THE SIX MONTHS ENDED      FOR THE YEAR
                                                                   ----------------------------   ENDED DECEMBER
                                                                   JUNE 30, 1996  JUNE 30, 1995      31, 1995
                                                                   -------------  -------------  -----------------
                                                                           (UNAUDITED)
Revenue
  Rental.........................................................   $   466,688    $   450,000     $     904,292
  Operating expense reimbursement................................       159,400        157,500           316,745
  Other..........................................................         1,820          5,000            10,542
                                                                   -------------  -------------  -----------------
                                                                        627,908        612,500         1,231,579
                                                                   -------------  -------------  -----------------

Certain Expenses
  Rental.........................................................       111,000        117,000           235,534
  Real estate taxes..............................................        70,000         69,000           139,711
                                                                   -------------  -------------  -----------------
                                                                        181,000        186,000           375,245
                                                                   -------------  -------------  -----------------

Excess of revenue over certain expenses..........................   $   446,908    $   426,500     $     856,334
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------

     See accompanying notes to statements of revenue and certain expenses.

                            MIAMI GARDENS ASSOCIATES

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

1. BASIS OF PRESENTATION

    These financial statements were prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11.

    The accompanying statements are not representative of the actual operations for the periods presented as certain expenses that may not be comparable to the expenses expected to be incurred by Basic U.S. REIT, Inc. in the future operations of Gardens Square have been excluded. Excluded expenses consist of interest, amortization and certain corporate costs not directly comparable to the future operations. No provision has been made for income taxes, the liability for which is the responsibility of the owner.

    The statements of revenue and certain expenses have been prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles, which are, in this circumstance, in all material respects, consistent with Canadian generally accepted accounting principles.

    The statements of revenue and certain expenses for the six month periods ended June 30, 1996 and 1995 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) REVENUE RECOGNITION

    Rental revenue is recognized on a straight-line basis over the terms of the related leases. Lease termination revenue is recorded in the period that a tenant commits to terminate its rights and benefits under the terms of the lease.

    (B) USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

3. RENTAL PROPERTIES

    The future minimum lease payments to be received under existing operating leases are as follows:

1996............................................................  $ 918,400
1997............................................................  $ 918,100
1998............................................................  $ 853,100
1999............................................................  $ 748,300
2000............................................................  $ 702,800
thereafter......................................................  $4,424,677

    The above future minimum lease payments do not include payments for operating expense reimbursement, percentage rent or CPI increases.

                            MIAMI GARDENS ASSOCIATES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

4. SIGNIFICANT TENANTS

    During the year ended December 31, 1995, two tenants accounted for rental income amounting to $367,750 ($183,875 for the six months ended June 30, 1996; $183,800 for the six months ended June 30, 1995).

5. RELATED PARTY TRANSACTION

    A portion of the $50,000 in property management fees, included in rental expense, was paid to an individual related to Miami Gardens Associates.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Basic U.S. REIT, Inc.

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Basic U.S. REIT, Inc. at July 30, 1996 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion of this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
New York, New York
September 30, 1996

                             BASIC U.S. REIT, INC.

                                 BALANCE SHEET

                              AS AT JULY 30, 1996

                                            ASSETS

Cash................................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY

Stockholder's Equity
  Preferred Stock $.01 par value
        Authorized 1,500,000
        Issued None
  Excess Stock $.01 par value
        Authorized 50,000,000
        Issued None
  Common Stock $.01 par value
        Authorized 100,000,000
        Issued 100..................................................................  $       1
  Additional paid in capital........................................................        999
                                                                                      ---------
                                                                                      $   1,000
                                                                                      ---------
                                                                                      ---------
Contingencies and commitments (Note 2)

Approved by Board                                        Ronald Bernbaum

                                                    ----------------------------

                                                         Director

                                                         Robert Witterick
                                                    ----------------------------

                                                         Director

                 See accompanying notes to this balance sheet.

                             BASIC U.S. REIT, INC.

                             NOTES TO BALANCE SHEET

                              AS AT JULY 30, 1996

1. ORGANIZATION

    The Corporation was incorporated in the State of Maryland on July 30, 1996. The Corporation has issued 100 shares of Common Stock for cash consideration of $1,000 which as at September 30, 1996 was held by Chaiton & Chaiton in trust for the Corporation. The Corporation intends to qualify as a Real Estate Investment Trust under United States tax laws and expects to distribute 100% of its taxable income annually to stockholders starting in calendar year 1997.

2. SUBSEQUENT EVENTS

    The Corporation has agreed to accept the assignment of two purchase and sale agreements conditional on the Corporation closing its initial public offering. The Corporation plans to raise $27,400,000 through the issuance of 2,740,000 shares of Common Stock. Net proceeds to the Corporation will be used as follows:

Offering...............................................................  $27,400,000
Agents' commission and issue costs.....................................   2,495,000
                                                                         ----------
Net Proceeds...........................................................  $24,905,000
                                                                         ----------
                                                                         ----------
Proceeds will be used as follows:
Acquisition of Rental Properties.......................................  $30,998,500
Payment of Mortgage Assumption Fee.....................................      68,000
Working Capital........................................................     548,500
                                                                         ----------
Total Assets...........................................................  31,615,000
Less Debt Assumed:
Mortgage Payable.......................................................   6,710,000
                                                                         ----------
Use of Proceeds........................................................  $24,905,000
                                                                         ----------
                                                                         ----------

    Rental properties include an acquisition fee payable to Basic Advisors, Inc. in the amount of $455,438.

    The Corporation has also reserved 250,000 shares of Common Stock to be granted under a Stock Option Plan. The number of shares granted under the plan cannot exceed 10% of the issued and outstanding Common Stock of the Corporation and the options will be exercisable at the fair value of the Common Stock at the date of grant. The Corporation has issued options to directors and officers of the Corporation to acquire an aggregate of 100,000 shares of Common Stock at a price equal to the initial public offering price per share. These options expire in the year 2001. The Corporation will adopt Statement of Financial Accounting Standards No. 123 ("SFAS 123") and has not yet decided whether it will adopt SFAS 123 through the income statement or through disclosure only.

              INSIDE BACK COVER OF PROSPECTUS


The inside back cover of the prospectus contains six photographical depictions of the Chico Crossroads Center showing six views of the pedestrian walkways and tenant storefronts.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN SUPPLEMENTS TO THIS PROSPECTUS OR IN LITERATURE ISSUED BY THE CORPORATION, OR THE UNDERWRITER (WHICH SHALL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS) IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THE STATEMENTS IN THIS PROSPECTUS OR IN ANY SUPPLEMENT ARE MADE AS OF THE DATE HEREOF OR THEREOF, UNLESS ANOTHER TIME IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF OR THEREOF. HOWEVER, IF ANY MATERIAL CHANGES OCCUR DURING THE PERIOD WHEN A PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROSPECTUS OR ANY SUPPLEMENT WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.
                           --------------------------

                           SUMMARY TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          6
Risk Factors...................................         12
Use of Proceeds................................         21
Capitalization.................................         22
Pro Forma Selected Financial Information.......         23
Management's Discussion and Analysis of Pro
  Forma Results of Operations and Pro Forma
  Financial Condition..........................         31
Business.......................................         34
Policies with Respect to Certain Activities....         35
The Properties.................................         37
Management.....................................         48
Security Ownership of Certain Beneficial Owners
  and Management...............................         56
Legal Proceedings..............................         57
Description of Capital of the Corporation......         57
Certain Provisions of Maryland Law and the
  Corporation's Amended and Restated Articles
  of Incorporation and Bylaws..................         61
U.S. Federal Income Tax Considerations.........         64
Canadian Federal Income Tax Considerations.....         74
Distribution Policy............................         76
Plan of Distribution...........................         76
Experts........................................         77
Legal Matters..................................         77
Additional Information.........................         77
Glossary.......................................         78
Index to Financial Statements..................        F-1

                           --------------------------

    UNTIL             , 1996 (  DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,740,000 SHARES

                             BASIC U.S. REIT, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 1996

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities offered hereby. The Corporation is responsible for the payment of all expenses in connection with the Offering.

Registration fee under the Securities Act of 1933...........................  $   9,448
Exchange filing fee.........................................................      *
NASD filing fee.............................................................      *
Blue Sky fees & expenses....................................................      *
Printing expenses...........................................................      *
Legal fees and disbursements................................................      *
Accounting fees.............................................................      *
Fees of transfer agent......................................................      *
Miscellaneous...............................................................      *
  Total:....................................................................  $   *

------------------------

*   To be filed by Amendment

ITEM 31. SALES TO SPECIAL PARTIES.

    None

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.

    On July 30, 1996 at the time of the Registrant's initial capitalization, the Registrant sold to Mr. Bernbaum at a cash purchase price of $10.00 per share, 100 shares of common stock. The Registrant did not pay any underwriting discounts or commissions with respect to such sales.

    Exemption from registration is claimed for the transaction described above pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Amended and Restated Articles of Incorporation authorize the Corporation, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or
(b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director of officer who is made a party to the proceeding by reason of his service in that capacity of (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Amended and Restated Articles of Incorporation and bylaws also permit the Corporation to indemnify and advance expenses to any person who served a predecessor of the Corporation in any of the capacities described above and to any employee or agent of the Corporation or a predecessor of the Corporation.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Amended and Restated Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. However, a Maryland corporation may not indemnify for (a) an adverse judgment in a suit by or in the right of the corporation or (b) any proceeding charging an improper personal benefit to the director or officer, whether or not involving action in an official capacity, in which the director or officer is adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL requires the Corporation to, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the stand of conduct necessary for indemnification by the Corporation as authorized by the bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall be ultimately determined that the standard of conduct was not met.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not Applicable

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) FINANCIAL STATEMENTS. See Index to Financial Statements for the financial statements which are included in the Prospectus.

    (b) EXHIBITS.

 EXHIBIT NUMBER                                     DESCRIPTION                                    SEQUENTIAL PAGE NO.
-----------------  -----------------------------------------------------------------------------  ---------------------
          1.1      Form of Agency Agreement between the Registrant and Basic Capital Funds and
                     Porthmeor Securities Inc., Octagon Capital Canada Corporation and First
                     Marathon Securities Limited.
          3.1      Articles of Amendment and Restatement of the Registrant
          3.2      Bylaws of the Registrant
          4.1      * Form of Share Certificate
          5.1      * Opinion of Schnader, Harrison, Segal & Lewis re: Legality of
                       Shares
          8.1      * Opinion of Schnader, Harrison, Segal & Lewis re: U.S. Federal
                       Income Tax Matters
          8.2      * Opinion of Smith, Lyons re: Canadian Federal Income Tax
                       Matters.
         10.1      Form of Advisory Agreement between the Registrant and Basic Advisors, Inc.
         10.2      Purchase and Sale Agreement between Basic Acquisitions, Inc. and Chico
                     Crossroads Center, Ltd.

 EXHIBIT NUMBER                                     DESCRIPTION                                    SEQUENTIAL PAGE NO.
-----------------  -----------------------------------------------------------------------------  ---------------------
         10.3      First Amendment to Purchase and Sale Agreement between Basic Acquisitions,
                     Inc. and Chico Crossroads Center.
         10.4      Real Estate Purchase and Sale Agreement between Basic Acquisitions, Inc. and
                     Miami Gardens Associates.
         10.5      First Amendment to Real Estate Purchase and Sale Agreement between Basic
                     Acquisitions, Inc. and Miami Gardens Associates.
         10.5.1    Second Amendment to Real Estate Purchase and Sale Agreement between Basic
                     Acquisitions, Inc. and Miami Gardens Associates.
         10.6      Promissory Note by Miami Gardens Associates to Life Investors Insurance
                     Company of America.
         10.7      Mortgage by Miami Gardens Associates to Life Investors Insurance Company of
                     America.
         10.8      Lease between Centrum G.B. II Corporation and Publix Super Markets.
         10.9      Lease between Centrum G.B. II Corporation and Jack Eckerd Corporation.
         10.10     Lease between Chico Crossroads Center, Ltd., and Waban, Inc.
         10.11     Lease between Chico Crossroads Center, Ltd., and Netco Foods, Inc.
         10.12     Lease between Chico Crossroads Center, Ltd., and Circuit City Stores, Inc.
         10.13     Lease between Chico Crossroads Center, Ltd., and Barnes & Noble Superstores,
                     Inc.
         10.14     1996 Stock Option Plan of Registrant
         23.1      * Consent of Schnader, Harrison, Segal & Lewis
         23.2      * Consents of Smith Lyons
         23.3      Consent of Price Waterhouse LLP, Independent Accountants
         23.4      * Consent(s) of Proposed Trustee(s)
         24.1      * Power of Attorney

------------------------

*   To be filed by Amendment

ITEM 36. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to Directors, officers and controlling persons of the Registrant, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such Director, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes:

            (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 30A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 30th day of September, 1996.

                                BASIC U.S. REIT, INC.

                                By:               /s/ CARL MAYNARD
                                     -----------------------------------------
                                                   Carl Maynard,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                 /s/ CARL
           MAYNARD              Director, President and
------------------------------    Chief Executive Officer   September 30, 1996
         Carl Maynard

               /s/ RONALD
           BERNBAUM
------------------------------  Director, Chairman          September 30, 1996
      Ronald L. Bernbaum

                /s/ LARRY
            THRALL
------------------------------  Director                    September 30, 1996
         Larry Thrall

               /s/ ROBERT
          WITTERICK
------------------------------  Director                    September 30, 1996
  Robert G. Witterick, Q.C.

              /s/     NILS
           PETERSON
------------------------------  Director                    September 30, 1996
        Nils Peterson

                /s/ TERRY
            MCCRAE              Treasurer, Chief Financial
------------------------------    Officer and Vice          September 30, 1996
         Terry McCrae             President-Finance